                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration Number 333-34545

INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME A FINAL PROSPECTUS SUPPLEMENT IS DELIVERED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 6, 1998
          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 4, 1997

                                  $772,518,000

                          [Continental Airlines Logo]

                           1998-1 Pass Through Trusts
                    Pass Through Certificates, Series 1998-1
                               ------------------

Each Pass Through Certificate (collectively, the "Certificates") will represent a fractional undivided interest in one of the three Continental Airlines 1998-1
 Pass Through Trusts (the "Class A Trust", the "Class B Trust" and the "Class C Trust", and, collectively, the "Trusts") to be formed pursuant to a pass through trust agreement between Continental Airlines, Inc. ("Continental" or the "Company") and Wilmington Trust Company (the "Trustee"), as trustee dated as of
   September 25, 1997 (the "Basic Agreement"), and three separate supplements thereto (each, a "Trust Supplement" and, together with the Basic Agreement, collectively, the "Pass Through Trust Agreements") relating to such Trusts between the Company and the Trustee, as trustee under each Trust. Pursuant to the Intercreditor Agreement (as defined herein), (i) the Certificates of the Class B Trust will be subordinated in right of payment to the Certificates of the Class A Trust and (ii) the Certificates of the Class C Trust will be subordinated in right of payment to the Certificates of the Class B Trust.
  Payments of interest on the Certificates to be issued by each Trust will be supported by a separate liquidity facility for the benefit of the holders of such Certificates, each such facility to be provided initially by AIG Matched Funding Corp. in an amount sufficient to pay interest thereon at the applicable interest rate for such Certificates on up to three successive semiannual distribution dates (except that the liquidity facilities will not cover interest payable on the Deposits (as defined herein) by the Depositary (as defined herein)).

 The Trusts have been established for the purpose of acquiring equipment notes (the "Equipment Notes") expected to be issued in connection with the financing of a portion of the purchase price of four Boeing 737-524 aircraft, six Boeing 737-724 aircraft, seven Boeing 737-824 aircraft, five Boeing 757-224 aircraft and two Boeing 777-224 aircraft (collectively, the "Aircraft"), which are scheduled for delivery during the period February 1998 through December 1998, with the final delivery for purposes of purchase by the Trusts no later than January 31, 1999 (or June 30, 1999 or later under certain circumstances) (the
    "Delivery Period"). The Equipment Notes will be issued, at Continental's election, either (i) on a non-recourse basis by the trustees of separate owner trusts (each, an "Owner Trustee") in connection with separate leveraged lease transactions, in which case the applicable Aircraft will be leased to Continental (collectively, the "Leased Aircraft"), or (ii) on a recourse basis by Continental in connection with separate secured loan transactions, in which case the applicable Aircraft will be owned by Continental (collectively, the
                               "Owned Aircraft").

The cash proceeds of the offering of Certificates by each Trust in excess of any amount used to purchase Equipment Notes on the issuance date of the Certificates will be paid to First Security Bank, N.A., as escrow agent (the "Escrow Agent"), under an Escrow and Paying Agent Agreement for the benefit of the holders of Certificates issued by such Trust (each, an "Escrow Agreement"). The Escrow Agent will cause such cash proceeds to be deposited (each, a "Deposit") with
 Credit Suisse First Boston, New York branch (the "Depositary"), in accordance with the Deposit Agreement relating to such Trust (each, a "Deposit Agreement"). Pursuant to each Deposit Agreement, the Depositary will pay for distribution to the holders of Certificates issued by each Trust on each semiannual distribution date an amount equal to interest accrued on the Deposits relating to such Trust during the applicable interest period at a rate per annum equal to the interest rate applicable to the Certificates issued by such Trust. Upon each delivery of an Aircraft during the Delivery Period, the Trustee for the Class A Trust, the
                                              (Continued on the following page.)

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
   AN INVESTMENT IN THE CERTIFICATES, SEE "RISK FACTORS" ON PAGE S-31 HEREIN.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                                      PUBLIC
                                     PRINCIPAL             INTEREST          FINAL EXPECTED          OFFERING
   PASS THROUGH CERTIFICATES          AMOUNT*                RATE          DISTRIBUTION DATE*      PRICE(1)(2)
---------------------------------------------------- -------------------- -------------------- --------------------
1998-1A.........................     $485,605,000                 %          January 2, 2017            100%
1998-1B.........................      150,371,000                 %          January 2, 2017            100
1998-1C.........................      136,542,000                 %          January 2, 2008            100
                                --------------------
Total...........................     $772,518,000

 * The principal amounts and the final expected distribution dates are indicative only and subject to change.
(1) Plus accrued interest, if any, from the date of issuance.
(2) The underwriting commission varies by Trust and aggregates $        , which
    constitutes     % of the principal amount of the Certificates offered
    hereby. The underwriting commissions, fees and certain other expenses
    estimated at approximately $        , will be paid by Continental. The
    proceeds of the Certificates in excess of any amount used to purchase Equipment Notes on the issuance date of the Certificates will be deposited by the Escrow Agent with the Depositary and thereafter used by the Trusts to purchase the Equipment Notes during the Delivery Period.
    The Certificates are offered by the several Underwriters when, as and if issued by the Trusts, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Certificates in book-entry form will be made through the
facilities of The Depository Trust Company on or about February   , 1998,
against payment in immediately available funds.

CREDIT SUISSE FIRST BOSTON                            MORGAN STANLEY DEAN WITTER

                             CHASE SECURITIES INC.

                 Prospectus Supplement dated February   , 1998

(Continued from the cover page.)

Class B Trust and the Class C Trust will cause to be withdrawn from the Deposits relating to such Trust funds sufficient to purchase the Equipment Note of the series applicable to such Trust issued with respect to such Aircraft.

     If any funds remain as Deposits relating to any Trust at the end of the Delivery Period or, if earlier, upon the acquisition by the Trusts of the Equipment Notes with respect to all of the Aircraft (the "Delivery Period Termination Date"), such funds will be withdrawn by the Escrow Agent for such Trust and distributed, with accrued and unpaid interest thereon, to the Certificateholders (as defined herein) of such Trust after at least 15 days' prior notice. If such remaining Deposits with respect to all of the Trusts exceed $15 million (the "Par Redemption Amount"), such distribution will include a premium payable by Continental equal to the Deposit Make-Whole Premium (as defined herein) with respect to the remaining Deposits applicable to such Trust in excess of such Trust's proportionate share of the Par Redemption Amount. Since the maximum principal amount of Equipment Notes may not be issued with respect to an Aircraft and, in any such case, the Equipment Notes to be acquired by the Class C Trust are more likely not to be issued in the maximum principal amount as compared to the other Equipment Notes, it is more likely that a distribution of unused Deposits will be made with respect to the Certificates issued by the Class C Trust as compared to the other Certificates. In addition, notwithstanding the Par Redemption Amount limitation, if any Aircraft is not delivered by the manufacturer prior to the Delivery Period Termination Date due to any reason not occasioned by Continental's fault or negligence and no Substitute Aircraft (as defined herein) is provided in lieu of such Aircraft, no Deposit Make-Whole Premium will be paid with respect to the unused Deposits to be distributed as a result of such failure to deliver in an amount equal to the maximum principal amount of Equipment Notes that could (after giving effect to all Equipment Notes theretofore issued) have been issued and acquired by such Trust with respect to such Aircraft in accordance with the Mandatory Economic Terms (as defined herein) and such unused Deposits shall not be included in the calculation of the Par Redemption Amount.

     The Equipment Notes in respect of each Aircraft will be issued in three series (the "Series A Equipment Notes", the "Series B Equipment Notes" and the "Series C Equipment Notes"). In addition, Continental may elect to issue a fourth series of Equipment Notes (the "Series D Equipment Notes") in connection with the financing of Owned Aircraft, but Series D Equipment Notes will not be purchased by the Class A Trust, the Class B Trust or the Class C Trust and will be funded from other sources. The Class A Trust, the Class B Trust and the Class C Trust will purchase the series of Equipment Notes issued with respect to each Aircraft that has an interest rate equal to the interest rate applicable to the Certificates to be issued by such Trust. The maturity dates of the Equipment Notes acquired by each Trust will occur on or before the final expected distribution date applicable to the Certificates issued by such Trust. The Equipment Notes issued with respect to each Aircraft will be secured by a security interest in such Aircraft and, in the case of each Leased Aircraft, by an assignment of the lease relating thereto, including the right to receive rentals payable with respect to such Leased Aircraft by Continental. Although neither the Certificates nor the Equipment Notes issued with respect to the Leased Aircraft will be direct obligations of, or guaranteed by, Continental, the amounts unconditionally payable by Continental for lease of the Leased Aircraft will be sufficient to pay in full when due all scheduled amounts required to be paid on the Equipment Notes issued with respect to the Leased Aircraft. The Equipment Notes issued with respect to the Owned Aircraft will be direct obligations of Continental.

     All of the Equipment Notes held in each Trust will accrue interest at the applicable rate per annum for the Certificates issued by such Trust, payable on January 2 and July 2 of each year, commencing on the first such date to occur after initial issuance thereof. The Deposits relating to each Trust will accrue interest at the applicable rate per annum for the Certificates issued by such Trust, payable on January 2 and July 2 of each year, commencing on July 2, 1998 until the Deposits have been fully withdrawn. The scheduled payments of interest on the Equipment Notes and on the Deposits with respect to each Trust, taken together, will be sufficient to pay an amount equal to accrued interest on the outstanding Certificates issued by such Trust at the rate per annum applicable thereto. Such interest will be distributed to Certificateholders of such Trust on each such date, subject, in the case of interest payments made pursuant to the Equipment Notes, to the

Intercreditor Agreement. See "Description of the Certificates -- General" and "-- Payments and Distributions".

     Scheduled principal payments on the Equipment Notes held in each Trust will be passed through to the Certificateholders of each such Trust on January 2 and July 2 in certain years, commencing on January 2, 1999, in each case subject to the Intercreditor Agreement.

     On the earlier of (i) the first Business Day (as defined herein) after January 31, 1999 or, if later, the fifth Business Day after the Delivery Period Termination Date and (ii) the fifth Business Day after the occurrence of a Triggering Event (as defined herein) (such Business Day, the "Transfer Date"), each of the Trusts established at the time of the original issuance of the Certificates (the "Original Trusts") will transfer and assign all of its assets and rights to a newly-created successor trust with substantially identical terms (each, a "Successor Trust"). The institution acting as Trustee of each of the Original Trusts (each, an "Original Trustee") will also act as Trustee of the corresponding Successor Trust (each, a "New Trustee"), and each New Trustee will assume the obligations of the related Original Trustee under each transaction document to which such Original Trustee was a party. Upon the effectiveness of such transfer, assignment and assumption, each of the Original Trusts will be liquidated and each of the Certificates will represent the same percentage interest in the Successor Trust as it represented in the Original Trust immediately prior to such transfer, assignment and assumption. Unless the context otherwise requires, all references in this Prospectus Supplement to the Trusts, the Trustees, the Pass Through Trust Agreements and similar terms shall apply to the Original Trusts until the effectiveness of such transfer, assignment and assumption and, thereafter shall apply to the Successor Trusts.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PASS THROUGH CERTIFICATES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

     IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES WILL BE MADE AGAINST PAYMENT THEREFOR ON OR ABOUT THAT DATE SPECIFIED IN THE LAST PARAGRAPH OF THE
COVER PAGE OF THIS PROSPECTUS SUPPLEMENT, WHICH WILL BE THE      BUSINESS DAY
FOLLOWING THE DATE OF PRICING OF THE CERTIFICATES (SUCH SETTLEMENT CYCLE BEING
HEREIN REFERRED TO AS "T+     "). PURCHASERS OF CERTIFICATES SHOULD NOTE THAT
TRADING OF THE CERTIFICATES ON THE DATE OF PRICING AND THE      SUCCEEDING
BUSINESS DAYS MAY BE AFFECTED BY THE T+     SETTLEMENT. SEE "UNDERWRITING".

                      (This page intentionally left blank)

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary information does not purport to be complete and is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and the Prospectus accompanying this Prospectus Supplement (the "Prospectus"). Certain capitalized terms used herein are defined elsewhere in this Prospectus Supplement on the pages indicated in the "Index of Terms" appearing as Appendix I to this Prospectus Supplement, and all cross references herein refer to sections of this Prospectus Supplement unless otherwise indicated.

                       SUMMARY OF TERMS OF CERTIFICATES*

                                              CLASS A             CLASS B             CLASS C
                                            CERTIFICATES        CERTIFICATES        CERTIFICATES
                                          ----------------    ----------------    ----------------
Aggregate Face Amount...................    $485,605,000        $150,371,000        $136,542,000
Ratings:
  Moody's...............................
  Standard & Poor's.....................
Expected Initial Loan to Aircraft Value
  (cumulative)(1).......................       40.43%              52.28%              63.74%
Expected Principal Distribution Window
  (in years)............................      0.9-18.9            0.9-18.9            0.9-9.9
Expected Initial Average Life (in years
  from Issuance Date)...................        12.3                11.4                6.2
Regular Distribution Dates..............     January 2           January 2           January 2
                                              & July 2            & July 2            & July 2
Final Expected Regular Distribution
  Date..................................  January 2, 2017     January 2, 2017     January 2, 2008
Final Maturity Date.....................    July 2, 2018        July 2, 2018        July 2, 2009
Minimum Denomination....................       $1,000              $1,000              $1,000
Section 1110 Protection(2)..............        Yes                 Yes                 Yes
Liquidity Facility Coverage(3)..........    3 semiannual        3 semiannual        3 semiannual
                                              interest            interest            interest
                                              payments            payments            payments
Liquidity Facility Amount at July 2,
  1999(3)...............................         $                   $                   $

---------------
 * The aggregate face amount, the initial loan to Aircraft value, the expected principal distribution window, the expected initial average life, the final expected Regular Distribution Date and the Final Maturity Date for each Class of Certificates are indicative only and subject to change.

(1) Determined as of July 2, 1999, the first Regular Distribution Date after the scheduled Delivery Period Termination Date, assuming that all Aircraft are delivered prior to such date, that the maximum principal amount of Equipment Notes is issued with respect to all Aircraft and that the aggregate appraised Aircraft value is $1,186,555,800. The appraised value is only an estimate and reflects certain assumptions. See "Description of the Aircraft and the Appraisals -- The Appraisals". The initial loan to Aircraft values for each series of Equipment Notes will be limited according to specific Aircraft type. See "Description of the Certificates -- Obligation to Purchase Equipment Notes".

(2) Following the delivery of each Aircraft, the benefits of Section 1110 of the U.S. Bankruptcy Code will be available to the applicable Loan Trustee with respect to such Aircraft.

(3) For each Class of Certificates, the initial amount of the Liquidity Facility will cover three consecutive semiannual interest payments (without regard to any future payments of principal on such Certificates), except that the Liquidity Facility with respect to each Trust will not cover interest payable by the Depositary on the Deposits relating to such Trust. The scheduled payments of interest on the Equipment Notes held by a Trust and on the Deposits relating to such Trust, taken together, will be sufficient to pay accrued interest on the outstanding Certificates issued by such Trust at the rate per annum applicable thereto. In aggregate for Class A, B and C Certificates, the amount of the Liquidity Facilities at July 2, 1999, the first Regular Distribution Date after the scheduled Delivery Period Termination Date, assuming that Equipment Notes in the maximum principal amount with respect to all Aircraft are acquired by the Trusts and that all interest and principal due on or prior to July 2, 1999 is paid, will be
    $        .

EQUIPMENT NOTES AND THE AIRCRAFT*

     Set forth below is certain information about the Equipment Notes expected to be held in the Trusts and the Aircraft expected to secure such Equipment
Notes:

                                        EXPECTED          AIRCRAFT        MAXIMUM PRINCIPAL
                   MANUFACTURER'S     REGISTRATION        DELIVERY            AMOUNT OF            APPRAISED
 AIRCRAFT TYPE     SERIAL NUMBER         NUMBER           MONTH(1)        EQUIPMENT NOTES(2)        VALUE(3)
---------------    --------------     ------------     --------------     ------------------     --------------
Boeing 737-524         28925           N14664          September 1998       $19,380,000.00       $   28,500,000
Boeing 737-524         28926           N13665          September 1998        19,380,000.00           28,500,000
Boeing 737-524         28927           N14667           October 1998         19,380,000.00           28,600,000
Boeing 737-524         28928           N14668           October 1998         19,380,000.00           28,600,000
Boeing 737-724         28782           N54711           August 1998          24,480,000.00           37,800,000
Boeing 737-724         28783           N15712           August 1998          24,480,000.00           37,800,000
Boeing 737-724         28784           N16713           August 1998          24,480,000.00           37,800,000
Boeing 737-724         28785           N33714          September 1998        24,480,000.00           37,900,000
Boeing 737-724         28786           N24715           October 1998         24,480,000.00           38,000,000
Boeing 737-724         28787           N13716          November 1998         24,480,000.00           38,000,000
Boeing 737-824         28929           N18220           October 1998         29,240,000.00           44,653,333
Boeing 737-824         28930           N12221          November 1998         29,240,000.00           44,720,000
Boeing 737-824         28931           N34222          December 1998         29,240,000.00           44,786,667
Boeing 737-824         28932           N18223          December 1998         29,240,000.00           44,786,667
Boeing 737-824         28933           N24224          December 1998         29,240,000.00           44,786,667
Boeing 737-824         28934           N12225          December 1998         29,240,000.00           44,786,667
Boeing 737-824         28935           N26226          December 1998         29,240,000.00           44,786,667
Boeing 757-224         28968           N48127          February 1998         39,000,000.00           55,870,000
Boeing 757-224         27567           N17128            March 1998          39,000,000.00           55,980,000
Boeing 757-224         28969           N29129            March 1998          39,000,000.00           55,980,000
Boeing 757-224         28970           N19130            April 1998          39,000,000.00           56,100,000
Boeing 757-224         28972           N33132            June 1998           39,000,000.00           56,330,000
Boeing 777-224         27580           N78004          November 1998         85,000,000.00          131,070,000
Boeing 777-224         27581           N78005          December 1998         85,000,000.00          131,270,000
                                                                                                   ------------
                                                                                     Total       $1,197,406,667(4)
                                                                                                   ============

---------------
 *  The principal amounts are indicative only and subject to change.

(1) Reflects the scheduled delivery months under Continental's purchase agreement with the Aircraft manufacturer. The actual delivery date for any Aircraft may be subject to delay or acceleration. See "Description of the Aircraft and the Appraisals -- Deliveries of Aircraft". Continental has the option to substitute other Boeing 737-524, 737-724, 737-824, 757-224 or 777-224 aircraft in the event that the delivery of any Aircraft is expected to be delayed for more than 30 days after the month scheduled for delivery or beyond the Delivery Period Termination Date. See "Description of the Aircraft and the Appraisals -- Substitute Aircraft".

(2) Reflects the initial maximum principal amount as of the date of original issuance of the Equipment Notes, which principal amount may be less with respect to an Aircraft depending on the circumstances of the financing of such Aircraft. The Mandatory Economic Terms require that the maximum aggregate principal amount of the Equipment Notes issued with respect to all Boeing 737-524 not exceed $77,520,000, all Boeing 737-724 Aircraft not exceed $146,880,000, all Boeing 737-824 not exceed $204,680,000, all Boeing 757-224 not exceed $195,000,000 and all Boeing 777-224 not exceed $170,000,000. The aggregate principal amount of all of the Equipment Notes will not exceed the aggregate face amount of the Certificates.

(3) The appraised value of each Aircraft set forth above is based upon varying assumptions and methodologies and reflects the lesser of the average and median values of such Aircraft as appraised by three independent appraisal and consulting firms: Aircraft Information Services, Inc. ("AISI"), BK Associates, Inc. ("BK") and Morten Beyer and Agnew, Inc. ("MBA") (collectively, the "Appraisers"), determined as of February 5, January 29 and February 5, 1998, respectively, and projected as of the scheduled delivery month of each Aircraft. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. See "Risk Factors -- Risk Factors Relating to the Certificates and the
    Offering -- Appraisals and Realizable Value of Aircraft" and "Description of the Aircraft and the Appraisals".

(4) The total of the appraised values of all of the Aircraft reflects the sum of the initial appraised value of each Aircraft as of its scheduled delivery month. However, since the Aircraft will be delivered at different times during the Delivery Period and may depreciate in value after initial delivery, such total does not reflect the aggregate appraised value of the Aircraft subject to the security interest of the Equipment Notes at any time. See "Description of the Equipment Notes -- Loan to Value Ratios of Equipment Notes".

LOAN TO AIRCRAFT VALUE RATIOS*

     The following table sets forth loan to Aircraft value ratios ("LTVs") for each Class of Certificates as of July 2, 1999 (the first Regular Distribution Date that occurs after the scheduled Delivery Period Termination Date) and each January 2 Regular Distribution Date thereafter assuming that Equipment Notes of each series in the maximum principal amount for all of the Aircraft are acquired by the Trusts prior to the Delivery Period Termination Date. The LTVs for any Class of Certificates as of dates prior to the Delivery Period Termination Date are not meaningful, since the Trust Property will not include during such period all of the Equipment Notes expected to be acquired by the Trusts. See "Description of the Certificates -- General". The LTVs for each Class of Certificates were obtained for each such Regular Distribution Date by dividing
(i) the expected Pool Balance of such Class of Certificates together in each case with the expected Pool Balance of all other Classes of Certificates senior in right of payment to such Class of Certificates under the Intercreditor Agreement determined immediately after giving effect to the distributions expected to be made on such Regular Distribution Date, by (ii) the assumed value of all of the Aircraft (the "Assumed Aggregate Aircraft Value") on such Regular Distribution Date based on the assumptions set forth below. The Pool Balances and resulting LTVs are subject to change if, among other things, the aggregate principal amount of the Equipment Notes acquired by the Trusts is less than the maximum permitted by the Mandatory Economic Terms, Equipment Notes with respect to any Aircraft are purchased by the Trusts in other than the month currently scheduled for delivery of such Aircraft or the amortization of the Equipment Notes differs from the Assumed Amortization Schedule. See "Description of the Certificates -- Pool Factors".

     The following table is based on the assumption that the value of each Aircraft included in the Assumed Aggregate Aircraft Value opposite the initial Regular Distribution Date included in the table depreciates by approximately 2% of the initial appraised value per year until the fifteenth year after the year of delivery of such Aircraft and by approximately 4% of the initial appraised value per year thereafter. See "Description of the Equipment Notes -- Loan to Value Ratios of Equipment Notes". Other rates or methods of depreciation would result in materially different LTVs, and no assurance can be given (i) that the depreciation rates and method assumed for the purpose of the table are the ones most likely to occur or (ii) as to the actual future value of any Aircraft. Thus, the table should not be considered a forecast or prediction of expected or likely LTVs but simply a mathematical calculation based on one set of assumptions. In addition, the initial appraised value of each Aircraft was based upon the lesser of the average and the median value of each Aircraft as appraised by the Appraisers, as of the respective date of their appraisals and projected as of the scheduled delivery month of each such Aircraft. No assurance can be given that such value represents the realizable value of any Aircraft. See "Risk Factors -- Risk Factors Relating to the Certificates and the
Offering -- Appraisals and Realizable Value of Aircraft" and "Description of the Aircraft and the Appraisals -- The Appraisals".

     The following table is compiled on an aggregate basis, and it should be noted that since the Equipment Notes will not be cross-collateralized with respect to the Aircraft (except in certain cases, if any, where the related Owner Participant and Continental shall agree to cross-collateralization), the excess proceeds realized from the disposition of any particular Aircraft would not be available to offset shortfalls on the Equipment Notes relating to any other Aircraft. Therefore, upon the occurrence of an Indenture Default, even if the Aircraft as a group could be sold for more than the total amounts payable in respect of all of the outstanding Equipment Notes, if certain Aircraft were sold for less than the total amount payable in respect of the related Equipment Notes, there would not be sufficient proceeds to pay all Classes of Certificates in full. See "Description of the Equipment Notes -- Loan to Value Ratios of Equipment Notes" for examples of LTVs

---------------
* The information relating to periodic Pool Balances and resulting LTVs is indicative only and subject to change.

for the Equipment Notes issued in respect of individual Aircraft, which may be more relevant in a default situation than the aggregate values shown in the following table.

                       ASSUMED              CLASS A            CLASS A             CLASS B            CLASS B
                      AGGREGATE        CERTIFICATES POOL     CERTIFICATES     CERTIFICATES POOL     CERTIFICATES
      DATE          AIRCRAFT VALUE          BALANCE              LTV               BALANCE              LTV
----------------    --------------     -----------------     ------------     -----------------     ------------
July 2, 1999        $1,186,555,800       $ 479,734,331            40.4%         $ 140,611,398            52.3%
January 2, 2000      1,169,919,000         467,304,358            39.9            129,140,487            51.0
January 2, 2001      1,145,974,600         453,459,774            39.6            125,665,142            50.5
January 2, 2002      1,122,030,200         441,400,872            39.3            114,239,930            49.5
January 2, 2003      1,098,085,800         433,561,654            39.5            108,432,812            49.4
January 2, 2004      1,074,141,400         421,584,268            39.2            108,114,519            49.3
January 2, 2005      1,050,197,000         409,956,754            39.0            108,114,519            49.3
January 2, 2006      1,026,252,600         389,899,726            38.0            108,019,855            48.5
January 2, 2007      1,002,308,200         370,583,638            37.0            105,004,083            47.4
January 2, 2008        978,363,800         346,365,369            35.4            103,186,468            45.9
January 2, 2009        954,419,400         322,909,686            33.8             98,189,843            44.1
January 2, 2010        930,475,000         288,660,781            31.0             88,020,901            40.5
January 2, 2011        906,530,600         248,759,884            27.4             75,709,936            35.8
January 2, 2012        882,586,200         195,657,291            22.2             60,700,171            29.0
January 2, 2013        858,641,800         145,219,347            16.9             47,653,246            22.5
January 2, 2014        831,340,800          90,396,010            10.9             34,587,708            15.0
January 2, 2015        783,452,000          47,492,644             6.1             21,362,957             8.8
January 2, 2016        735,563,200          10,288,413             1.4              7,300,475             2.4

                       CLASS C            CLASS C
                  CERTIFICATES POOL     CERTIFICATES
      DATE             BALANCE              LTV
----------------  -----------------     ------------
July 2, 1999        $ 135,982,640            63.7%
January 2, 2000       135,898,105            62.5
January 2, 2001       127,543,701            61.7
January 2, 2002       109,585,190            59.3
January 2, 2003        87,852,086            57.4
January 2, 2004        64,195,354            55.3
January 2, 2005        40,565,205            53.2
January 2, 2006        23,053,118            50.8
January 2, 2007        10,170,764            48.3
January 2, 2008                 0              NA
January 2, 2009                 0              NA
January 2, 2010                 0              NA
January 2, 2011                 0              NA
January 2, 2012                 0              NA
January 2, 2013                 0              NA
January 2, 2014                 0              NA
January 2, 2015                 0              NA
January 2, 2016                 0              NA

CASH FLOW STRUCTURE

     Set forth below is a diagram illustrating the structure for the offering of the Certificates and certain cash flows.


[Diagram omitted, which shows that Continental will pay to the Loan Trustees for Leased Aircraft and Owned Aircraft (i) the Lease Rental Payments, which are assigned by the Owner Trustees, on Leased Aircraft and (ii) the Mortgage Payments on Owned Aircraft. From such Lease Rental Payments and Mortgage Payments, the Loan Trustees will make Equipment Note Payments on the Series A Equipment Notes, the Series B Equipment Notes and the Series C Equipment Notes with respect to all Aircraft to the Subordination Agent. Excess Rental Payments will be paid by the Loan Trustees to the Lessors for Leased Aircraft. From such Equipment Note Payments, the Subordination Agent will pay Principal, Premium, if any, and Interest Distributions to the Pass Through Trustee for the Class A Trust, the Pass Through Trustee for the Class B Trust and the Pass Through Trustee for the Class C Trust, who will pay such Principal, Premium, if any, and Interest Distributions to the Holders of Class A Certificates, the Holders of Class B Certificates and Holders of Class C Certificates, respectively. The Subordination Agent may also receive Advances, if any, from and pay Reimbursements, if any, to the Liquidity Provider. The Depositary will make Interest Payments on the Deposits to the Escrow Agent. From such Interest Payments, the Escrow Agent will make payments to the Holders of Class A Certificates, the Holders of Class B Certificates and the Holders of Class C Certificates.]

---------------

(1) Each Leased Aircraft will be subject to a separate Lease and a related Indenture; each Owned Aircraft will be subject to a separate Indenture.

(2) Funds held as Deposits relating to each Trust will be withdrawn to purchase Equipment Notes on behalf of such Trust from time to time during the Delivery Period as each Aircraft is delivered. If any funds remain as Deposits with respect to any Trust at the Delivery Period Termination Date, such funds will be withdrawn by the Escrow Agent and distributed to the holders of the Certificates issued by such Trust, together with accrued and unpaid interest thereon and, if such remaining Deposits with respect to all of the Trusts exceed the Par Redemption Amount, a Deposit Make-Whole Premium payable by Continental with respect to the remaining Deposits applicable to such Trust in excess of such Trust's proportionate share of the Par Redemption Amount, provided that no premium shall be paid with respect to unused Deposits attributable to the failure of an Aircraft to be delivered prior to the Delivery Period Termination Date due to any reason not occasioned by Continental's fault or negligence. No interest will accrue with respect to the Deposits after they have been fully withdrawn.

(3) The initial amount of the Liquidity Facility for each Trust will cover three consecutive semiannual interest payments with respect to the Certificates issued by such Trust, except that the Liquidity Facility will not cover interest payable by the Depositary on the Deposits relating to such Trust. The scheduled payments of interest on the Equipment Notes and on the Deposits relating to a Trust, taken together, will be sufficient to pay an amount equal to accrued interest on the outstanding Certificates of such Trust at the rate per annum applicable thereto.

                                  THE OFFERING

Trusts:....................  The Original Trusts are to be formed pursuant to the Basic Agreement and three separate Trust
                             Supplements to be entered into between the Company and Wilmington Trust Company as trustee under each Original Trust. Each Original Trust will be a separate entity. On the Transfer Date, each of the Original Trusts will transfer and assign all of its assets and rights to a substantially identical Successor Trust, and the New Trustee thereof will assume the obligations of the related Original Trustee under each transaction document to which such Original Trustee was a party. Upon effectiveness of such transfer, assignment and assumption, each of the Original Trusts will be liquidated and each of the Certificates will represent the same percentage interest in the Successor Trust as it represented in the Original Trust immediately prior to such transfer, assignment and assumption.

Certificates Offered:......  Pass Through Certificates to be issued by each
                             Trust, representing fractional undivided interests in such Trust. The Certificates to be issued by the Class A Trust, the Class B Trust and the Class C Trust in the offering contemplated hereby (the "Offering") are referred to herein as the "Class A Certificates", the "Class B Certificates" and the "Class C Certificates", respectively.

Use of Proceeds:...........  The proceeds from the sale of the Certificates offered hereby will be used by the Trustees to purchase Equipment Notes during the Delivery Period issued, at Continental's election, either (i) by each Owner Trustee to finance a portion of the purchase price of the Leased Aircraft or (ii) by Continental to finance a portion of the purchase price of the Owned Aircraft. Prior to utilization of such proceeds to purchase Equipment Notes, the proceeds from the sale of the Certificates of each Trust will be deposited with the Depositary on behalf of the Escrow Agent for the benefit of the Certificateholders of such Trust.

Escrow Receipts:...........  The holders of the Certificates are entitled to certain rights with respect to the Deposits. Such rights are evidenced by escrow receipts ("Escrow Receipts") which are affixed to each Certificate. Any transfer of a Certificate will have the effect of transferring the corresponding rights in the affixed Escrow Receipt. All payments to the holders of Certificates in respect of the Deposits and the Escrow Receipts relating to a Trust (i) will not constitute Trust Property of such Trust and (ii) will be deemed for all purposes of this Prospectus Supplement to be payments to such holders of Certificates in their capacity as holders of Escrow Receipts.

Subordination Agent,
Trustee, Paying Agent and
  Loan Trustee:............  Wilmington Trust Company will act (i) as subordination agent under the Intercreditor
                             Agreement (the "Subordination Agent"), (ii) as Trustee, paying agent and registrar for the Certificates of each Trust, (iii) as paying agent on behalf of the Escrow Agent in respect of each Trust (the "Paying Agent") and (iv) as Loan Trustee, paying agent and registrar for each series of Equipment Notes.

Escrow Agent:..............  First Security Bank, National Association, will act as Escrow Agent under each Escrow Agreement.

Depositary:................  Credit Suisse First Boston, New York branch, will act as Depositary under each Deposit Agreement.

Liquidity Provider:........  AIG Matched Funding Corp. (the "Liquidity
                             Provider") will provide a separate liquidity facility for the benefit of the holders of each Class of Certificates.

Trust Property:............  The property of each Trust (the "Trust Property")
                             will include (i) subject to the Intercreditor Agreement, Equipment Notes issued, at Continental's election in connection with the delivery of each Aircraft during the Delivery Period, either (a) on a nonrecourse basis by an Owner Trustee in each separate leveraged lease transaction with respect to each Leased Aircraft to finance a portion of the purchase price of such Leased Aircraft by the Owner Trustee, in which case the applicable Leased Aircraft will be leased to Continental, or (b) on a recourse basis by Continental in connection with each separate secured loan transaction with respect to each Owned Aircraft to finance a portion of the purchase price of such Owned Aircraft by Continental, (ii) the rights of such Trust to acquire Equipment Notes under the Note Purchase Agreement, (iii) the rights of such Trust under the related Escrow Agreement to request the Escrow Agent to withdraw from the Depositary funds sufficient to enable such Trust to purchase Equipment Notes on the delivery of each Aircraft during the Delivery Period, (iv) the rights of such Trust under the Intercreditor Agreement (including all monies receivable in respect of such rights),
                             (v) all monies receivable under the Liquidity Facility for such Trust and (vi) funds from time to time deposited with the Trustee in accounts relating to such Trust. Rights with respect to Deposits or under the Escrow Agreement relating to a Trust, except for the right to request withdrawals for the purchase of Equipment Notes, will not constitute Trust Property of such Trust. The Equipment Notes with respect to each Leased Aircraft will be issued in three series under an indenture (each, a "Leased Aircraft Indenture") between the applicable Owner Trustee and the indenture trustee thereunder (the "Leased Aircraft Trustee"). The Equipment Notes with respect to each Owned Aircraft will be issued in three series (or, at Continental's election, four series) under an indenture (the "Owned Aircraft Indenture" and, together with the other Owned Aircraft Indentures and the Leased Aircraft Indentures, the "Indentures") between Continental and the indenture trustee thereunder (the "Owned Aircraft Trustee" and, together with the other Owned Aircraft Trustees and the Leased Aircraft Trustees, the "Loan Trustees"). The Class A Trust, the Class B Trust and the Class C Trust each will acquire, pursuant to a certain Note Purchase Agreement (the "Note Purchase Agreement"), the series of Equipment Notes issued with respect to each of the Aircraft having an interest rate equal to the interest rate applicable to the Certificates to be issued by such Trust. If Continental elects to issue Series D Equipment Notes in connection with the financing of an Owned Aircraft, such Notes will not be purchased by any of the Trusts and will be funded from other sources. The maturity dates of the Equipment Notes acquired by each Trust will occur on or before the final expected Regular Distribution Date applicable to the Certificates to be issued by such Trust.

Certificates;
Denominations:.............  The Certificates of each Trust will be issued in a minimum denomination of $1,000 and in integral multiples thereof. See "Description of the Certificates -- General".

Regular Distribution
Dates:.....................  January 2 and July 2, commencing on July 2, 1998.

Special Distribution
Dates:.....................  Any Business Day on which a Special Payment is to be distributed.

Record Dates:..............  The fifteenth day preceding a Regular Distribution
                             Date or a Special Distribution Date.

Distributions:.............  All payments of principal, premium (if any) and interest received by the Trustee on the Equipment Notes held in each Trust and all payments of interest and Deposit Make-Whole Premium (if any) on the Deposits relating to each Trust will be distributed by the Trustee (in the case of the Equipment Notes and Deposit Make-Whole Premium) or by the Paying Agent (in the case of interest on the Deposits) to the holders of the Certificates (the "Certificateholders") of such Trust, subject in the case of payments on the Equipment Notes to the provisions of the Intercreditor Agreement. Such payments of interest are scheduled to be received by the Trustee of each Trust on January 2 and July 2 of each year, commencing on July 2, 1998. Payments of principal of the Equipment Notes are scheduled to be received on January 2 and July 2 in certain years, commencing on January 2, 1999. Payments of principal, premium (if any) and interest resulting from the early redemption or purchase (if any) of the Equipment Notes held in any Trust will be distributed to the Certificateholders of such Trust on a Special Distribution Date after not less than 15 days' notice to such Certificateholders, subject to the provisions of the Intercreditor Agreement.

                             Payments in respect of Deposits will not be subject to the Intercreditor Agreement. For a discussion of distributions with respect to unused Deposits upon the occurrence of a Triggering Event, see "Description of the Deposit
                             Agreements -- Distribution Upon Occurrence of Triggering Event", and for a discussion of distributions by the Trusts upon an Indenture Default, see "Description of the
                             Certificates -- Indenture Defaults and Certain Rights Upon an Indenture Default".

Possible Issuance of Class
D Certificates:............  Subject to certain conditions, Continental may elect to issue Series D Equipment Notes in connection with the financing of Owned Aircraft, but Series D Equipment Notes will not be purchased by the Class A Trust, the Class B Trust or the Class C Trust and will be funded from sources other than this Offering. Continental may elect to fund the sale of the Series D Equipment Notes through the sale of Pass Through Certificates (the "Class D Certificates") issued by a Class D Continental Airlines 1998-1 Pass Through Trust (the "Class D Trust").

Purchase Rights of
  Certificateholders:......  Upon the occurrence and during the continuation of a Triggering Event, (i) the Class B
                             Certificateholders shall have the right to purchase all, but not less than all, of the Class A Certificates, (ii) the Class C Certificateholders shall have the right to purchase all, but not less than all, of the Class A Certificates and the Class B Certificates and (iii) if the Class D Certificates are issued, the Class D Certificateholders shall have the right to purchase all, but not less than all, of the Class A Certificates, the Class B Certificates and the Class C Certificates, in each case at a purchase price equal to the Pool Balance of the relevant Class or Classes of Certificates plus accrued and unpaid interest thereon to the date of purchase without premium but including any other amounts due to the Certificateholders of such Class or Classes.

                             "Triggering Event" means (x) the occurrence of an Indenture Default under all Indentures resulting in a PTC Event of Default with respect to the most senior Class of Certificates then outstanding, (y) the acceleration of all of the outstanding Equipment Notes (provided that during the Delivery Period the aggregate principal amount thereof exceeds $200 million) or (z) certain bankruptcy or insolvency events involving Continental.

                             "PTC Event of Default" under each Pass Through Trust Agreement means the failure to pay: (i) the outstanding Pool Balance of the applicable Class of Certificates within ten Business Days of the Final Maturity Date for such Class or (ii) interest due on such Class of Certificates within ten Business Days of any Distribution Date (unless the Subordination Agent shall have made Interest Drawings, or withdrawals from the Cash Collateral Accounts for such Class of Certificates, with respect thereto in an amount sufficient to pay such interest and shall have distributed such amount to the Trustee entitled thereto). The Final Maturity Date for the Class A, B and C Certificates is July 2, 2018, July 2, 2018 and July 2, 2009,
                             respectively. Any failure to make expected principal distributions with respect to any Class of Certificates on any Regular Distribution Date (other than the Final Maturity Date) will not constitute a PTC Event of Default with respect to such Certificates.

Successor Trusts:..........  On the Transfer Date, each of the Original Trusts will transfer and assign all of its assets and rights to a newly-created, substantially identical Successor Trust, except that (i) the Successor Trusts will not have the right to purchase new Equipment Notes and (ii) Delaware law will govern the Original Trusts and New York law will govern the Successor Trusts. The institution acting as Original Trustee for an Original Trust will also act as the New Trustee of the corresponding Successor Trust, and the New Trustee of each Successor Trust will assume the obligations of the related Original Trustee under each transaction document to which such Original Trustee was a party. Upon the effectiveness of such transfer, assignment and assumption, each of the Original Trusts will be liquidated and each of the Certificates will represent the same percentage interest in the Successor Trust as it represented in the Original Trust immediately prior to such transfer, assignment and assumption.

Escrow Agreements:.........  Each Escrow Agent, each Paying Agent, each Trustee and the Underwriters will enter into a separate Escrow Agreement for the benefit of the Certificateholders of each Trust. The cash proceeds of the offering of Certificates of each Trust in excess of any amount used to purchase Equipment Notes on the Issuance Date will be deposited, on behalf of the Escrow Agent for the benefit of the holders of such Certificates, with the Depositary as Deposits relating to such Trust. The Escrow Agent of each Trust will be given irrevocable instructions (i) to permit the

                             Trustee of such Trust to cause funds to be withdrawn from such Deposits on or prior to the Delivery Period Termination Date for the purpose of enabling such Trustee to purchase Equipment Notes on and subject to the terms and conditions of the Note Purchase Agreement and (ii) to direct the Depositary to pay interest on the Deposits accrued in accordance with the Deposit Agreement to the Paying Agent for distribution to the Certificateholders of such Trust. See "Description of the Escrow Agreements".

Deposit Agreements and the
  Depositary:..............  The Escrow Agent with respect to each Trust will enter into a separate Deposit Agreement with the Depositary relating to such Trust pursuant to which the Depositary will establish one or more separate accounts into which the proceeds of the Offering of the Certificates of such Trust in excess of any amount used to purchase Equipment Notes on the Issuance Date will be deposited, from which the Escrow Agent, upon request from the Trustee of such Trust, will make withdrawals and into which such Trustee will make re-deposits during the Delivery Period. Pursuant to the Deposit Agreement with respect to each Trust, on each Regular Distribution Date the Depositary will pay to the Paying Agent on behalf of the applicable Escrow Agent, for distribution to the Certificateholders of such Trust, an amount equal to interest accrued on the Deposits relating to such Trust during the relevant interest period at a rate per annum equal to the interest rate applicable to the Certificates issued by such Trust. Upon each delivery of an Aircraft during the Delivery Period, the Trustees for the Class A Trust, the Class B Trust and the Class C Trust will request the Escrow Agent relating to such Trust to withdraw from the Deposits relating to such Trust funds sufficient to enable the Trustee of such Trust to purchase the Equipment Note of the series applicable to such Trust issued with respect to such Aircraft. Accrued but unpaid interest on all such Deposits withdrawn to purchase Equipment Notes will be paid on the next Regular Distribution Date. Any portion of any withdrawn Deposit which is not used to purchase such Equipment Note will be re-deposited with the Depositary. The Deposits relating to each Trust and interest paid thereon will not be subject to the subordination provisions of the Intercreditor Agreement and will not be available to pay any other amount in respect of the Certificates.

                             The Depositary will be Credit Suisse First Boston, New York branch. Credit Suisse First Boston is a Swiss bank and is one of the largest banking institutions in the world, with total pro forma unaudited consolidated assets of approximately Sfr 422 billion ($291 billion) and total pro forma unaudited consolidated shareholders' equity of approximately Sfr 10.9 billion ($7.5 billion) in each case as of June 30, 1997. Credit Suisse First Boston has long-term unsecured debt ratings of Aa3 from Moody's and AA from Standard & Poor's and short-term unsecured debt ratings of P-1 from Moody's and A-1+ from Standard & Poor's. See "Description of the Deposit
                             Agreement -- Depositary".

Unused Deposits:...........  The Trustees' obligations to purchase the Equipment
                             Notes issued with respect to each Aircraft are subject to satisfaction of certain conditions, and no assurance can be given that all such conditions will be satisfied. See "Description of the Certificates -- Obligation to Purchase

                             Equipment Notes". All of the Aircraft are scheduled to be delivered by December 1998, although the delivery of any Aircraft may be subject to delay or acceleration. See "Description of the Aircraft and the Appraisals -- Deliveries of Aircraft". The Delivery Period expires on January 31, 1999 (or June 30, 1999 or later under certain circumstances discussed in "Description of the Aircraft and the Appraisals -- Deliveries of Aircraft"). In addition, depending on the circumstances of the financing of each Aircraft, the maximum aggregate principal amount of Equipment Notes may not be issued. If any funds remain as Deposits with respect to any Trust at the Delivery Period Termination Date, they will be withdrawn by the Escrow Agent for such Trust and distributed, with accrued and unpaid interest thereon, to the Certificateholders of such Trust after at least 15 days' prior written notice. In addition, if such remaining Deposits exceed the Par Redemption Amount with respect to all of the Trusts, such distribution will include a premium payable by Continental equal to the Deposit Make-Whole Premium with respect to such Trust's remaining Deposits in excess of such Trust's proportionate share of the Par Redemption Amount, provided that no premium shall be paid with respect to unused Deposits attributable to the failure of an Aircraft to be delivered prior to the Delivery Period Termination Date due to any reason not occasioned by Continental's fault or negligence. See "Description of the Deposit Agreements -- Unused Deposits".

Obligation to Purchase
  Equipment Notes:.........  The Trustees will be obligated to purchase the
                             Equipment Notes issued with respect to each Aircraft during the Delivery Period, subject to the terms and conditions of the Note Purchase Agreement. Under the Note Purchase Agreement, Continental will have the option of entering into a leveraged lease financing or a secured debt financing with respect to each Aircraft. The Note Purchase Agreement will provide for the relevant parties to enter into (i) with respect to each Leased Aircraft, a Participation Agreement, a Lease and a Leased Aircraft Indenture relating to the financing of such Leased Aircraft and (ii) with respect to each Owned Aircraft, a Participation Agreement and an Owned Aircraft Indenture relating to the financing of such Owned Aircraft (any such Participation Agreement, a "Participation Agreement"). The description of such agreements in this Prospectus Supplement is based on the forms of such agreements contemplated by the Note Purchase Agreement. In the case of a Leased Aircraft, the terms of the agreements actually entered into may differ from the forms of such agreements and, consequently, may differ from the description of such agreements contained in this Prospectus Supplement. However, under the Note Purchase Agreement, the terms of such agreements are required to (i) contain the Mandatory Document Terms and (ii) not vary the Mandatory Economic Terms. In addition, Continental is obligated (i) to certify to the Trustees that any such modifications do not materially and adversely affect the Certificateholders and (ii) to obtain written confirmation from each Rating Agency that the use of versions of such agreements modified in any material respect will not result in a withdrawal, suspension or downgrading of the rating of any Class of Certificates. Further, under the Note Purchase Agreement, it is a condition precedent to the obligation of each Trustee to purchase the Equipment Notes related to the financing of an Aircraft that no

                             Triggering Event shall have occurred. The Trustees will have no right or obligation to purchase Equipment Notes after the Delivery Period Termination Date. See "Description of the Certificates -- Obligation to Purchase Equipment Notes".

Equipment Notes
  (a) Interest:............  The Equipment Notes held in each Trust will accrue interest at the applicable rate per annum for the Certificates issued by such Trust set forth on the cover page of this Prospectus Supplement, payable on January 2 and July 2 of each year, commencing on the first such date to occur after initial issuance thereof, and such interest payments will be passed through to the Certificateholders of such Trust on each such date until the final distribution date for such Certificates, in each case, subject to the Intercreditor Agreement. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months. See "Description of the Equipment Notes -- Principal and Interest Payments".

  (b) Principal:...........  Scheduled principal payments on the Equipment Notes held in each Trust will be passed through to the Certificateholders of each such Trust on January 2 and July 2 in certain years, commencing on January 2, 1999, in each case, subject to the Intercreditor Agreement. See "Description of the
                             Certificates -- Pool Factors" and "Description of the Equipment Notes -- Principal and Interest Payments".

  (c) Redemption and
      Purchase:............  (i) The Equipment Notes issued with respect to an
                             Aircraft will be redeemed in whole upon the occurrence of an Event of Loss with respect to such Aircraft if such Aircraft is not replaced by Continental under the related Lease (in the case of a Leased Aircraft) or under the related Owned Aircraft Indenture (in the case of an Owned Aircraft), in each case at a price equal to the aggregate unpaid principal thereof, together with accrued interest thereon to, but not including, the date of redemption, but without any premium.

                             (ii) All of the Equipment Notes issued with respect to any Aircraft may be redeemed prior to maturity at a price equal to the aggregate unpaid principal thereof, together with accrued interest thereon to, but not including, the date of redemption, plus a Make-Whole Premium. See "Description of the Equipment Notes -- Redemption" for a description of the manner of computing such Make-Whole Premium and the circumstances under which the Equipment Notes may be so redeemed.

                             (iii) If, with respect to a Leased Aircraft, (x) one or more Lease Events of Default have occurred and are continuing, (y) in the event of a bankruptcy proceeding involving Continental, (A) during the Section 1110 Period, the trustee in such proceeding or Continental refuses to assume or agree to perform its obligations under the related Lease or (B) at any time after assuming or agreeing to perform such obligations, such trustee or Continental ceases to perform such obligations such that the stay period applicable under the U.S. Bankruptcy Code comes to an end or (z) the Equipment Notes with respect to such Aircraft have been accelerated or the Leased Aircraft Trustee with respect to such Equipment Notes takes action or notifies the applicable Owner Trustee that it intends to take action to foreclose the lien of the related Leased Aircraft Indenture or otherwise commence the exercise of any significant remedy under such Indenture or the related Lease, then in each case all, but not less than all, of the Equipment Notes issued with respect to such Leased Aircraft may be purchased by the related Owner Trustee or Owner Participant on the applicable purchase date at a price equal to the aggregate unpaid principal amount thereof, together with accrued and unpaid interest thereon to, but not including, the purchase date, but without any premium (provided that a Make-Whole Premium shall be payable if such Equipment Notes are to be purchased pursuant to clause (x) above when a Lease Event of Default has occurred and is continuing for less than 180 days). Continental, as owner of the Owned Aircraft, will have no comparable right under any Owned Aircraft Indenture to purchase the Equipment Notes under such circumstances.

  (d) Security:............  The Equipment Notes issued with respect to each
                             Aircraft will be secured by a security interest in such Aircraft and, in the case of each Leased Aircraft, by an assignment to the related Leased Aircraft Trustee of certain of the related Owner Trustee's rights under the Lease with respect to such Aircraft, including the right to receive payments of rent thereunder, with certain exceptions. The Equipment Notes will not be cross-collateralized (except in certain cases, if any, where the related Owner Participant and Continental shall agree to cross-collateralization) and, consequently, the Equipment Notes issued in respect of any one Aircraft are not secured by any of the other Aircraft or the Leases related thereto. There will not be cross-default provisions in the Indentures or in the Leases (unless otherwise agreed between an Owner Participant and Continental). Consequently, events resulting in an Indenture Default under any particular Indenture may or may not result in an Indenture Default occurring under any other Indenture, and a Lease Event of Default under any particular Lease may or may not constitute a Lease Event of Default under any other Lease. If the Equipment Notes issued with respect to one or more Aircraft are in default and the Equipment Notes issued with respect to the remaining Aircraft are not in default, no remedies will be exercisable under the Indentures with respect to such remaining Aircraft. See "Description of the Equipment Notes -- Security" and "-- Indenture Defaults, Notice and Waiver".

                             Although the Equipment Notes issued in respect of the Leased Aircraft are not obligations of, or guaranteed by, Continental, the amounts unconditionally payable by Continental for lease of the Leased Aircraft will be sufficient to pay in full when due all scheduled amounts required to be paid on the Equipment Notes issued in respect of the Leased Aircraft. The Equipment Notes issued in respect of the Owned Aircraft will be direct obligations of Continental. See "Description of the Equipment Notes -- General".

  (e) Section 1110
      Protection:..........  It is a condition to the Trustees' obligation to purchase Equipment Notes with respect to each Aircraft that outside counsel to Continental, which is expected to be Hughes Hubbard & Reed LLP, provide its opinion to the Trustees that (i) if such Aircraft is a Leased Aircraft, the Owner Trustee, as lessor under the Lease for such Aircraft, and the related Leased Aircraft Trustee, as assignee of such Owner Trustee's rights under such Lease pursuant to the related Leased Aircraft Indenture, will be entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code with respect to the airframe and engines comprising such Aircraft or (ii) if such Aircraft is an Owned Aircraft, the Owned Aircraft Trustee will be entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code with respect to the airframe and engines comprising such Aircraft. See "Description of the Equipment Notes -- Remedies" for a description of such required opinion and certain assumptions and qualifications permitted to be contained therein.

  (f) Ranking:.............  Series B Equipment Notes issued in respect of any
                             Aircraft will be subordinated in right of payment to Series A Equipment Notes issued in respect of such Aircraft; Series C Equipment Notes issued in respect of such Aircraft will be subordinated in right of payment to such Series B Equipment Notes; and, if Continental elects to issue Series D Equipment Notes with respect to an Owned Aircraft, they will be subordinated in right of payment to the Series C Equipment Notes issued with respect to such Owned Aircraft. On each Distribution Date, (i) payments of interest and principal due on Series A Equipment Notes issued in respect of any Aircraft will be made prior to payments of interest and principal due on Series B Equipment Notes issued in respect of such Aircraft; (ii) payments of interest and principal due on such Series B Equipment Notes will be made prior to payments of interest and principal due on Series C Equipment Notes issued in respect of such Aircraft; and (iii) if Continental elects to issue Series D Equipment Notes with respect to an Owned Aircraft, payments of interest and principal due on such Series C Equipment Notes will be made prior to payments of interest and principal due on Series D Equipment Notes issued in respect of such Aircraft.

  (g) Owner Participant:...  Continental has obtained the commitment of one company to act as the owner participant ("Owner Participant") with respect to leveraged leases for certain of the Aircraft and plans to seek such commitments from others for the remaining Aircraft. The existing commitment is subject to satisfaction of certain conditions, and Continental may elect to terminate such commitment. Accordingly, Continental may select one or more other Owner Participants for some or all of the Aircraft or finance such Aircraft as Owned Aircraft rather than Leased Aircraft. Each Owner Participant will have the right to sell, assign or otherwise transfer its interests as Owner Participant in any of such leveraged leases, subject to the terms and conditions of the relevant Participation Agreement and related documents. See "Risk Factors -- Risk Factors Relating to the Certificates and the Offering -- Owner Participant; Revisions to Agreements".

Liquidity Facilities:......  The Liquidity Provider and the Subordination Agent
                             will enter into a separate revolving credit agreement (each, a "Liquidity Facility") with respect to each of the Trusts. Under the Liquidity Facility with respect to any Trust, the Liquidity Provider will, if necessary, make advances ("Interest Drawings") in an aggregate amount (the "Required Amount") sufficient to pay interest on the Certificates of such Trust on up to three successive semiannual Regular Distribution Dates (without regard to any future payments of principal on such Certificates) at the respective interest rates shown on the cover page of this Prospectus

                             Supplement for such Certificates (the "Stated Interest Rates"). The initial Required Amount under the Liquidity Facilities on July 2, 1999, the first Regular Distribution Date after the scheduled Delivery Period Termination Date, for the Class A Certificates, the Class B Certificates and the Class C Certificates, assuming that Equipment Notes in the maximum principal amount with respect to all of the Aircraft are acquired by the Trusts and that all interest and principal due on or prior to July
                             2, 1999 is paid, will be $          , $
                             and $          , respectively. Interest Drawings
                             under the relevant Liquidity Facility will be made promptly after any Regular Distribution Date if, after giving effect to the subordination provisions of the Intercreditor Agreement, there are insufficient funds available to the Subordination Agent to pay interest on any Class A, B or C Certificates; provided, however, that on any date the maximum amount available under the Liquidity Facility with respect to any Trust to fund any shortfall in interest due on the Certificates of such Trust will not exceed the Maximum Available Commitment under such Liquidity Facility. The "Maximum Available Commitment" at any time under each Liquidity Facility is an amount equal to the then Required Amount of such Liquidity Facility less the aggregate amount of each Interest Drawing outstanding under such Liquidity Facility at such time, provided that following a Downgrade Drawing, a Final Drawing or a Non-Extension Drawing under a Liquidity Facility, the Maximum Available Commitment under such Liquidity Facility shall be zero. The Liquidity Facility for any Class of Certificates does not provide for drawings thereunder to pay for principal of or premium on the Certificates of such Class, any interest on the Certificates of such Class in excess of the Stated Interest Rates, more than three semiannual installments of interest thereon, any amounts payable with respect to the Deposits or principal of or interest or premium on the Certificates of any other Class.

                             Upon each Interest Drawing under any Liquidity Facility, the Subordination Agent will be obligated to reimburse (to the extent that the Subordination Agent has available funds therefor) the Liquidity Provider for the amount of such drawing. Such reimbursement obligation and all interest, fees and other amounts owing to the Liquidity Provider under each Liquidity Facility or certain other agreements (the "Liquidity Obligations") will rank pari passu with the Liquidity Obligations relating to all other Liquidity Facilities and will rank senior to the Certificates in right of payment. Upon reimbursement in full of the Interest Drawings, together with any accrued interest thereon, under any Liquidity Facility, the Maximum Available Commitment under such Liquidity Facility will be reinstated to the then Required Amount of such Liquidity Facility; provided that the amount will not be so reinstated if (i) a Liquidity Event of Default has occurred and is continuing and (ii) less than 65% of the aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes.

                             "Performing Equipment Note" means an Equipment Note with respect to which no payment default has occurred and is continuing (without giving effect to any acceleration); provided that in the event of a bankruptcy proceeding involving Continental under the U.S. Bankruptcy Code, (i) any payment default existing during the 60-day period under Section 1110(a)(1)(A) of the U.S. Bankruptcy Code (or such longer period as may apply under Section 1110(b) of the U.S. Bankruptcy Code) (the "Section 1110 Period") shall not be taken into consideration, unless during the Section 1110 Period the trustee in such proceeding or Continental refuses to assume or agree to perform its obligations under the Lease related to such Equipment Note (in the case of a Leased Aircraft) or under the Owned Aircraft Indenture related to such Equipment Note (in the case of an Owned Aircraft), and (ii) any payment default occurring after the date of the order of relief in such proceeding shall not be taken into consideration if such payment default is cured under Section 1110(a)(1)(B) of the U.S. Bankruptcy Code before the later of 30 days after the date of such default or the expiration of the Section 1110 Period.

                             If at any time the short-term unsecured debt rating of the Liquidity Provider issued by either Rating Agency is lower than the Threshold Rating for any Class, then the Liquidity Facility for such Class may be replaced by a facility with a financial institution having such short term unsecured debt ratings issued by both Rating Agencies that are equal to or higher than the Threshold Rating for such Class. If such Liquidity Facility is not replaced within ten days after notice of the downgrading, such Liquidity Facility will be drawn in full up to the then Maximum Available Commitment under such Liquidity Facility (the "Downgrade Drawing") and the proceeds will be deposited into a cash collateral account (the "Cash Collateral Account") for the related Class of Certificates and used for the same purposes and under the same circumstances and subject to the same conditions as cash payments of Interest Drawings under such Liquidity Facility would be used. In addition, the Intercreditor Agreement will provide for the replacement or extension of the Liquidity Facility for any Class of Certificates if it is then scheduled to expire prior to the date that is fifteen days after the Final Maturity Date for such Class. If such Liquidity Facility cannot be so replaced or extended by the date that is 25 days prior to the then scheduled expiration date of such Liquidity Facility, such Liquidity Facility will be drawn in full up to the then Maximum Available Commitment thereunder (the "Non-Extension Drawing") and the proceeds will be deposited in the Cash Collateral Account for the related Class of Certificates and used for the same purposes and under the same circumstances and subject to the same conditions as cash payments of Interest Drawings under such Liquidity Facility would be used. Each Liquidity Facility is scheduled to expire 364 days after the initial issuance date of the Certificates (the "Issuance Date"), from and including the Issuance Date, subject to annual extensions by mutual agreement of the relevant Liquidity Provider and the Subordination Agent; provided that so long as the initial Liquidity Provider is the liquidity provider with respect to any Trust, the Liquidity Facility for such Trust shall be subject to automatic annual extensions unless the Liquidity Provider affirmatively exercises its right not to so extend.

                             Upon receipt by the Subordination Agent of a Termination Notice with respect to any Liquidity Facility from the applicable Liquidity Provider (given as described in "Description of the Liquidity Facilities -- Liquidity Events of Default"), the Subordination Agent shall request a final drawing (the "Final Drawing") under such Liquidity Facility in an amount equal to the then Maximum Available Commitment thereunder and shall hold the proceeds thereof in the Cash Collateral Account for the related Trust to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under such Liquidity Facility would be used. All amounts on deposit in the Cash Collateral Account for any Trust that are in excess of the Required Amount will be paid to the Liquidity Provider.

                             Subject to certain limitations, Continental may, at its option, arrange for a Replacement Facility to replace the Liquidity Facility (or any prior Replacement Facility) for any Trust. If such Replacement Facility is provided at any time after a Downgrade Drawing or Non-Extension Drawing under such Liquidity Facility (or prior Replacement Facility), the funds on deposit with respect to such Liquidity Facility (or prior Replacement Facility) in the Cash Collateral Account for such Trust will be returned to the liquidity provider being replaced. The provider of any Replacement Facility will have the same rights (including, without limitation, priority distribution rights and rights as "Controlling Party") under the Intercreditor Agreement as the replaced initial Liquidity Provider.

                             Notwithstanding the subordination provisions of the Intercreditor Agreement, the holders of the Certificates to be issued by each Trust will be entitled to receive and retain the proceeds of drawings under the Liquidity Facility (and any Replacement Facility) for such Trust. See "Description of the Liquidity Facilities".

Intercreditor Agreement
  (a) Subordination:.......  The Trustees, the Liquidity Provider, the
                             Subordination Agent and any holder of Class D Equipment Notes, if issued, will enter into an agreement (the "Intercreditor Agreement") which will provide as follows:

                              (i) All payments made in respect of the Equipment
                                  Notes and certain other payments will be made to the Subordination Agent, which will distribute such payments in accordance with the provisions of paragraphs (ii) and (iii) below.

                              (ii) On any Regular Distribution Date or Special
                                   Distribution Date (each, a "Distribution
                                   Date"), so long as no Triggering Event shall have occurred (whether or not continuing), all payments received by the Subordination Agent in respect of the Equipment Notes and certain other payments under the related Indenture shall be distributed in the following order: (1) to the Liquidity Provider to the extent required to pay certain Liquidity Obligations; (2) to the Trustee for the Class A Trust (the "Class A Trustee") to the extent required to pay Expected Distributions on the Class A Certificates; (3) to the Trustee for the Class B Trust (the "Class B Trustee") to the extent required to pay Expected Distributions on the Class B Certificates; (4) to the Trustee for the Class C Trust (the "Class C Trustee") to the extent required to pay Expected Distributions on the Class C Certificates; (5) if Class D Certificates have been issued, to the Trustee for the Class D Trust (the "Class D Trustee") to the extent required to pay "Expected Distributions" (to be defined in a manner equivalent to the definition below for other Classes of Certificates) on the Class D

                                 Certificates; and (6) to the Subordination
                                 Agent and each Trustee for the payment of certain fees and expenses.

                                  "Expected Distributions" means, with respect to the Certificates of any Trust on any Distribution Date (the "Current Distribution Date"), the sum of (x) accrued and unpaid interest on such Certificates (excluding interest, if any, payable with respect to the Deposits relating to such Trust) and (y) the difference between (A) the Pool Balance of such Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust), and
                                  (B) the Pool Balance of such Certificates as of the Current Distribution Date calculated on the basis that (i) the principal of the Equipment Notes held in such Trust has been paid when due (whether at stated maturity, upon redemption, prepayment, purchase, acceleration or otherwise) and such payments have been distributed to the holders of such Certificates and (ii) the principal of any Equipment Notes formerly held in such Trust that have been sold pursuant to the Intercreditor Agreement has been paid in full and such payments have been distributed to the holders of such Certificates, but without giving effect to any reduction in the Pool Balance as a result of any distribution attributable to Deposits occurring after the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, occurring after the initial issuance of the Certificates of such Trust). For purposes of determining the priority of distributions on account of the redemption, purchase or prepayment of all of the Equipment Notes issued pursuant to an Indenture, clause
                                  (x) of the definition of Expected
                                  Distributions shall be deemed to read as follows: "(x) accrued, due and unpaid interest on such Certificates (excluding interest, if any, payable with respect to the Deposits relating to such Trust) together with (without duplication) accrued and unpaid interest on a portion of such Certificates equal to the outstanding principal amount of the Equipment Notes being redeemed, purchased or prepaid (immediately prior to such redemption, purchase or prepayment)".

                             (iii) Upon the occurrence of a Triggering Event and
                                   at all times thereafter, all payments
                                   received by the Subordination Agent in
                                   respect of the Equipment Notes and certain other payments shall be distributed in the following order: (1) to the Subordination Agent, each Trustee and certain other parties in payment of the Administration Expenses and to the Liquidity Provider in payment of the Liquidity Obligations; (2) to the Subordination Agent, each Trustee and each Certificateholder for certain fees, taxes, charges and other amounts payable to the Subordination Agent, any Trustee or any Certificateholder; (3) to the Class A Trustee to the extent required to pay Adjusted Expected Distributions on the Class A Certificates; (4) to the Class B Trustee to the extent required to pay Adjusted Expected Distributions on the Class B Certificates;
                                   (5) to the Class C Trustee to the extent required to pay Adjusted Expected Distributions on the Class C Certificates; and (6) if Class D Certificates have been issued, to the Class D

                                 Trustee to the extent required to pay "Adjusted Expected Distributions" (to be defined in a manner equivalent to the definition below for other Classes of Certificates) on the Class D Certificates.

                             "Adjusted Expected Distributions" means, with respect to the Certificates of any Trust on any Current Distribution Date, the sum of (1) accrued and unpaid interest on such Certificates (excluding interest, if any, payable with respect to the Deposits relating to such Trust) and (2) the greater of:

                             (A) the difference between (x) the Pool Balance of
                                 such Certificates as of the immediately
                                 preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust) and (y) the Pool Balance of such Certificates as of the Current Distribution Date calculated on the basis that
                                 (i) the principal of the Equipment Notes other than Performing Equipment Notes (the "Non-Performing Equipment Notes") held in such Trust has been paid in full and such payments have been distributed to the holders of such Certificates, (ii) the principal of the Performing Equipment Notes held in such Trust has been paid when due (but without giving effect to any acceleration of Performing Equipment Notes) and such payments have been distributed to the holders of such Certificates and (iii) the principal of any Equipment Notes formerly held in such Trust that have been sold pursuant to the Intercreditor Agreement has been paid in full and such payments have been distributed to the holders of such Certificates, but without giving effect to any reduction in the Pool Balance as a result of any distribution attributable to Deposits occurring after the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, occurring after the initial issuance of the Certificates of such Trust), and

                             (B) the amount of the excess, if any, of (i) the
                                 Pool Balance of such Class of Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust), less the amount of the Deposits for such Class of Certificates as of such preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate amount of the Deposits for such Class of Certificates) other than any portion of such Deposits thereafter used to acquire Equipment Notes pursuant to the Note Purchase Agreement, over (ii) the Aggregate LTV Collateral Amount for such Class of Certificates for the Current Distribution Date;

                             provided that, until the date of the initial LTV Appraisals, clause (B) shall not apply.

                             For purposes of calculating Expected Distributions or Adjusted Expected Distributions with respect to the Certificates of any Trust, any premium paid on the Equipment Notes held in such Trust that has not been distributed to the Certificateholders of such Trust (other than such premium or a portion thereof applied to the payment of interest on the

                             Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of Expected Distributions or Adjusted Expected Distributions.

                             "Aggregate LTV Collateral Amount" for any Class of Certificates for any Distribution Date means (i) the sum of the applicable LTV Collateral Amounts for each Aircraft, minus (ii) the Pool Balance for each Class of Certificates, if any, senior to such Class, after giving effect to any distribution of principal on such Distribution Date with respect to such senior Class or Classes.

                             "LTV Collateral Amount" of any Aircraft for any Class of Certificates means, as of any Distribution Date, the lesser of (i) the LTV Ratio for such Class of Certificates multiplied by the Appraised Current Market Value of such Aircraft (or with respect to any such Aircraft which has suffered an Event of Loss under and as defined in the relevant Lease, in the case of a Leased Aircraft, or relevant Indenture, in the case of an Owned Aircraft, the amount of the insurance proceeds paid to the related Loan Trustee in respect thereof to the extent then held by such Loan Trustee (and/or on deposit in the Special Payments Account) or payable to such Loan Trustee in respect thereof) and (ii) the outstanding principal amount of the Equipment Notes secured by such Aircraft after giving effect to any principal payments of such Equipment Notes on or before such Distribution Date.

                             "LTV Ratio" means for the Class A Certificates 40.50%, for the Class B Certificates 53.75% and for the Class C Certificates 68.00%.

                             "Appraised Current Market Value" of any Aircraft means the lower of the average and the median of the most recent three LTV Appraisals of such Aircraft. After a Triggering Event occurs and any Equipment Note becomes a Non-Performing Equipment Note, the Subordination Agent shall obtain LTV Appraisals for the Aircraft as soon as practicable and additional LTV Appraisals on or prior to each anniversary of the date of such initial LTV Appraisals; provided that if the Controlling Party reasonably objects to the appraised value of the Aircraft shown in such LTV Appraisals, the Controlling Party shall have the right to obtain or cause to be obtained substitute LTV Appraisals (including LTV Appraisals based upon physical inspection of such Aircraft).

                             "LTV Appraisal" means a current fair market value appraisal (which may be a "desk-top" appraisal) performed by any Appraiser or any other nationally recognized appraiser on the basis of an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller under no compulsion to sell and both having knowledge of all relevant facts.

  (b) Deposits:............  Payments in respect of the Deposits will not be subject to the subordination provisions of the Intercreditor Agreement.

  (c) Intercreditor
      Rights:..............  Pursuant to the Intercreditor Agreement, the
                             Trustees and the Liquidity Provider will agree that, with respect to any Indenture at any given time, the relevant Loan Trustee will be directed
                             (a) in taking, or refraining from taking, any action thereunder or with respect to the Equipment Notes issued thereunder, by the holders of at least a majority of the outstanding principal amount of such Equipment Notes as long as no

                             Indenture Default has occurred and is continuing thereunder and (b) subject to certain conditions, in taking, or refraining from taking, any action under such Indenture (including exercising remedies thereunder, such as acceleration of such Equipment Notes or foreclosing the lien on the Aircraft securing such Equipment Notes), by the Controlling Party if an Indenture Default under such Indenture has occurred and is continuing.

                             "Controlling Party" with respect to any Indenture means: (x) the Class A Trustee; (y) upon payment of Final Distributions to the holders of Class A Certificates, the Class B Trustee; and (z) upon payment of Final Distributions to the holders of Class B Certificates, the Class C Trustee. See "Description of the Certificates -- Indenture Defaults and Certain Rights Upon an Indenture Default" for a description of the rights of the Certificateholders of each Trust to direct the respective Trustees. Notwithstanding the foregoing, at any time after 18 months from the earlier to occur of (x) the date on which the entire Maximum Available Commitment under any Liquidity Facility shall have been drawn (for any reason other than a Downgrade Drawing or a Non-Extension Drawing) and remain unreimbursed and (y) the date on which all Equipment Notes shall have been accelerated (provided that if such acceleration occurs prior to the Delivery Period Termination Date, the aggregate principal amount thereof exceeds $200 million), the liquidity provider with the highest outstanding amount of Liquidity Obligations will have the right to become the Controlling Party with respect to such Indenture. For purposes of giving effect to the foregoing, the Trustees (other than the Controlling Party) shall irrevocably agree (and the Certificateholders (other than the Certificateholders represented by the Controlling Party) shall be deemed to agree by virtue of their purchase of Certificates) to exercise their voting rights as directed by the Controlling Party. For a description of certain limitations on the Controlling Party's rights to exercise remedies, see "Description of the Equipment
                             Notes -- Remedies".

                             "Final Distributions" means, with respect to the Certificates of any Trust on any Distribution Date, the sum of (x) the aggregate amount of all accrued and unpaid interest on such Certificates (excluding interest payable on the Deposits relating to such Trust) and (y) the Pool Balance of such Certificates as of the immediately preceding Distribution Date (less the amount of the Deposits for such Class of Certificates as of such preceding Distribution Date other than any portion of such Deposits thereafter used to acquire Equipment Notes pursuant to the Note Purchase Agreement). For purposes of calculating Final Distributions with respect to the Certificates of any Trust, any premium paid on the Equipment Notes held in such Trust which has not been distributed to the Certificateholders of such Trust (other than such premium or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of such Final Distributions.

                             (i) Upon the occurrence and during the continuation
                                 of any Indenture Default under any Indenture, the Controlling Party may accelerate and sell all (but not less than all) of the Equipment Notes issued under such Indenture to any person, subject to the provisions of paragraph (ii) below. The proceeds of such sale will be distributed pursuant to the provisions of the Intercreditor Agreement.

                             (ii) So long as any Certificates are outstanding,
                                  during nine months after the earlier of (x) the acceleration of the Equipment Notes under any Indenture or (y) the bankruptcy or insolvency of Continental, without the consent of each Trustee, (a) no Aircraft subject to the lien of such Indenture or such Equipment Notes may be sold, if the net proceeds from such sale would be less than the Minimum Sale Price for such Aircraft or such Equipment Notes, and (b) with respect to any Leased Aircraft, the amount and payment dates of rentals payable by Continental under the Lease for such Leased Aircraft may not be adjusted, if, as a result of such adjustment, the discounted present value of all such rentals would be less than 75% of the discounted present value of the rentals payable by Continental under such Lease before giving effect to such adjustment, in each case, using the weighted average interest rate of the Equipment Notes outstanding under such Indenture as the discount rate.

                             "Minimum Sale Price" means, with respect to any Aircraft or the Equipment Notes issued in respect of such Aircraft, at any time, the lesser of (1) 75% of the Appraised Current Market Value of such Aircraft and (2) the aggregate outstanding principal amount of such Equipment Notes, plus accrued and unpaid interest thereon.

Federal Income Tax
  Consequences:............  Each Original Trust should be classified as a grantor trust for federal income tax purposes and, if not so classified, will be classified as a partnership. Each Successor Trust will be classified as a grantor trust. Each Certificate Owner generally should report on its federal income tax return its pro rata share of income from the relevant Deposits and income from the Equipment Notes and other property held by the relevant Trust. See "Certain U.S. Federal Income Tax Consequences".

Certain ERISA
  Considerations:..........  In general, employee benefit plans subject to Title
                             I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") (or entities which may be deemed to hold the assets of any such Plan) will be eligible to purchase the Certificates, subject to certain conditions and the circumstances applicable to such Plans. Each Plan fiduciary (and each fiduciary for a governmental or church plan subject to rules similar to those imposed on Plans under ERISA) should consult with its legal advisor concerning an investment in any of the Certificates.

                             Each person who acquires or accepts a Certificate or an interest therein, will be deemed by such acquisition or acceptance to have represented and warranted that either: (i) no Plan assets have been used to purchase such Certificate or an interest therein or (ii) the purchase and holding of such Certificate or an interest therein are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or administrative exemptions. See "Certain ERISA Considerations".

Rating of the
Certificates:..............  It is a condition to the issuance of the
                             Certificates that the Certificates and the related Escrow Receipts be rated by Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's", and together with Moody's, the "Rating Agencies"), not less than the ratings set forth below. Continental's ability to pay any premium due upon distribution of Deposits not used to acquire Equipment Notes during the Delivery Period has not been rated by either of the Rating Agencies. Standard & Poor's has indicated that its rating applies to a unit consisting of Certificates representing the Trust Property and Escrow Receipts initially representing undivided interests in certain rights to $772,518,000 of Deposits (less any amount used to purchase Equipment Notes on the Issuance Date). Amounts deposited under the Escrow Agreements are not property of Continental and are not entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code. Neither the Certificates nor the Escrow Receipts may be separately assigned or transferred.

                                                                                      STANDARD &
                                               CERTIFICATES                 MOODY'S     POOR'S
                                ------------------------------------------  -------   ----------
                                Class A...................................
                                Class B...................................
                                Class C...................................

                             A rating is not a recommendation to purchase, hold or sell Certificates, inasmuch as such rating does not address market price or suitability for a particular investor. There can be no assurance that such ratings will not be lowered or withdrawn by a Rating Agency if, in the opinion of such Rating Agency, circumstances (including the downgrading of Continental, the Depositary or the Liquidity Provider) so warrant. See "Risk Factors -- Risk Factors Relating to the Certificates and the Offering -- Ratings of the Certificates".

                                                                                      STANDARD &
                                                                            MOODY'S     POOR'S
                                                                            -------   ----------
Rating of the Depositary:.....   Short Term...............................    P-1        A-1+

Minimum Required Initial
  Rating of the Liquidity
  Provider:...................   Short Term
                                 Class A Liquidity Provider...............    P-1        A-1+
                                 Class B Liquidity Provider...............    P-1        A-1+
                                 Class C Liquidity Provider...............    P-1        A-1

Threshold Rating:.............   Short Term
                                 Class A Liquidity Provider...............    P-1        A-1+
                                 Class B Liquidity Provider...............    P-1        A-1+
                                 Class C Liquidity Provider...............    P-1        A-1

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following tables summarize certain consolidated financial data and certain operating data with respect to the Company. The following selected consolidated financial data for the years ended December 31, 1996, 1995 and 1994 is derived from the audited consolidated financial statements of the Company incorporated by reference in the Prospectus of the Company and should be read in conjunction therewith. The consolidated financial data of the Company for the three and nine months ended September 30, 1997 and 1996 is derived from its unaudited consolidated financial statements of the Company incorporated by reference in the Prospectus of the Company, which include all adjustments (consisting solely of normal recurring accruals) that the Company considers necessary for the fair presentation of the financial position and results of operations for these periods. Operating results for the three and nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The Company's selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the consolidated financial statements, including the notes thereto. The Company recently announced preliminary unaudited net income for the full year 1997 of $389 million before an extraordinary charge for debt prepayment of $4 million. See "The
Company -- Recent Developments -- Fourth Quarter and Full Year 1997 Results of Operations".

                                 THREE MONTHS       NINE MONTHS
                                ENDED SEPTEMBER   ENDED SEPTEMBER
                                      30,               30,             YEAR ENDED DECEMBER 31,
                                ---------------   ---------------   -------------------------------
                                 1997     1996     1997     1996     1996       1995         1994
                                ------   ------   ------   ------   ------     ------       -------
                                    (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA AND RATIOS)
FINANCIAL DATA -- OPERATIONS:
Operating Revenue.............  $1,890   $1,671   $5,374   $4,799   $6,360     $5,825       $ 5,670
Operating Expenses............   1,683    1,594    4,790    4,373    5,835(1)   5,440(2)      5,681
                                ------   ------   ------   ------   ------     ------        ------
Operating Income (Loss).......     207       77      584      426      525        385           (11)
Nonoperating Expense, net.....     (21)     (30)     (66)     (78)     (97)       (75)(3)      (640)(4)
                                ------   ------   ------   ------   ------     ------        ------
Income (Loss) before Income
  Taxes, Minority Interest and
  Extraordinary Loss..........     186       47      518      348      428        310          (651)
Net Income (Loss).............  $  110   $   18   $  312   $  272   $  319     $  224       $  (613)
                                ======   ======   ======   ======   ======     ======        ======
Earnings (Loss) per Common
  Share(5)....................  $ 1.90   $ 0.30   $ 5.40   $ 4.94   $ 5.75     $ 4.07       $(11.88)
                                ======   ======   ======   ======   ======     ======        ======
Earnings (Loss) per Common
  Share Assuming Full
  Dilution(5).................  $ 1.44   $ 0.26   $ 4.02   $ 3.55   $ 4.17     $ 3.37       $(11.88)
                                ======   ======   ======   ======   ======     ======        ======
Ratio of Earnings to Fixed
  Charges(6)..................    2.24     1.36     2.20     1.88     1.81       1.53            --

                                          (See footnotes on the following page.)

                             THREE MONTHS           NINE MONTHS
                            ENDED SEPTEMBER       ENDED SEPTEMBER
                                  30,                   30,               YEAR ENDED DECEMBER 31,
                           -----------------     -----------------     ------------------------------
                            1997       1996       1997       1996       1996         1995       1994
                           ------     ------     ------     ------     ------       ------     ------
OPERATING DATA
  (JET OPERATIONS
  ONLY):(7)
Revenue passenger miles
  (millions)(8)..........  13,038     11,302     35,851     31,581     41,914       40,023     41,588
Available seat miles
  (millions)(9)..........  17,686     16,117     50,004     45,820     61,515       61,006     65,861
Passenger load
  factor(10).............    73.7%      70.1%      71.7%      68.9%      68.1%        65.6%      63.1%
Breakeven passenger load
  factor(11).............    65.6%      61.0%      63.5%      60.5%      60.7%(14)    60.8%      62.9%
Passenger revenue per
  available seat mile
  (cents)(12)............    9.18       8.95       9.26       9.07       8.93         8.20       7.22
Operating cost per
  available seat mile
  (cents)(13)............    8.98       8.60       9.05       8.77       8.77(14)     8.36       7.86
Average yield per revenue
  passenger mile
  (cents)(15)............   12.45      12.77      12.91      13.16      13.10        12.51      11.44
Average length of
  aircraft flight
  (miles)................     991        914        954        893        896          836        727

                                                                     SEPTEMBER 30,     DECEMBER 31,
                                                                         1997              1996
                                                                     -------------     ------------
                                                                        (IN MILLIONS OF DOLLARS)
FINANCIAL DATA -- BALANCE SHEET:
Assets:
Cash and Cash Equivalents, including restricted cash and cash
  equivalents of $27 and $76, respectively(16).....................     $   988           $1,061
Other Current Assets...............................................         722              573
Total Property and Equipment, Net..................................       2,104            1,596
Routes, Gates and Slots, Net.......................................       1,439            1,473
Other Assets, Net..................................................         551              503
                                                                         ------           ------
          Total Assets.............................................     $ 5,804           $5,206
                                                                         ======           ======
Liabilities and Stockholders' Equity:
Current Liabilities................................................     $ 2,456           $2,104
Long-Term Debt and Capital Leases..................................       1,592            1,624
Deferred Credits and Other Long-Term Liabilities...................         699              594
Minority Interest(17)..............................................          --               15
Continental-Obligated Mandatorily Redeemable Preferred Securities
  of Subsidiary Trust Holding Solely Convertible
  Subordinated Debentures(18)......................................         242              242
Redeemable Preferred Stock.........................................          --               46
Common Stockholders' Equity........................................         815              581
                                                                         ------           ------
          Total Liabilities and Stockholders' Equity...............     $ 5,804           $5,206
                                                                         ======           ======

---------------
 (1) Includes a $128 million fleet disposition charge recorded in 1996 associated primarily with the Company's decision to accelerate the replacement of its DC-9-30, DC-10-10, 727-200, 737-100, and 737-200
     aircraft. In connection with its decision to accelerate the replacement of such aircraft, the Company wrote down its Stage 2 aircraft inventory that is not expected to be consumed through operations to its estimated fair value and recorded a provision for costs associated with the return of leased aircraft at the end of their respective lease terms.

 (2) Includes a $20 million cash payment in 1995 by the Company in connection with a 24-month collective bargaining agreement entered into by the Company and the Independent Association of Continental Pilots.

 (3) Includes a pre-tax gain of $108 million ($30 million after tax) on the series of transactions by which the Company and its subsidiary, Continental CRS Interests, Inc., transferred certain assets and liabilities relating to the computerized reservation business of such subsidiary to a newly-formed limited liability company and the remaining assets and liabilities were sold.

 (4) Includes a provision of $447 million recorded in 1994 associated with the planned early retirement of certain aircraft and closed or underutilized airport and maintenance facilities and other assets.

 (5) In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 -- "Earnings per Share" ("SFAS 128") which specifies the computation, presentation and disclosure requirements for earnings per share ("EPS"). SFAS 128 replaces the presentation of primary and fully diluted EPS pursuant to Accounting Principles Board Opinion No. 15 -- "Earnings per Share" ("APB 15") with the presentation of basic and diluted EPS. The Company has adopted SFAS 128 with its December 31, 1997 financial statements and has restated all prior period EPS data. EPS under SFAS 128 for the year ended December 31, 1992 and the period April 28 through December 31, 1993 were $(2.70) and $(2.33), respectively. EPS for the period January 1 through April 27, 1993 was not meaningful.

 (6) For purposes of calculating this ratio, earnings consist of earnings before taxes, minority interest and extraordinary loss plus interest expense (net of capitalized interest), the portion of rental expense representative of interest expense and amortization on previously capitalized interest. Fixed charges consist of interest expense and the portion of rental expense representative of interest expense. For the year ended December 31, 1994, earnings were inadequate to cover fixed charges and the coverage deficiency was $667 million.

 (7) Includes operating data for CMI, but does not include operating data for Express' regional jet operations or turboprop operations.

 (8) The number of scheduled miles flown by revenue passengers.

 (9) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

(10) Revenue passenger miles divided by available seat miles.

(11) The percentage of seats that must be occupied by revenue passengers in order for the airline to break even on an income before income taxes basis, excluding nonoperating items.

(12) Passenger revenue divided by available seat miles.

(13) Operating expenses divided by available seat miles.

(14) Excludes a $128 million fleet disposition charge. See Note (1) for description of the fleet disposition charge.

(15) The average revenue received for each mile a revenue passenger is carried.

(16) Restricted cash and cash equivalents agreements relate primarily to workers' compensation claims and the terms of certain other agreements.

(17) In July 1997, the Company purchased the minority interest holder's 9% interest in Air Micronesia, Inc., the parent of CMI.

(18) The sole assets of such Trust are convertible subordinated debentures, with an aggregate principal amount of $250 million, which bear interest at the rate of 8 1/2% per annum and mature on December 1, 2020. Upon repayment, the Continental-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust will be mandatorily redeemed.

                                  RISK FACTORS

     PROSPECTIVE PURCHASERS OF THE CERTIFICATES SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING MATTERS:

RISK FACTORS RELATING TO THE COMPANY

  Leverage and Liquidity

     Continental is more leveraged and has significantly less liquidity than certain of its competitors, several of whom have substantial available lines of credit and/or significant unencumbered assets. Accordingly, Continental may be less able than certain of its competitors to withstand a prolonged recession in the airline industry and may not have as much flexibility to respond to changing economic conditions or to exploit new business opportunities.

     As of September 30, 1997, Continental had approximately $1.9 billion (including current maturities) of long-term debt and capital lease obligations and had approximately $1.1 billion of Continental-obligated mandatorily redeemable preferred securities of subsidiary trust and common stockholders' equity. Common stockholders' equity reflects the adjustment of the Company's balance sheet and the recording of assets and liabilities at fair market value as of April 27, 1993 in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7 -- "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). As of September 30, 1997, Continental had $961 million in cash and cash equivalents (excluding restricted cash and cash equivalents of $27 million). Continental has significant encumbered assets.

     For 1997, Continental incurred cash expenditures under operating leases relating to aircraft of approximately $631 million, compared to $568 million for 1996, and approximately $232 million relating to facilities and other rentals, compared to $210 million in 1996. Continental expects that its operating lease expenses for 1998 will increase over 1997 amounts. In addition, Continental has capital requirements relating to compliance with regulations that are discussed below. See "-- Risk Factors Relating to the Airline Industry -- Regulatory Matters".

     As of January 1, 1998, the Company had firm commitments with The Boeing Company ("Boeing") to take delivery of a total of 147 jet aircraft during the years 1998 through 2005 with options for additional aircraft (exercisable subject to certain conditions). These aircraft will replace older, less efficient Stage 2 aircraft and allow for growth of operations. The estimated aggregate cost of the Company's firm commitments for the Boeing aircraft is approximately $6 billion. As of January 1, 1998, the Company had completed or had third party commitments for a total of approximately $1.0 billion in financing for its future Boeing deliveries, and had commitments or letters of intent from various sources for backstop financing for approximately one-third of the anticipated remaining acquisition cost of such Boeing deliveries. The Company currently plans on financing the new Boeing aircraft with a combination of enhanced equipment trust certificates, lease equity and other third party financing, subject to availability and market conditions. However, further financing will be needed to satisfy the Company's capital commitments for other aircraft and aircraft-related expenditures such as engines, spare parts, simulators and related items. There can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures not covered by firm financing commitments. Deliveries of new Boeing aircraft are expected to increase aircraft rental, depreciation and interest costs while generating cost savings in the areas of maintenance, fuel and pilot training.

  Continental's History of Operating Losses

     Although Continental has reported preliminary unaudited net income of $385 million for 1997, and has recorded net income of $319 million in 1996 and $224 million in 1995, respectively, it had experienced significant operating losses in the previous eight years. In the long term, Continental's viability depends on its ability to sustain profitable results of operations.

  Aircraft Fuel

     Since fuel costs constitute a significant portion of Continental's operating costs (approximately 13.8% for the nine months ended September 30, 1997 and 13.3% for the year ended December 31, 1996), significant changes in fuel costs would materially affect the Company's operating results. Fuel prices continue to be susceptible to international events, and the Company cannot predict near or longer-term fuel prices. The Company enters into petroleum option contracts to provide some short-term protection (generally three to six months) against a sharp increase in jet fuel prices. In the event of a fuel supply shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result.

  Labor Matters

     In April 1997, collective bargaining agreement negotiations began with the Independent Association of Continental Pilots ("IACP") to amend both the Continental Airlines pilots contract (which became amendable in July 1997) and Express' pilots contract (which became amendable in October 1997). In November 1997, a tentative agreement regarding the Continental Airlines pilots contract was announced on all major economic issues, including rates of pay, pension, duration and effective date. The Company has been accruing for the increased costs of such tentative agreement since October 1, 1997. For the first quarter of 1998, the Company estimates that such accrual will be approximately $35 million. As a result of the recently announced Northwest Alliance, the IACP has expressed its desire to reopen certain economic issues. See "The
Company -- Recent Developments -- Continental/Northwest Alliance and Related Agreements" for a description of the alliance. Negotiations are continuing, and although significant issues remain at both Continental and Express, the Company believes that mutually acceptable agreements will be reached with such employees in a timely fashion. The Company's mechanics and related employees recently voted to be represented by the International Brotherhood of Teamsters (the "Teamsters"). The Company does not believe that the Teamsters' union representation will be material to the Company. In September 1997, the Company announced that it intends to bring all employees to industry standard wages (the average of the top ten air carriers as ranked by the Department of Transportation, excluding Continental) within 36 months. The announcement further stated that wage increases will be phased in over the 36-month period as revenue, interest rates and rental rates reached industry standards. The Company estimates that the increased wages will aggregate approximately $500 million over the 36-month period.

  Certain Tax Matters

     At December 31, 1997 the Company had estimated net operating loss carryforwards ("NOLs") of $1.7 billion for federal income tax purposes that will expire through 2009 and federal investment tax credit carryforwards of $45 million that will expire through 2001. As a result of the change in ownership of the Company on April 27, 1993, the ultimate utilization of the Company's NOLs and investment tax credits could be limited. Reflecting this possible limitation, the Company recorded a valuation allowance of $617 million at December 31, 1997.

     The Company had, as of December 31, 1997, deferred tax assets aggregating $1.1 billion, including $615 million of NOLs. Realization of a substantial portion of the Company's remaining NOLs will require the completion by April 27, 1998 of transactions resulting in recognition of built-in gains for federal income tax purposes. The Company has consummated several such transactions resulting in a $62 million reduction in reorganization value in excess of amounts allocable to identifiable assets. The Company may consummate one or more additional built-in gain transactions by April 27, 1998.

     As a result of NOLs, the Company will not pay United States federal income taxes (other than alternative minimum tax) until it has recorded approximately an additional $450 million of taxable income following December 31, 1997.
Section 382 of the Internal Revenue Code ("Section 382") imposes limitations on a corporation's ability to utilize NOLs if it experiences an "ownership change." In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event that an ownership change should occur, utilization of Continental's NOLs would be subject to an annual limitation under

Section 382 determined by multiplying the value of the Company's stock at the time of the ownership change by the applicable long-term tax-exempt rate (which is 5.23% for February 1998). Unused annual limitation may be carried over to later years, and the amount of the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an ownership change were to occur, Continental's annual NOL utilization would be limited to approximately $147 million per year.

     The Company announced on January 26, 1998 that Air Partners, the holder of approximately 14% of the Company's equity and approximately 51% of its voting power (after giving effect to the exercise of warrants), had entered into an agreement to dispose of its interest in the Company to an affiliate of Northwest Airlines, Inc. ("Northwest"). Based on information currently available to the Company, the Company believes that such disposition by Air Partners will not in and of itself result in an ownership change for purposes of Section 382.

  Continental Micronesia

     Because the majority of CMI's traffic originates in Japan, its results of operations are substantially affected by the Japanese economy and changes in the value of the yen as compared to the dollar. Appreciation of the yen against the dollar during 1994 and 1995 increased CMI's profitability while a decline of the yen against the dollar in 1996 and 1997 have reduced CMI's profitability. As a result of the continued weakness of the yen against the dollar, a weak Japanese economy and increased fuel costs, CMI's operating earnings have declined during 1996 and 1997 and are not expected to improve materially absent a significant improvement in these factors.

     To reduce the potential negative impact on CMI's dollar earnings, CMI, from time to time, purchases average rate options as a hedge against a portion of its expected net yen cash flow position. Such options historically have not had a material effect on the Company's results of operations or financial condition. Any significant and sustained decrease in traffic or yields (including due to the value of the yen) to and from Japan could materially adversely affect Continental's consolidated profitability.

  Principal Stockholder

     As of September 30, 1997, Air Partners, L.P., a Texas limited partnership and major stockholder of the Company ("Air Partners"), held approximately 9.4% of the common equity interest and 40.8% of the general voting power of the Company. If all the remaining warrants held by Air Partners had been exercised on September 30, 1997, approximately 13.8% of the common equity interest and 51.7% of the general voting power of the Company would have been held by Air Partners. Various provisions in the Company's Certificate of Incorporation and Bylaws currently provide Air Partners with the right to elect one-third of the directors in certain circumstances; these provisions could have the effect of delaying, deferring or preventing a change in the control of the Company. On January 26, 1998, the Company announced that Air Partners had entered into an agreement to dispose of its interest in the Company to an affiliate of Northwest. See "The Company -- Recent Developments -- Continental/Northwest Alliance and Related Agreements".

  Risks Regarding Continental/Northwest Alliance

     On January 26, 1998, the Company and Northwest announced a long-term global alliance involving schedule coordination, frequent flyer reciprocity, executive lounge access, airport facility coordination, code sharing, the formation of a joint venture among the two carriers and KLM Royal Dutch Airlines ("KLM") with respect to their respective trans-Atlantic services, cooperation regarding other alliance partners of the two carriers and regional alliance development, certain coordinated sales programs, preferred reservations displays and other activities. See "The Company -- Recent Developments -- Continental/Northwest Alliance and Related Agreements".

     Successful implementation of the alliance and the achievement and timing of the anticipated synergies by the Company are subject to certain risks and uncertainties, some of which are beyond the control of the Company, including
(a) competitive pressures, including developments with respect to existing and potential future competitive alliances; (b) customer perception of and acceptance of the alliance, including product differences and benefits provided; (c) whether the Northwest pilots approve those aspects of the alliance requiring their approval, and the timing thereof; (d) potential adverse developments with respect to regional economic performance; (e) costs or difficulties in implementing the alliance being greater than expected, including those caused by the Company's or Northwest's workgroups; (f) contractual impediments to the implementation by the Company of certain aspects of the alliance; and (g) non-approval or delay by regulatory authorities or possible adverse regulatory decisions or changes. There can be no assurance that the Company's alliance with Northwest will be fully and timely implemented or continued, or that the anticipated synergies will not be delayed or will be achieved.

  Corporate Governance Agreement

     The Company announced on January 26, 1998 that Air Partners, the holder of approximately 14% of the Company's equity and approximately 51% of its voting power (after giving effect to the exercise of warrants), had entered into an agreement to dispose of its interest in the Company to an affiliate of Northwest (the "Air Partners Transaction"). See "The Company -- Recent
Developments -- Continental/Northwest Alliance and Related Agreements". In connection therewith, the Company has entered into a corporate governance agreement with certain affiliates of Northwest, designed to assure the independence of the Company's board of directors and management during the six year period of the governance agreement. During the term of the governance agreement, the securities of the Company beneficially owned by Northwest and its affiliates will be deposited into a voting trust and generally voted in the same proportion as the votes cast by other holders of the Company's voting securities. However, pursuant to the governance agreement, those shares may be voted as directed by the Northwest affiliate in connection with certain matters, including with respect to mergers and certain other change in control matters and the issuance of capital stock representing in excess of 20% of the voting power of the Company prior to issuance requiring a stockholder vote. In addition, in connection with the election of directors, those shares shall be voted for the election of the independent directors; provided that with respect to elections of directors in respect of which any person other than the Company is soliciting proxies, the shares may be voted, at the election of Northwest's affiliate, either as recommended by the Company's board of directors or in the same proportion as the votes cast by other holders of the Company's voting securities. As a result of the provisions of the corporate governance agreement, the ability of the Company to engage in a change in control transaction other than with Northwest or an affiliate thereof, or to issue significant amounts of capital stock under certain circumstances, is limited.

  Shareholder Litigation

     Following the announcement of the Northwest Alliance, the Air Partners Transaction and the related corporate governance agreement between the Company and certain affiliates of Northwest (collectively, the "Northwest Transaction"), to the Company's knowledge as of February 5, 1998, five separate lawsuits were filed against the Company and its Directors (the "Shareholder Lawsuits"). The complaints in the Shareholder Lawsuits, which were filed in the Court of Chancery of the State of Delaware in and for New Castle County and seek class certification, and which the Company anticipates will be consolidated, generally allege that the Company's Directors improperly accepted the Northwest Transaction in violation of their fiduciary duties owed to the public shareholders of the Company. They further allege that Delta Air Lines, Inc. submitted a proposal to purchase the Company which, in the plaintiffs' opinion, was superior to the Northwest Transaction. The complaints in the Shareholder Lawsuits seek, inter alia, to enjoin the Northwest Transaction and the award of unspecified damages to the plaintiffs.

     While there can be no assurance that the Shareholder Lawsuits will not result in a delay in the implementation of any aspect of the Northwest Transaction, or the enjoining of the Northwest Transaction, the Company believes these Shareholder Lawsuits to be without merit and intends to defend them vigorously.

RISK FACTORS RELATING TO THE AIRLINE INDUSTRY

  Industry Conditions and Competition

     The airline industry is highly competitive and susceptible to price discounting. The Company has in the past both responded to discounting actions taken by other carriers and initiated significant discounting actions itself. Continental's competitors include carriers with substantially greater financial resources (and in certain cases, lower cost structures), as well as smaller carriers with low cost structures. Airline profit levels are highly sensitive to, and during recent years have been severely impacted by, changes in fuel costs, fare levels (or "average yield") and passenger demand. Passenger demand and yields have been affected by, among other things, the general state of the economy, international events and actions taken by carriers with respect to fares. From 1990 to 1993, these factors contributed to the domestic airline industry's incurring unprecedented losses. Although fare levels have increased subsequently, fuel costs have also increased significantly. In addition, significant industry-wide discounts could be reimplemented at any time, and the introduction of broadly available, deeply discounted fares by a major United States airline would likely result in lower yields for the entire industry and could have a material adverse effect on the Company's operating results.

     The airline industry has consolidated in past years as a result of mergers and liquidations and may further consolidate in the future. Among other effects, such consolidation has allowed certain of Continental's major competitors to expand (in particular) their international operations and increase their market strength. Furthermore, the emergence in recent years of several new carriers, typically with low cost structures, has further increased the competitive pressures on the major United States airlines. In many cases, the new entrants have initiated or triggered price discounting. Aircraft, skilled labor and gates at most airports continue to be readily available to start-up carriers. Competition with new carriers or other low cost competitors on Continental's routes could negatively impact Continental's operating results.

  Regulatory Matters

     In the last several years, the United States Federal Aviation Administration (the "FAA") has issued a number of maintenance directives and other regulations relating to, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement, commuter aircraft safety and increased inspections and maintenance procedures to be conducted on older aircraft. The Company expects to continue incurring expenses for the purpose of complying with the FAA's noise, aging aircraft and other regulations. In addition, several airports have recently sought to increase substantially the rates charged to airlines, and the ability of airlines to contest such increases has been restricted by federal legislation, Department of Transportation regulations and judicial decisions.

     Management believes that the Company benefited significantly from the expiration of the aviation trust fund tax (the "ticket tax") on December 31, 1995. The ticket tax was reinstated on August 27, 1996, expired on December 31, 1996 and was reinstated again on March 7, 1997. Congress recently passed tax legislation reimposing and significantly modifying the ticket tax. The legislation includes the imposition of new excise tax and segment fee tax formulas to be phased in over a multi-year period, an increase in the international departure tax and the imposition of a new arrivals tax, and the extension of the ticket tax to cover items such as the sale of frequent flyer miles. Management believes that the ticket tax has a negative impact on the Company, although neither the amount of such negative impact directly resulting from the reimposition of the ticket tax, nor the benefit previously realized by its expiration, can be precisely determined.

     Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by imposing additional requirements or restrictions on operations. Laws and regulations have also been considered that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the availability of international routes to United States carriers is regulated by treaties and related agreements between the United States and foreign governments that are amendable. Continental cannot predict what laws and regulations may be adopted or their impact, but there can be no assurance that laws or regulations currently proposed or enacted in the future will not adversely affect the Company.

  Seasonal Nature of Airline Business

     Due to the greater demand for air travel during the summer months, revenue in the airline industry in the third quarter of the year is generally significantly greater than revenue in the first quarter of the year and moderately greater than revenue in the second and fourth quarters of the year for the majority of air carriers. Continental's results of operations generally reflect this seasonality, but have also been impacted by numerous other factors that are not necessarily seasonal, including the extent and nature of competition from other airlines, fare wars, excise and similar taxes, changing levels of operations, fuel prices, foreign currency exchange rates and general economic conditions.

RISK FACTORS RELATING TO THE CERTIFICATES AND THE OFFERING

  Appraisals and Realizable Value of Aircraft

     Appraisals in respect of the Aircraft (without physical inspection thereof) have been prepared by AISI, BK and MBA, and such appraisals are based on varying assumptions and methodologies which differ among the Appraisers. The Appraisers have delivered letters summarizing their respective reports, copies of which are annexed to this Prospectus Supplement as Appendix II. See "Description of the Aircraft and the Appraisals -- The Appraisals". The appraised value of each Aircraft and, accordingly, the initial aggregate Aircraft value as referred to herein, is based upon the lesser of the average and median value of such Aircraft as appraised by the Appraisers and projected as of the scheduled delivery month of such Aircraft. Appraisals that are based on different assumptions and methodologies may result in valuations that are materially different from those contained in the appraisals of the Appraisers. An appraisal is only an estimate of value, is not indicative of the price at which an Aircraft may be purchased from the Aircraft manufacturer and should not in any event be relied upon as a measure of realizable value; the proceeds realized upon a sale of any Aircraft may be less than the appraised value thereof. In particular, the appraisals are estimates of values as of future delivery dates. The value of the Aircraft in the event of the exercise of remedies under the applicable Indenture will depend on market and economic conditions, the supply of aircraft, the availability of buyers, the condition of the Aircraft and other factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise of remedies with respect to the Equipment Notes and the Aircraft pursuant to the applicable Pass Through Trust Agreement and the applicable Indenture would be sufficient to satisfy in full payments due on the Certificates.

  Priority of Distributions; Subordination

     Certain provisions of the Intercreditor Agreement, which provides for the subordination of the Class B Certificates to the Class A Certificates and the subordination of the Class C Certificates to the Class B Certificates, may result in the holders of the subordinated Classes of Certificates receiving less than the full amount due to them after the occurrence of a payment default under any Equipment Note or a Triggering Event, even if all of the Equipment Notes eventually are paid in full.

     Pursuant to the Intercreditor Agreement to which the Trustees, the Subordination Agent and the Liquidity Provider will be parties, on each Distribution Date, so long as no Triggering Event shall have occurred, all payments in respect of Equipment Notes received by the Subordination Agent will be distributed in the following order: (1) to the Liquidity Provider to the extent required to pay certain Liquidity Obligations; (2) to the Class A Trustee to the extent required to pay Expected Distributions on the Class A Certificates; (3) to the Class B Trustee to the extent required to pay Expected Distributions on the Class B Certificates; (4) to the Class C Trustee to the extent required to pay Expected Distributions on the Class C Certificates; (5) if Class D Certificates have been issued, to the Class D Trustee to the extent required to pay "Expected Distributions" (to be defined in a manner equivalent to the definition for other Classes of Certificates) on the Class D Certificates; and (6) to the Subordination Agent and each Trustee for the payment of certain fees and expenses.

     Upon the occurrence of a Triggering Event and at all times thereafter, all payments received by the Subordination Agent in respect of the Equipment Notes and certain other payments will be distributed under the Intercreditor Agreement in the following order: (1) to the Subordination Agent, each Trustee and certain other parties in payment of the Administration Expenses and to the Liquidity Provider in payment of the Liquidity Obligations; (2) to the Subordination Agent, each Trustee and each Certificateholder for certain fees, taxes, charges and other amounts payable to the Subordination Agent, any Trustee or any Certificateholder; (3) to the Class A Trustee to the extent required to pay Adjusted Expected Distributions on the Class A Certificates; (4) to the Class B Trustee to the extent required to pay Adjusted Expected Distributions on the Class B Certificates; (5) to the Class C Trustee to the extent required to pay Adjusted Expected Distributions on the Class C Certificates; and (6) if Class D Certificates have been issued, to the Class D Trustee to the extent required to pay "Adjusted Expected Distributions" (to be defined in a manner equivalent to the definition for other Classes of Certificates) on the Class D Certificates.

     Accordingly, the priority of distributions after a payment default under any Equipment Note or a Triggering Event will have the effect in certain circumstances of requiring the distribution to more senior Classes of Certificates of payments received in respect of one or more junior series of Equipment Notes. If this should occur, the interest accruing on the remaining Equipment Notes would in the aggregate be less than the interest accruing on the remaining Certificates because such Certificates include a relatively greater proportion of junior Classes with relatively higher interest rates. As a result of this possible interest shortfall, the holders of one or more junior Classes of Certificates may not receive the full amount due to them after a payment default under any Equipment Note even if all Equipment Notes are eventually paid in full.

     Payments in respect of the Deposits will not be subject to the subordination provisions of the Intercreditor Agreement.

  Control over Collateral; Sale of Collateral

     Pursuant to the Intercreditor Agreement, the Trustees and the Liquidity Provider will agree that, with respect to any Indenture at any given time, the Loan Trustee will be directed (a) in taking, or refraining from taking, any action thereunder, by the holders of at least a majority of the outstanding principal amount of the Equipment Notes issued thereunder as long as no Indenture Default has occurred and is continuing thereunder and (b) subject to certain conditions, in exercising remedies under such Indenture (including acceleration of such Equipment Notes or foreclosing the lien on the Aircraft securing such Equipment Notes) insofar as an Indenture Default has occurred and is continuing under such Indenture, by the Controlling Party. See "Description of the Certificates -- Indenture Defaults and Certain Rights Upon an Indenture Default" for a description of the rights of the Certificateholders of each Trust to direct the respective Trustee. Notwithstanding the foregoing, at any time after 18 months from the earlier to occur of (x) the date on which the entire available amount under any Liquidity Facility shall have been drawn (for any reason other than a Downgrade Drawing or a Non-Extension Drawing) and remain unreimbursed and (y) the date on which all Equipment Notes shall have been accelerated (provided that if such acceleration occurs prior to the Delivery Period Termination Date, the aggregate principal amount thereof exceeds $200 million), the Liquidity Provider will have the right to elect to become the Controlling Party with respect to such Indenture. For purposes of giving effect to the foregoing, the Trustees (other than the Controlling Party) shall irrevocably agree, and the Certificateholders (other than the Certificateholders represented by the Controlling Party) shall be deemed to agree by virtue of their purchase of Certificates, to exercise their voting rights as directed by the Controlling Party. For a description of certain limitations on the Controlling Party's rights to exercise remedies, see "Description of the Equipment Notes -- Remedies".

     Upon the occurrence and during the continuation of any Indenture Default under any Indenture, the Controlling Party may accelerate and, subject to the provisions described in the last sentence of this paragraph, sell all (but not less than all) of the Equipment Notes issued under such Indenture to any person. The market for Equipment Notes at the time of the existence of any Indenture Default may be very limited, and there can be no assurance as to the price at which they could be sold. If the Controlling Party sells any such Equipment Notes for less than their outstanding principal amount, certain Certificateholders will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against Continental, any Owner Trustee, any Owner Participant or any Trustee. So long as any Certificates are outstanding, during nine months after the earlier of (x) the acceleration of the Equipment Notes under any Indenture and (y) the bankruptcy or insolvency of Continental, without the consent of each Trustee, (a) no

Aircraft subject to the lien of such Indenture or such Equipment Notes may be sold, if the net proceeds from such sale would be less than the Minimum Sale Price for such Aircraft or such Equipment Notes, and (b) with respect to any Leased Aircraft, the amount and payment dates of rentals payable by Continental under the Lease for such Leased Aircraft may not be adjusted, if, as a result of such adjustment, the discounted present value of all such rentals would be less than 75% of the discounted present value of the rentals payable by Continental under such Lease before giving effect to such adjustment, in each case, using the weighted average interest rate of the Equipment Notes issued under such Indenture as the discount rate.

     The Equipment Notes will not be cross-collateralized (except in certain cases, if any, where the related Owner Participant and Continental shall agree to cross-collateralization) and, consequently, proceeds from the sale of an Aircraft in excess of the amounts due on Equipment Notes related to such Aircraft will not be available to cover losses, if any, on any other Equipment Notes.

  Owner Participant; Revisions to Agreements

     Continental has obtained the commitment of one company to act as the Owner Participant with respect to leveraged leases for certain of the Aircraft and plans to seek such commitments from others for the remaining Aircraft. The existing commitment is subject to satisfaction of certain conditions, and Continental may elect to terminate such commitment. Accordingly, Continental may select one or more other Owner Participants for some or all of the Aircraft or finance such Aircraft as Owned Aircraft rather than Leased Aircraft. Such Owner Participants may request revisions to the forms of the Participation Agreement, the Lease and the Leased Aircraft Indenture that are contemplated by the Note Purchase Agreement, so that the terms of such agreements applicable to any particular Leased Aircraft may differ from the description of such agreements contained in this Prospectus Supplement. However, under the Note Purchase Agreement, the terms of such agreements are required to (i) contain the Mandatory Document Terms and (ii) not vary the Mandatory Economic Terms. In addition, Continental is obligated (i) to certify to the Trustee that any such modifications do not materially and adversely affect the Certificateholders and
(ii) to obtain written confirmation from each Rating Agency that the use of versions of such agreements modified in any material respect will not result in a withdrawal, suspension or downgrading of the rating of any Class of Certificates. See "Description of the Certificates -- Obligation to Purchase Equipment Notes".

     Boeing and certain manufacturers of jet engines used by Continental may act as Owner Participant with respect to Aircraft, directly or through affiliates. Such manufacturers and their affiliates have various business relationships with Continental, including as suppliers of certain equipment to Continental, and such business relationships could influence the actions of such manufacturers or their affiliates as Owner Participants.

     Each Owner Participant will have the right to sell, assign or otherwise transfer its interests as Owner Participant in any of such leveraged leases, subject to the terms and conditions of the relevant Participation Agreement and related documents.

  Ratings of the Certificates

     It is a condition to the issuance of the Certificates that the Class A
Certificates be rated not lower than     by Moody's and      by Standard &
Poor's, the Class B Certificates be rated not lower than      by Moody's and
     by Standard & Poor's and the Class C Certificates be rated not lower than
     by Moody's and      by Standard & Poor's. A rating is not a recommendation
to purchase, hold or sell Certificates, inasmuch as such rating does not address market price or suitability for a particular investor. There is no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a Rating Agency if in its judgment circumstances in the future (including the downgrading of Continental, the Depositary or the Liquidity Provider) so warrant. The rating of the Certificates is based primarily on the default risk of the Equipment Notes and the Depositary, the availability of the Liquidity Facility for the benefit of holders of the Certificates, the collateral value provided by the Aircraft relating to the Equipment Notes and the subordination in right of payment under the Intercreditor Agreement of the Class B Certificates to the Class A Certificates and of the Class C Certificates to the Class B Certificates. Standard & Poor's has indicated that its rating applies to a unit consisting of Certificates representing the Trust Property and Escrow Receipts initially representing undivided interests in certain rights to $772,518,000 of Deposits (less any amount used to purchase Equipment Notes on the Issuance Date). Amounts deposited under the Escrow Agreements are not property of Continental and are not entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code. Neither the Certificates nor the Escrow Receipts may be separately assigned or transferred.

     Continental's ability to pay any premium due upon distribution of Deposits not used to acquire Equipment Notes during the Delivery Period has not been rated by either of the Rating Agencies.

  Unused Deposits

     The Trustees' obligations to purchase the Equipment Notes issued with respect to each Aircraft are subject to satisfaction of certain conditions at the time of delivery, as set forth in the Note Purchase Agreement. See "Description of the Certificates -- Obligation to Purchase Equipment Notes". Since the Aircraft are scheduled for delivery from time to time during the Delivery Period, no assurance can be given that all such conditions will be satisfied at the time of delivery for each Aircraft. Moreover, since the Aircraft will be newly manufactured, their delivery as scheduled is subject to delays in the manufacturing process and to Boeing's right to postpone deliveries under its agreement with Continental. Boeing has recently announced that it is experiencing delays in deliveries of Aircraft, and the delivery schedule for the Aircraft described in this Prospectus Supplement reflects adjustments made by Boeing as a result of such delays. See "Description of the Aircraft and Appraisals -- Deliveries of Aircraft". Continental cannot predict whether further adjustments in such schedule will be required. Depending on the circumstances of the financing of each Aircraft, the maximum aggregate principal amount of Equipment Notes may not be issued. In addition, Continental's obligations under its predelivery deposit credit facility are secured by Continental's purchase agreement with Boeing relating to the Boeing 737-524, 737-724, 737-824 and certain 757-224 Aircraft (but not the Boeing 777-224 Aircraft). Accordingly, if Continental should breach its obligations secured thereby, the secured parties could exercise remedies and prevent delivery of Aircraft to Continental.

     If any funds remain as Deposits with respect to any Trust at the Delivery Period Termination Date, they will be withdrawn by the Escrow Agent for such Trust and distributed, with accrued and unpaid interest thereon, to the Certificateholders of such Trust. In addition, if such remaining Deposits with respect to all of the Trusts exceed the Par Redemption Amount, such distribution will include a premium payable by Continental equal to the Deposit Make-Whole Premium with respect to the remaining Deposits related to such Trust in excess of such Trust's proportionate share of the Par Redemption Amount. Since the maximum principal amount of Equipment Notes may not be issued with respect to an Aircraft and, in any such case, the Series C Equipment Notes are more likely not to be issued in the maximum principal amount as compared to the other Equipment Notes, it is more likely that a distribution of unused Deposits will be made with respect to the Class C Certificates as compared to the other Certificates. In addition, notwithstanding the Par Redemption Amount limitation, if any Aircraft is not delivered by the manufacturer prior to the Delivery Period Termination Date due to any reason not occasioned by Continental's fault or negligence and no Substitute Aircraft is provided in lieu of such Aircraft, no Deposit Make-Whole Premium will be paid with respect to the unused Deposits to be distributed as a result of such failure to deliver in an amount equal to the maximum principal amount of Equipment Notes that could (after giving effect to all Equipment Notes theretofore issued) have been issued and acquired by such Trust with respect to such Aircraft in accordance with the Mandatory Economic Terms and such unused Deposits shall not be included in the calculation of the Par Redemption Amount. See "Description of the Deposit Agreements -- Unused Deposits".

  Absence of a Public Market for the Certificates

     Prior to the Offering of the Certificates, there has been no public market for the Certificates and neither Continental nor any Trust intends to apply for listing of the Certificates on any securities exchange or otherwise. Continental has been advised by the Underwriters that each of them presently intends to make a market in the Certificates, as permitted by applicable laws and regulations, after consummation of the Offering. None of the Underwriters is obligated, however, to make a market in the Certificates and any such market-making activity may be discontinued at any time without notice at the sole discretion of each Underwriter. There can be no assurance as to the liquidity of the public market for the Certificates or that any active public market for the Certificates will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the Certificates may be adversely affected.

                                USE OF PROCEEDS

     The proceeds from the sale of the Certificates being offered hereby will be used to purchase Equipment Notes during the Delivery Period issued, at Continental's election, either (i) by each Owner Trustee to finance a portion of the purchase price of the Leased Aircraft or (ii) by Continental to finance a portion of the purchase price of the Owned Aircraft. Prior to utilization of such proceeds to purchase Equipment Notes, such proceeds from the sale of the Certificates of each Trust will be deposited with the Depositary on behalf of the applicable Escrow Agent for the benefit of the Certificateholders of such Trust.

                                  THE COMPANY

     Continental is a major United States air carrier engaged in the business of transporting passengers, cargo and mail. Continental is the fifth largest United States airline (as measured by revenue passenger miles in 1997) and, together with its wholly owned subsidiaries, Continental Express, Inc. ("Express") and Continental Micronesia, Inc. ("CMI"), served 192 airports worldwide as of December 31, 1997. Internationally, Continental flies to 67 destinations and offers additional connecting service through alliances with foreign carriers. Continental is one of the leading airlines providing service to Mexico and Central America, serving more destinations there than any other United States airline. Through CMI, Continental provides extensive service in the western Pacific, including service to more Japanese cities than any other United States carrier.

DOMESTIC OPERATIONS

     Continental operates its domestic route system primarily through its hubs at Newark International Airport, George Bush Intercontinental Airport in Houston and Hopkins International Airport in Cleveland. The Company's hub system allows it to transport passengers between a large number of destinations with substantially more frequent service than if each route were served directly. The hub system also allows Continental to add service to a new destination from a large number of cities using only one or a limited number of aircraft. Each of Continental's hubs is located in a large business and population center, contributing to a high volume of "origin and destination" traffic.

  Newark

     As of December 31, 1997, Continental operated 56% (232 departures) of average daily jet departures and, together with Express, accounted for 58% (341 departures) of all average daily departures (jet and turboprop) from Newark International Airport. Considering the three major airports serving New York City (Newark International Airport, LaGuardia and John F. Kennedy), the Company and Express accounted for 23% of all average daily departures, while the next largest carrier, USAirways, and its commuter affiliate accounted for 15% of all average daily departures.

  Houston

     As of December 31, 1997, Continental operated 80% (332 departures) of average daily jet departures and, together with Express, accounted for 84% (465 departures) of all average daily departures from Houston's George Bush Intercontinental Airport. Southwest Airlines ("Southwest") also has a significant share of Houston departures through Hobby Airport. Considering both Intercontinental and Hobby Airports, Continental operated 57% and Southwest operated 26% of all average daily jet departures from Houston.

  Cleveland

     As of December 31, 1997, Continental operated 54% (99 departures) of all average daily jet departures and, together with Express, accounted for 66% (243 departures) of all average daily departures from Cleveland Hopkins International Airport. The next largest carrier, Southwest, accounted for 6% of all average daily departures.

  Continental Express

     Continental's jet service at each of its domestic hub cities is coordinated with Express, which operates under the name "Continental Express". Express operates both advanced, new-generation turboprop aircraft that average approximately five years of age and seat 64 passengers or less and regional jets that average under a year old and seat 50 passengers. Express began service with these 50-seat regional jets initially in Cleveland in April 1997.

     As of December 31, 1997, Express served 18 destinations from Newark International Airport (5 by regional jet), 21 destinations from George Bush Intercontinental Airport (1 by regional jet) and 34 destinations from Cleveland (5 by regional jet). In addition, commuter feed traffic is currently provided by other code-sharing partners. In general, Express flights are less than 200 miles in length and less than 90 minutes in duration.

     Management believes Express' turboprop and regional jet operations complement Continental's jet operations by allowing more frequent service to small cities than could be provided economically with conventional jet aircraft and by carrying traffic that connects onto Continental's jets. In many cases, Express (and Continental) compete for such connecting traffic with commuter airlines owned by or affiliated with other major airlines operating out of the same or other cities. Management believes that Express' new Embraer-145ER regional jets will provide better customer acceptance and comfort than its turboprop aircraft and will also allow Express to serve certain routes that cannot be served by turboprop aircraft.

  Domestic Carrier Alliances

     Continental has entered into and continues to develop alliances with domestic carriers:

     - Continental has entered into a series of agreements with America West Airlines, Inc. ("America West"), including agreements related to code-sharing and ground handling, which have created substantial benefits for both airlines. These code-sharing agreements cover 73 city-pairs and allow Continental to link additional destinations to its route network. The sharing of facilities and employees by Continental and America West in their respective key markets has resulted in significant cost savings.

     - Currently, SkyWest Airlines, Inc., a commuter operator, provides Continental access to five additional markets in California through Los Angeles.

     - Continental has entered into a code-sharing arrangement with Gulfstream International Airlines, Inc. ("Gulfstream") which commenced in April 1997. Gulfstream serves as a connection for Continental passengers throughout Florida as well as five markets in the Bahamas.

     - Continental has entered into a code-sharing arrangement with Colgan Air, Inc. which commenced July 1, 1997 on flights connecting in four cities in the eastern United States and offering connections for Continental passengers to 10 cities in the Northeastern and mid-Atlantic regions of the United States.

     - In July 1997, Continental and CMI announced a cooperative marketing agreement with Hawaiian Airlines that began October 1, 1997 on flights connecting in Honolulu.

     - In January 1998, Continental announced it had entered into a long-term global alliance with Northwest. See "-- Recent
       Developments -- Continental/Northwest Alliance and Related Agreements".

INTERNATIONAL OPERATIONS

     Continental serves destinations throughout Europe, Mexico, Central and South America and the Caribbean and has extensive operations in the western Pacific conducted by CMI. As measured by 1997 available seat miles, approximately 31.4% of Continental's jet operations were dedicated to international traffic. As of December 31, 1997, the Company offered 112 weekly departures to ten European cities and marketed service to six other cities through code-sharing agreements. Continental is one of the leading airlines providing service to Mexico and Central America, serving more destinations there than any other United States airline.

     Continental's hub at Newark International Airport is a significant international gateway. From Newark, the Company serves London, Manchester, Birmingham, Paris, Frankfurt, Dusseldorf, Madrid, Rome, Milan, Lisbon, Toronto and Montreal, and markets certain other destinations in Canada, the United Kingdom, Amsterdam, Prague and certain other points in Europe through code-sharing arrangements with other foreign carriers. Continental recently announced new nonstop service, subject to government approval, between

Newark and two cities in Ireland, Dublin and Shannon (effective June 1998), and between Newark and Glasgow, Scotland (effective July 1998).

     The Company also has non-stop service to two Mexican cities, five Caribbean destinations and four South American cities from Newark. In addition, the Company offers one-stop service to two additional South American cities from Newark. Continental has been given tentative approval by the United States Department of Transportation to begin service between Newark and Santiago, Chile (expected to commence May 30, 1998).

     The Company's Houston hub is the focus of its operations in Mexico and Central America. Continental currently flies from Houston to 11 cities in Mexico, every country in Central America and four cities in South America. Continental commenced service from Houston to Caracas, Venezuela in December 1997 and from Houston to Toronto in September 1997. Continental recently announced four new international routes out of Houston to three cities in Mexico (Tampico, Veracruz and Merida) and Calgary, Canada, all of which will begin in the second quarter of 1998, subject to government approval. In addition, Continental flies non-stop from Houston to London, Paris and Vancouver.

  Continental Micronesia

     CMI is a United States-certificated international air carrier engaged in the business of transporting passengers, cargo and mail in the western Pacific, which is one of the faster growing areas for air travel in the world. From its hub operations based on the island of Guam, CMI provides slot-controlled service to six cities in Japan, more than any other United States carrier, as well as other Pacific Rim destinations, including Taiwan, the Philippines, Hong Kong, South Korea and Indonesia. Service to these Japanese cities and certain other Pacific Rim destinations is subject to a variety of regulatory restrictions limiting the ability of other carriers to service these markets.

  Foreign Carrier Alliances

     Over the last decade, major United States airlines have developed and expanded alliances with foreign air carriers, generally involving adjacent terminal operations, coordinated flights, code-sharing and other joint marketing activities. Continental is the sole major United States carrier to operate a hub in the New York City area, by virtue of its operations at Newark International Airport. Consequently, management believes the Company is uniquely situated to attract alliance partners from Europe, the Far East and South America and intends to aggressively pursue such alliances.

     In addition, management believes that developing a network of international alliance partners will better leverage the Company's hub assets by attracting high-yield flow traffic and result in improved returns to the Company. Further, Continental can enlarge its scope of service more rapidly and enter additional markets with lower capital and start-up costs through formation of alliances with partners as compared with entering markets independently of other carriers.

     Management has a goal of developing alliance relationships that, together with the Company's own flying, will permit expanded service through Newark and Houston to major destinations in South America, Europe and Asia. Certain route authorities that would be required for the Company's own service to certain of these destinations are not currently available to the Company.

     Continental has implemented international code-sharing agreements with Alitalia, Air Canada, Transavia, CSA Czech Airlines, Business Air, China Airlines and Virgin Atlantic Airways ("Virgin"). Upon receipt of government approval, Continental will commence code-sharing arrangements with Aerolneas Centrales de Colombia (ACES) and Air France. In addition, the Northwest Alliance contemplates formation of a joint venture with KLM, a Dutch carrier. See
"-- Recent Developments -- Continental/Northwest Alliance and Related
Agreements".

     Continental's agreement with Virgin (which commenced operations on February 2, 1998) is a code-share arrangement containing block-space commitments involving the carrier's Newark/New York-London routes and nine other routes flown by Virgin between the United Kingdom and the United States.

     Alitalia and Continental code-share between points in the United States and Italy, with Alitalia placing its code on Continental flights between Newark and Rome and Milan, and between Newark International Airport and seven U.S. cities and Mexico City. In June 1997, Alitalia and Continental entered into a block-space agreement (pursuant to which the Company and another carrier agree to share capacity and bear economic risk for blocks of seats on certain routes) and expanded their existing code-share relationship. The two carriers will code-share between points in the United States and Italy, with Alitalia placing its code on Continental flights between Newark and Rome and Milan and between Newark and eight cities within the United States.

     Continental and Air Canada (and its subsidiaries) code-share on six cross-border routes under agreements that expire on April 1998, where Continental places its code on 18 Air Canada flights per day and Air Canada places its code on six Continental flights per day. Continental and Air Canada provide ground handling and other services for each other at certain locations in the United States, Canada and elsewhere.

     In addition, the Company has also entered into joint marketing agreements with other airlines, all of which are currently subject to government approval. Some of these agreements will involve block-space arrangements which management believes are important to Continental's ability to compete as an international airline. In October 1996, Continental announced a block-space agreement with Air France which contemplates a future code-share arrangement on certain flights between Newark International Airport and Charles de Gaulle Airport ("CDG") and Houston and CDG (expected to commence in the third quarter of 1998). In August 1997, the Company entered into a code-sharing agreement (effective March 1998) with EVA Airways Corporation ("EVA"), an airline based in Taiwan, that entitles the Company to place its code on that carrier's flights between Taipei and five cities in the United States.

     Many of the Company's international alliance agreements provide that a party may terminate the agreement upon a change of control of the other party. If the Air Partners Transaction is consummated, certain of the Company's international alliance partners will have the right to terminate their alliance relationship with the Company. Based on discussions with such partners, the Company believes that none of its partners will exercise such right.

     The Company anticipates entering into other code-sharing, joint marketing and block-space agreements, which may include the Company undertaking the financial commitment to purchase seats from other carriers.

RECENT DEVELOPMENTS

  Fourth Quarter and Full Year 1997 Results of Operations

     The Company's preliminary unaudited net income for the fourth quarter of 1997 was $73 million ($1.26 basic and $0.97 diluted earnings per share) compared to $47 million ($0.82 basic and $0.62 diluted earnings per share) in the prior year. For the full year 1997, the Company reported preliminary unaudited net income of $389 million ($6.72 basic and $5.03 diluted earnings per share) before an extraordinary charge for debt prepayment of $4 million. This compares to $325 million in net income for the full year 1996 ($5.87 basic and $4.25 diluted earnings per share) before an extraordinary charge of $6 million. The Company's pre-tax profit for 1997 was $640 million which represents a 15% increase over 1996's pre-tax profit of $556 million, excluding special charges, minority interest and extraordinary loss.

  Continental/Northwest Alliance and Related Agreements

     On January 26, 1998, the Company announced that, in connection with the Air Partners Transaction, the Company had entered into a long-term global alliance with Northwest (the "Northwest Alliance") involving schedule coordination, frequent flyer reciprocity, executive lounge access, airport facility coordination, code sharing, the formation of a joint venture among the two carriers and KLM with respect to their trans-Atlantic services, cooperation regarding other alliance partners of the two carriers and regional alliance development, certain coordinated sales programs, preferred reservations displays and other activities.

     The Northwest Alliance is expected to be phased in over a multi-year period. A significant portion of the alliance activities will commence promptly. Code sharing will commence, subject to governmental approvals, with the Company initially placing its designator code on all of Northwest's international flights (other than its trans-Atlantic flights) and those Northwest domestic flights which create international connecting itineraries to and from Latin America. Thereafter, subject to governmental approval and approval by Northwest's pilots under their collective bargaining agreement, (i) Northwest and the Company anticipate entering into a joint venture among themselves and KLM with respect to their respective trans-Atlantic flights, (ii) Northwest anticipates placing its designator code on substantially all of the Company's other international flights, and (iii) Northwest and the Company each anticipate placing their respective designator codes on substantially all of the other carrier's domestic flights.

     The Company estimates that the alliance, when fully phased in over a three year period, will generate in excess of $500 million in additional annual pre-tax operating income for the carriers, and anticipates that approximately 45% of such pre-tax operating income will accrue to the Company. The Company believes that a significant portion of the alliance synergies allocable to the Company can be achieved even without the activities which are subject to approval of Northwest's pilots.

     The Company also announced on January 26, 1998 that Air Partners, the holder of approximately 14% of the Company's equity and approximately 51% of its voting power (after giving effect to the exercise of warrants), had entered into an agreement to dispose of its interest in the Company to an affiliate of Northwest. The Air Partners Transaction is subject to, among other matters, governmental approval and expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The agreement also extends to an affiliate of Air Partners a right of first offer to purchase certain shares of Class A common stock of the Company to be acquired by Northwest or its affiliates if such entities intend to dispose of those securities prior to the fifth anniversary of the closing of the Air Partners Transaction.

     In connection with the Air Partners Transaction, the Company entered into a corporate governance agreement with certain affiliates of Northwest (the "Northwest Parties") designed to assure the independence of the Company's board and management during the six year term of the governance agreement. Under the corporate governance agreement, the Northwest Parties have agreed not to beneficially own voting securities of the Company in excess of 50.1% of the fully diluted voting power of the Company's voting securities, subject to certain exceptions involving third party acquisitions or tender offers for 15% or more of the voting power of the Company's voting securities. The Northwest Parties have agreed to deposit all voting securities of the Company beneficially owned by them in a voting trust with an independent voting trustee requiring that such securities be voted (i) on all matters other than the election of directors, either as recommended by the Company's board of directors (a majority of whom must be independent directors as defined in the agreement) or in the same proportion as the votes cast by other holders of voting securities, and
(ii) in the election of directors, for the election of independent directors nominated by the board of directors; provided, that in the event of a merger or similar business combination or a recapitalization, liquidation or similar transaction, a sale of all or substantially all of the Company's assets, or an issuance of voting securities which would represent more than 20% of the voting power of the Company prior to issuance, or any amendment of the company's charter or by-laws that would materially and adversely affect Northwest, the shares may be voted as directed by the Northwest Party owning such shares, and if a third party is soliciting proxies in connection with an election of directors, the shares may be voted at the option of such Northwest Party either as recommended by the Company's board of directors or in the same proportion as the votes cast by the other holders of voting securities.

     The Northwest Parties have also agreed to certain restrictions on the transfer of voting securities owned by them, have agreed not to seek to affect or influence the Company's board of directors or the control of the management of the Company or the business, operations, affairs, financial matters or policies of the Company or to take certain other actions, and have agreed to take all actions as are necessary to cause independent directors to at all times constitute at least a majority of the Company's board of directors. The Company has agreed to cause one designee of a Northwest Party reasonably acceptable to the board of directors to be appointed to the Company's board, and has agreed to grant preemptive rights to a Northwest Party with respect to certain issuances of Class A stock and Class B stock. The Northwest Parties have agreed that certain specified actions, together with any material transaction between the Company and Northwest or its affiliates, including any modifications or waivers of the corporate governance agreement and the alliance agreement, may not be taken without the prior approval of a majority of the board of directors, including the affirmative vote of a majority of the independent directors. The governance agreement also provides for the Company to adopt a shareholder rights plan with reasonably customary terms and conditions, with an acquiring person threshold of 15% and with appropriate exceptions for the Northwest Parties for actions permitted by and taken in compliance with the corporate governance agreement.

     The corporate governance agreement and the alliance agreement provide that, if after three years Northwest's pilots have not consented to those portions of the alliance agreement requiring their consent and the Company, at its election, then chooses to terminate the alliance agreement, the Northwest Parties can elect either to dispose of its shares in the Company or negotiate with a committee of independent directors of the Company regarding a merger. If a merger agreement cannot be reached within six months of the establishment of the committee, certain appraisal procedures are specified. If upon completion of the appraisal procedures, Northwest is unwilling to enter into a merger agreement at the value for the shares not held by the Northwest Parties and their affiliates determined by such appraisal procedures, then the Northwest Parties must sell their voting securities, and if the Company and the committee are unwilling to approve a merger agreement at such value, then the corporate governance agreement (except for certain provisions requiring continuing independent directors and approval by a majority of such independent directors of material transactions between the Company and Northwest and its affiliates) will expire. The alliance agreement provides that if after four years the Company has not entered into a code share with KLM or is not legally able to enter into a new trans-Atlantic joint venture with KLM and Northwest and place its airline code on certain Northwest flights, Northwest can elect to cause good faith negotiations between the Company, KLM and Northwest as to the amount of losses caused to the Continental/Northwest joint-venture by the foregoing, which losses are required to be reimbursed by Continental, or terminate any or all of such alliance agreement and any or all of the agreements contemplated thereunder.

     The corporate governance agreement will otherwise expire after the sixth anniversary of the date of closing of the acquisition by an affiliate of Northwest of beneficial ownership of Air Partners' interest in the Company, or if earlier, upon the date that Northwest and its affiliates cease to beneficially own voting securities representing at least 10% of the fully diluted voting power of the Company's voting securities. Upon a termination of the above described terms of the governance agreement, the Northwest Parties must nonetheless take such actions as are necessary to cause the Company's board of directors to at all times include at least five directors who are independent of and otherwise unaffiliated with Northwest or the Company and their respective affiliates, and any material transaction between the Company and Northwest or its affiliates, or relating to the governance agreement or the alliance agreement, may not be taken without prior approval thereof by a majority vote of the independent directors.

                        DESCRIPTION OF THE CERTIFICATES

     The Certificates will be issued pursuant to the Basic Agreement and three separate Trust Supplements. The following summary describes all material terms of the Certificates and supplements (or, to the extent inconsistent therewith, replaces) the description of the general terms and provisions of the Certificates set forth in the Prospectus. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Basic Agreement, which was filed with the Securities and Exchange Commission (the "Commission") as an exhibit to the Company's Current Report on Form 8-K dated September 25, 1997, and to all of the provisions of the Certificates, the Trust Supplements, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement and the trust supplements applicable to the Successor Trusts, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental.

     Except as otherwise indicated, the following summary relates to each of the Trusts and the Certificates issued by each Trust. The terms and conditions governing each of the Trusts will be substantially the same, except as described under "-- Subordination" below and except that the principal amount and scheduled principal repayments of the Equipment Notes held by each Trust and the interest rate and maturity date of the Equipment Notes held by each Trust will differ. The references to Sections in parentheses in the following summary are to the relevant Sections of the Basic Agreement unless otherwise indicated.

GENERAL

     The Certificates of each Trust will be issued in fully registered form only and will be subject to the provisions described below under "-- Book Entry; Delivery and Form". (Section 3.01) Each Certificate will represent a fractional undivided interest in the Trust created by the Basic Agreement and the applicable Trust Supplement pursuant to which such Certificate is issued. (Section 2.01) The Trust Property of each Trust will consist of (i) subject to the Intercreditor Agreement, Equipment Notes acquired under the Note Purchase Agreement and issued, at Continental's election in connection with the delivery of each Aircraft during the Delivery Period, either (a) on a nonrecourse basis by an Owner Trustee in each separate leveraged lease transaction with respect to each Leased Aircraft to finance a portion of the purchase price of such Leased Aircraft by the Owner Trustee, in which case the applicable Leased Aircraft will be leased to Continental, or (b) on a recourse basis by Continental in connection with each separate secured loan transaction with respect to each Owned Aircraft to finance a portion of the purchase price of such Owned Aircraft by Continental, (ii) the rights of such Trust to acquire Equipment Notes under the Note Purchase Agreement, (iii) the rights of such Trust under the applicable Escrow Agreement to request the Escrow Agent to withdraw from the Depositary funds sufficient to enable such Trust to purchase Equipment Notes on the delivery of each Aircraft during the Delivery Period, (iv) the rights of such Trust under the Intercreditor Agreement (including all monies receivable in respect of such rights), (v) all monies receivable under the Liquidity Facility for such Trust and (vi) funds from time to time deposited with the Trustee in accounts relating to such Trust. Certificates will represent fractional undivided interests in the related Trust and will be issued only in minimum denominations of $1,000 or integral multiples thereof, except that one Certificate of each Trust may be issued in a different denomination. (Section 3.01)

     On the Transfer Date, each of the Original Trusts will transfer and assign all of its assets and rights to a substantially identical Successor Trust, and the New Trustee will assume the obligations of the related Original Trustee under each transaction document to which such Original Trustee was a party. Upon the effectiveness of such transfer, assignment and assumption, each of the Original Trusts will be liquidated and each of the Certificates will represent the same percentage interest in the Successor Trust as it represented in the Original Trust immediately prior to such transfer, assignment and assumption. Unless the context otherwise requires, all references in this Prospectus Supplement to the Trusts, the Trustees, the Pass Through Trust Agreements and similar terms shall be applicable to the Original Trusts until the effectiveness of such transfer, assignment and assumption and thereafter shall be applicable to the Successor Trusts. See "-- Liquidation of Original Trusts".

     The Certificates represent interests in the respective Trusts, and all payments and distributions thereon will be made only from the Trust Property of the related Trust. (Section 3.09) The Certificates do not represent an interest in or obligation of Continental, the Trustees, any of the Loan Trustees or Owner Trustees in their individual capacities, any Owner Participant or any affiliate of any thereof.

     Pursuant to the Escrow Agreement applicable to each Trust, the Certificateholders of such Trust as holders of the Escrow Receipts affixed to each Certificate are entitled to certain rights with respect to the Deposits relating to such Trust. Accordingly, any transfer of a Certificate will have the effect of transferring the corresponding rights with respect to the Deposits, and rights with respect to the Deposits may not be separately transferred by Certificateholders. Rights with respect to the Deposits and the Escrow Agreement relating to a Trust, except for the right to request withdrawals for the purchase of Equipment Notes, will not constitute Trust Property of such Trust.

SUBORDINATION

     Pursuant to the Intercreditor Agreement to which the Trustees, the Subordination Agent and the Liquidity Provider will be parties, on each Distribution Date, so long as no Triggering Event shall have occurred (whether or not continuing), all payments received by the Subordination Agent in respect of Equipment Notes and certain other payments under the related Indenture will be distributed under the Intercreditor Agreement in the following order: (1) to the Liquidity Provider to the extent required to pay certain Liquidity Obligations; (2) to the Class A Trustee to the extent required to pay Expected Distributions on the Class A Certificates; (3) to the Class B Trustee to the extent required to pay Expected Distributions on the Class B Certificates; (4) to the Class C Trustee to the extent required to pay Expected Distributions on the Class C Certificates; (5) if Class D Certificates have been issued, to the Class D Trustee to the extent required to pay "Expected Distributions" (to be defined in a manner equivalent to the definition for other Classes of Certificates) on the Class D Certificates; and (6) to the Subordination Agent and each Trustee for the payment of certain fees and expenses.

     Upon the occurrence of a Triggering Event and at all times thereafter, all payments received by the Subordination Agent in respect of the Equipment Notes and certain other payments will be distributed under the Intercreditor Agreement in the following order: (1) to the Subordination Agent, each Trustee and certain other parties in payment of the Administration Expenses and to the Liquidity Provider in payment of the Liquidity Obligations; (2) to the Subordination Agent, each Trustee and each Certificateholder for certain fees, taxes, charges and other amounts payable to the Subordination Agent, any Trustee or any Certificateholder; (3) to the Class A Trustee to the extent required to pay Adjusted Expected Distributions on the Class A Certificates; (4) to the Class B Trustee to the extent required to pay Adjusted Expected Distributions on the Class B Certificates; (5) to the Class C Trustee to the extent required to pay Adjusted Expected Distributions on the Class C Certificates; and (6) if Class D Certificates have been issued, to the Class D Trustee Certificates to the extent required to pay "Adjusted Expected Distributions" (to be defined in a manner equivalent to the definition for other Classes of Certificates) on the Class D Certificates.

     For purposes of calculating Expected Distributions or Adjusted Expected Distributions with respect to the Certificates of any Trust, any premium paid on the Equipment Notes held in such Trust that has not been distributed to the Certificateholders of such Trust (other than such premium or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of Expected Distributions or Adjusted Expected Distributions.

     The priority of distributions after a payment default under any Equipment Note or a Triggering Event will have the effect in certain circumstances of requiring the distribution to more senior Classes of Certificates of payments received in respect of one or more junior series of Equipment Notes. If this should occur, the interest accruing on the remaining Equipment Notes would in the aggregate be less than the interest accruing on the remaining Certificates because such Certificates include a relatively greater proportion of junior Classes with relatively higher interest rates. As a result of this possible interest shortfall, the holders of one or more junior Classes of Certificates may not receive the full amount due to them after a Triggering Event even if all Equipment Notes are eventually paid in full.

     Payments in respect of the Deposits relating to a Trust will not be subject to the subordination provisions of the Intercreditor Agreement.

PAYMENTS AND DISTRIBUTIONS

     Payments of interest on the Deposits with respect to each Trust and payments of principal, premium (if any) and interest on the Equipment Notes or with respect to other Trust Property held in each Trust will be distributed by the Paying Agent (in the case of the Deposits) or by the Trustee (in the case of Trust Property of such Trust) to Certificateholders of such Trust on the date receipt of such payment is confirmed, except in the case of certain types of Special Payments.

     The Deposits held with respect to each Trust and the Equipment Notes held in each Trust will accrue interest at the applicable rate per annum for Certificates to be issued by such Trust set forth on the cover page of this Prospectus Supplement, payable on January 2 and July 2 of each year, commencing on July 2, 1998 (or, in the case of Equipment Notes issued after such date, commencing with the first such date to occur after initial issuance thereof). Such interest payments will be distributed to Certificateholders of such Trust on each such date until the final Distribution Date for such Trust, subject in the case of payments on the Equipment Notes to the Intercreditor Agreement. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months. Payments of interest applicable to the Certificates to be issued by each of the Trusts will be supported by a separate Liquidity Facility to be provided by the Liquidity Provider for the benefit of the holders of such Certificates in an aggregate amount sufficient to pay interest thereon at the Stated Interest Rate for such Trust on up to three successive Regular Distribution Dates (without regard to any future payments of principal on such Certificates), except that the Liquidity Facility with respect to such Trust will not cover interest payable by the Depositary on the Deposits relating to such Trust. The Liquidity Facility for any Class of Certificates does not provide for drawings thereunder to pay for principal of or premium on the Certificates of such Class, any interest on the Certificates of such Class in excess of the Stated Interest Rates, or, notwithstanding the subordination provisions of the Intercreditor Agreement, principal of or interest or premium on the Certificates of any other Class. Therefore, only the holders of the Certificates to be issued by a particular Trust will be entitled to receive and retain the proceeds of drawings under the Liquidity Facility for such Trust. See "Description of the Liquidity Facilities".

     Payments of principal of the Equipment Notes held in each Trust are scheduled to be received by the Trustee on January 2 and July 2 in certain years depending upon the terms of the Equipment Notes held in such Trust, commencing on January 2, 1999. Scheduled payments of interest on the Deposits and of interest or principal on the Equipment Notes are herein referred to as "Scheduled Payments", and January 2 and July 2 of each year are herein referred to as "Regular Distribution Dates". See "Description of the Equipment
Notes -- Principal and Interest Payments". The "Final Maturity Date" for the Class A Certificates is July 2, 2018, for the Class B Certificates is July 2, 2018 and for the Class C Certificates is July 2, 2009.

     The Paying Agent with respect to each Escrow Agreement will distribute on each Regular Distribution Date to the Certificateholders of the Trust to which such Escrow Agreement relates all Scheduled Payments received in respect of the related Deposits, the receipt of which is confirmed by the Paying Agent on such Regular Distribution Date. The Trustee of each Trust will distribute, subject to the Intercreditor Agreement, on each Regular Distribution Date to the Certificateholders of such Trust all Scheduled Payments received in respect of Equipment Notes held on behalf of such Trust, the receipt of which is confirmed by the Trustee on such Regular Distribution Date. Each Certificateholder of each Trust will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments of interest on the Deposits relating to such Trust and, subject to the Intercreditor Agreement, of principal or interest on Equipment Notes held on behalf of such Trust. Each such distribution of Scheduled Payments will be made by the applicable Paying Agent or Trustee to the Certificateholders of record of the relevant Trust on the record date applicable to such Scheduled Payment subject to certain exceptions. (Sections 4.01 and 4.02; Escrow Agreement, Section 2.03) If a Scheduled Payment is not received by the applicable Paying Agent or Trustee on a Regular Distribution Date but is received within five days thereafter, it will be distributed on the date received to such holders of record. If it is received after such five-day period, it will be treated as a Special Payment and distributed as described below.

     Any payment in respect of, or any proceeds of, any Equipment Note, Trust Indenture Estate under (and as defined in) any Leased Aircraft Indenture or Collateral under (and as defined in) any Owned Aircraft Indenture other than a Scheduled Payment (each, a "Special Payment") will be distributed on, in the case of an early redemption or a purchase of any Equipment Note, the date of such early redemption or purchase (which shall be a Business Day), and otherwise on the Business Day specified for distribution of such Special Payment pursuant to a notice delivered by each Trustee as soon as practicable after the Trustee has received funds for such Special Payment (each a "Special Distribution Date"), subject to the Intercreditor Agreement. Any unused Deposits to be distributed after the Delivery Period Termination Date or the occurrence of a Triggering Event, together with accrued and unpaid interest thereon and any premium payable by Continental (each, also a "Special Payment"), will be distributed on a date 35 days after the Paying Agent has received notice of the event requiring such distribution (also a "Special Distribution Date") unless such date is within ten days before or after a Regular Distribution Date, in which case such Special Payment shall be made on such Regular Distribution Date. Each Paying Agent, in the case of the Deposits, and each Trustee, in the case of Trust Property or any premium payable by Continental in connection with certain distributions of unused Deposits, will mail a notice to the Certificateholders of the applicable Trust stating the scheduled Special Distribution Date, the related record date, the amount of the Special Payment and the reason for the Special Payment. In the case of a redemption or purchase of the Equipment Notes held in the related Trust or any distribution of unused Deposits after the Delivery Period Termination Date or the occurrence of a Triggering Event, such notice will be mailed not less than 15 days prior to the date such Special Payment is scheduled to be distributed, and in the case of any other Special Payment, such notice will be mailed as soon as practicable after the Trustee has confirmed that it has received funds for such Special Payment. (Section 4.02(c); Escrow Agreement, Sections 2.03 and 2.06) Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date for any Trust will be made by the Paying Agent or the Trustee, as applicable, to the Certificateholders of record of such Trust on the record date applicable to such Special Payment. (Section 4.02(b); Section 2.03 of the Escrow Agreement) See
"-- Indenture Defaults and Certain Rights Upon an Indenture Default" and "Description of the Equipment Notes -- Redemption".

     Each Pass Through Trust Agreement requires that the Trustee establish and maintain, for the related Trust and for the benefit of the Certificateholders of such Trust, one or more non-interest bearing accounts (the "Certificate Account") for the deposit of payments representing Scheduled Payments received by such Trustee. Each Pass Through Trust Agreement requires that the Trustee establish and maintain, for the related Trust and for the benefit of the Certificateholders of such Trust, one or more accounts (the "Special Payments Account") for the deposit of payments representing Special Payments received by such Trustee, which shall be non-interest bearing except in certain circumstances where the Trustee may invest amounts in such account in certain permitted investments. Pursuant to the terms of each Pass Through Trust Agreement, the Trustee is required to deposit any Scheduled Payments relating to the applicable Trust received by it in the Certificate Account of such Trust and to deposit any Special Payments so received by it in the Special Payments Account of such Trust. (Section 4.01; Trust Supplements, Section 3.01) All amounts so deposited will be distributed by the Trustee on a Regular Distribution Date or a Special Distribution Date, as appropriate. (Section 4.02; Trust Supplements, Section 3.01)

     Each Escrow Agreement requires that the Paying Agent establish and maintain, for the benefit of the Receiptholders, one or more accounts (the "Paying Agent Account"), which shall be non-interest bearing. Pursuant to the terms of the Escrow Agreement, the Paying Agent is required to deposit interest on Deposits relating to such Trust and any unused Deposits withdrawn by the Escrow Agent in the Paying Agent Account. All amounts so deposited will be distributed by the Paying Agent on a Regular Distribution Date or Special Distribution Date, as appropriate.

     The final distribution for each Trust will be made only upon presentation and surrender of the Certificates for such Trust at the office or agency of the Trustee specified in the notice given by the Trustee of such final distribution. The Trustee will mail such notice of the final distribution to the Certificateholders of such Trust, specifying the date set for such final distribution and the amount of such distribution. (Trust Supplements, Section 7.01) See "-- Termination of the Trusts" below. Distributions in respect of Certificates issued in global form will be made as described in "-- Book Entry; Delivery and Form" below.

     If any Regular Distribution Date or Special Distribution Date is a Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York, New York, Houston, Texas, Wilmington, Delaware, or Salt Lake City, Utah (any other day being a "Business Day"), distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date will be made on the next succeeding Business Day without additional interest.

POOL FACTORS

     The "Pool Balance" for each Trust or for the Certificates issued by any Trust indicates, as of any date, the original aggregate face amount of the Certificates of such Trust less the aggregate amount of all payments made in respect of the Certificates of such Trust or in respect of Deposits relating to such Trust other than payments made in respect of interest or premium or reimbursement of any costs or expenses incurred in connection therewith. The Pool Balance for each Trust or for the Certificates issued by any Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to any special distribution with respect to unused Deposits, payment of principal of the Equipment Notes or payment with respect to other Trust Property held in such Trust and the distribution thereof to be made on that date. (Trust Supplements, Section 2.01)

     The "Pool Factor" for each Trust as of any Regular Distribution Date or Special Distribution Date is the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance by (ii) the original aggregate face amount of the Certificates of such Trust. The Pool Factor for each Trust or for the Certificates issued by any Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to any special distribution with respect to unused Deposits, payment of principal of the Equipment Notes or payments with respect to other Trust Property held in such Trust and the distribution thereof to be made on that date. (Trust Supplements, Section 2.01) The Pool Factor for each Trust will be 1.0000000 on the date of issuance of the Certificates; thereafter, the Pool Factor for each Trust will decline as described herein to reflect reductions in the Pool Balance of such Trust. The amount of a Certificateholder's pro rata share of the Pool Balance of a Trust can be determined by multiplying the par value of the holder's Certificate of such Trust by the Pool Factor for such Trust as of the applicable Regular Distribution Date or Special Distribution Date. Notice of the Pool Factor and the Pool Balance for each Trust will be mailed to Certificateholders of such Trust on each Regular Distribution Date and Special Distribution Date. (Trust Supplements, Section 3.02)

     The following table sets forth an illustrative aggregate principal amortization schedule for the Equipment Notes held in each Trust (the "Assumed Amortization Schedule") and resulting Pool Factors with respect to such Trust. The actual aggregate principal amortization schedule applicable to a Trust and the resulting Pool Factors with respect to such Trust may differ from those set forth below, since the amortization schedule for the Equipment Notes issued with respect to an Aircraft may vary from such illustrative amortization schedule so long as it complies with the Mandatory Economic Terms. In addition, the table set forth below assumes that each Aircraft is delivered in the month scheduled for its delivery (see "Description of the Aircraft and the Appraisals -- The Appraisals" for the delivery schedule), that Equipment Notes in the maximum principal amount in respect of all of the Aircraft are purchased by the Trusts and that no early redemption or purchase, or default in the payment of principal, in respect of any Equipment Notes occurs. Actual circumstances may vary from these assumptions, which would result in differences in the aggregate principal amortization schedule applicable to a Trust and in the resulting Pool Factors.

                    1998-1A TRUST                     1998-1B TRUST                     1998-1C TRUST
                      EQUIPMENT                         EQUIPMENT                         EQUIPMENT
                   NOTES SCHEDULED   1998-1A TRUST   NOTES SCHEDULED   1998-1B TRUST   NOTES SCHEDULED   1998-1C TRUST
                     PAYMENTS OF     EXPECTED POOL     PAYMENTS OF     EXPECTED POOL     PAYMENTS OF     EXPECTED POOL
       DATE           PRINCIPAL         FACTOR          PRINCIPAL         FACTOR          PRINCIPAL         FACTOR
------------------ ---------------   -------------   ---------------   -------------   ---------------   -------------
February 20, 1998   $           0      1.0000000      $           0      1.0000000       $         0       1.0000000
July 2, 1998                    0      1.0000000                  0      1.0000000                 0       1.0000000
January 2, 1999         2,482,126      0.9948886          4,699,240      0.9687492                 0       1.0000000
July 2, 1999            3,389,036      0.9879096          5,061,216      0.9350912           560,014       0.9958986
January 2, 2000        12,429,973      0.9623128         11,470,910      0.8588076            84,535       0.9952795
July 2, 2000              674,788      0.9609232                  0      0.8588076           890,893       0.9887549
January 2, 2001        13,169,796      0.9338028          3,475,346      0.8356959         7,463,511       0.9340942
July 2, 2001            1,060,417      0.9316191                  0      0.8356959                 0       0.9340942
January 2, 2002        10,998,484      0.9089701         11,425,212      0.7597162        17,958,511       0.8025711
July 2, 2002              409,830      0.9081261                  0      0.7597162                 0       0.8025711
January 2, 2003         7,429,389      0.8928269          5,807,118      0.7210978        21,733,104       0.6434040
July 2, 2003                    0      0.8928269                  0      0.7210978                 0       0.6434040
January 2, 2004        11,977,386      0.8681621            318,293      0.7189811        23,656,732       0.4701487
July 2, 2004                    0      0.8681621                  0      0.7189811                 0       0.4701487
January 2, 2005        11,627,513      0.8442177                  0      0.7189811        23,630,149       0.2970882
July 2, 2005                    0      0.8442177                  0      0.7189811                 0       0.2970882
January 2, 2006        20,057,028      0.8029146             94,663      0.7183516        17,512,088       0.1688346
July 2, 2006                    0      0.8029146                  0      0.7183516                 0       0.1688346
January 2, 2007        19,316,088      0.7631372          3,015,773      0.6982961        12,882,354       0.0744878
July 2, 2007            1,205,486      0.7606548            374,502      0.6958056         1,398,900       0.0642427
January 2, 2008        23,012,783      0.7132649          1,443,112      0.6862087         8,771,864       0.0000000
July 2, 2008            1,205,486      0.7107825                  0      0.6862087                 0       0.0000000
January 2, 2009        22,250,197      0.6649630          4,996,626      0.6529802                 0       0.0000000
July 2, 2009            1,125,647      0.6626450             36,731      0.6527359                 0       0.0000000
January 2, 2010        33,123,259      0.5944348         10,132,211      0.5853549                 0       0.0000000
July 2, 2010                7,736      0.5944188          3,166,535      0.5642969                 0       0.0000000
January 2, 2011        39,893,161      0.5122674          9,144,429      0.5034848                 0       0.0000000
July 2, 2011                    0      0.5122674                  0      0.5034848                 0       0.0000000
January 2, 2012        53,102,593      0.4029141         15,009,765      0.4036671                 0       0.0000000
July 2, 2012                    0      0.4029141                  0      0.4036671                 0       0.0000000
January 2, 2013        50,437,944      0.2990480         13,046,925      0.3169027                 0       0.0000000
July 2, 2013                    0      0.2990480                  0      0.3169027                 0       0.0000000
January 2, 2014        54,823,337      0.1861511         13,065,538      0.2300145                 0       0.0000000
July 2, 2014                    0      0.1861511                  0      0.2300145                 0       0.0000000
January 2, 2015        42,903,367      0.0978009         13,224,751      0.1420675                 0       0.0000000
July 2, 2015                    0      0.0978009                  0      0.1420675                 0       0.0000000
January 2, 2016        37,204,230      0.0211868         14,062,482      0.0485495                 0       0.0000000
July 2, 2016                    0      0.0211868                  0      0.0485495                 0       0.0000000
January 2, 2017        10,288,413      0.0000000          7,300,475     0.00000000                 0       0.0000000

     The actual schedule of principal payments and the resulting schedule of Pool Balances and Pool Factors may differ from that set forth above. As noted above, this could result from the amortization schedule for the Equipment Notes held in each Trust varying from the Assumed Amortization Schedule (see "Description of the Equipment Notes -- Loan to Value Ratio of Equipment Notes" for several illustrative amortization schedules). In addition, the Pool Factor and Pool Balance of each Trust will be recomputed if there has been an early redemption, purchase, or default in the payment of principal or interest in respect of one or more of the Equipment Notes held in a Trust, as described in "-- Indenture Defaults and Certain Rights Upon an Indenture Default" and "Description of the Equipment Notes -- Redemption", or a special distribution attributable to unused Deposits after the Delivery Period Termination Date or the occurrence of a Triggering Event, as described in "Description of the Deposit Agreements". In the event of
(i) any such change in the scheduled repayments from the Assumed Amortization Schedule or (ii) any such redemption, purchase, default or special distribution, the Pool Factors and the Pool Balances of each Trust so affected will be recomputed after giving effect thereto and notice thereof will be mailed to the Certificateholders of such Trust promptly after the Delivery Period Termination Date in the case of clause (i) and promptly after the occurrence of any event described in clause (ii).

REPORTS TO CERTIFICATEHOLDERS

     On each Distribution Date, the applicable Paying Agent and Trustee will include with each distribution by it of a Scheduled Payment or Special Payment to Certificateholders of the related Trust a statement setting forth the following information (per $1,000 aggregate principal amount of Certificate for such Trust, as to (ii), (iii), (iv) and (v) below):

          (i) the aggregate amount of funds distributed on such Distribution Date under the Pass Through Trust Agreement and under the Escrow Agreement, indicating the amount allocable to each source;

          (ii) the amount of such distribution under the Pass Through Trust Agreement allocable to principal and the amount allocable to premium (including any premium paid by Continental with respect to unused Deposits), if any;

          (iii) the amount of such distribution under the Pass Through Trust Agreement allocable to interest;

          (iv) the amount of such distribution under the Escrow Agreement allocable to interest;

          (v) the amount of such distribution under the Escrow Agreement allocable to unused Deposits, if any; and

          (vi) the Pool Balance and the Pool Factor for such Trust. (Trust Supplements, Section 3.02(a))

     So long as the Certificates are registered in the name of DTC or its nominee, on the record date prior to each Distribution Date, the applicable Trustee will request from DTC a securities position listing setting forth the names of all DTC Participants reflected on DTC's books as holding interests in the Certificates on such record date. On each Distribution Date, the applicable Paying Agent and Trustee will mail to each such DTC Participant the statement described above and will make available additional copies as requested by such DTC Participant for forwarding to Certificate Owners. (Trust Supplements,
Section 3.02(a))

     In addition, after the end of each calendar year, the applicable Trustee and Paying Agent will furnish to each Certificateholder of each Trust at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (i), (ii), (iii), (iv) and (v) above with respect to the Trust for such calendar year or, in the event such person was a Certificateholder during only a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to such Trustee and which a Certificateholder shall reasonably request as necessary for the purpose of such Certificateholder's preparation of its U.S. federal income tax returns. (Trust Supplements, Section 3.02(b)) Such report and such other items shall be prepared on the basis of information supplied to the applicable Trustee by the DTC Participants and shall be delivered by such Trustee to such DTC Participants to be available for forwarding by such DTC Participants to Certificate Owners in the manner described above. (Trust Supplements, Section 3.02(b)) At such time, if any, as the Certificates are issued in the form of definitive certificates, the applicable Paying Agent and Trustee will prepare and deliver the information described above to each Certificateholder of record of each Trust as the name and period of ownership of such Certificateholder appears on the records of the registrar of the Certificates.

INDENTURE DEFAULTS AND CERTAIN RIGHTS UPON AN INDENTURE DEFAULT

     An event of default under an Indenture (an "Indenture Default") will, with respect to the Leased Aircraft Indentures, include an event of default under the related Lease (a "Lease Event of Default"). See "Description of the Equipment Notes -- Indenture Defaults, Notice and Waiver". Since the Equipment Notes issued under an Indenture will be held in each Trust, a continuing Indenture Default under such Indenture would affect the Equipment Notes held by each Trust. There are no cross-default provisions in the Indentures or in the Leases (unless otherwise agreed between an Owner Participant and Continental). Consequently, events resulting in an Indenture Default under any particular Indenture may or may not result in an Indenture Default under any other Indenture, and a Lease Event of Default under any particular Lease may or may not constitute a Lease Event of Default under any other Lease. If an Indenture Default occurs in fewer than all of the Indentures, notwithstanding the treatment of Equipment Notes issued under any Indenture under which an Indenture Default has occurred, payments of principal and interest on the Equipment Notes issued pursuant to Indentures with respect to which an Indenture Default has not occurred will continue to be distributed to the holders of the Certificates as originally scheduled, subject to the Intercreditor Agreement. See "Description of the Intercreditor Agreement -- Priority of Distributions".

     With respect to each Leased Aircraft, the applicable Owner Trustee and Owner Participant will, under the related Leased Aircraft Indenture, have the right under certain circumstances to cure Indenture Defaults that result from the occurrence of a Lease Event of Default under the related Lease. If the Owner Trustee or the Owner Participant exercises any such cure right, the Indenture Default will be deemed to have been cured.

     In the event that the same institution acts as Trustee of multiple Trusts, in the absence of instructions from the Certificateholders of any such Trust, such Trustee could be faced with a potential conflict of interest upon an Indenture Default. In such event, each Trustee has indicated that it would resign as Trustee of one or all such Trusts, and a successor trustee would be appointed in accordance with the terms of the applicable Pass Through Trust Agreement. Wilmington Trust Company will be the initial Trustee under each Trust.

     Upon the occurrence and continuation of an Indenture Default, the Controlling Party will direct the Indenture Trustee under such Indenture in the exercise of remedies thereunder and may accelerate and sell all (but not less than all) of the Equipment Notes issued under such Indenture to any person, subject to certain limitations. See "Description of the Intercreditor
Agreement -- Intercreditor Rights -- Sale of Equipment Notes or Aircraft". The proceeds of such sale will be distributed pursuant to the provisions of the Intercreditor Agreement. Any such proceeds so distributed to any Trustee upon any such sale shall be deposited in the applicable Special Payments Account and shall be distributed to the Certificateholders of the applicable Trust on a Special Distribution Date. (Sections 4.01 and 4.02) The market for Equipment Notes at the time of the existence of an Indenture Default may be very limited and there can be no assurance as to the price at which they could be sold. If any such Equipment Notes are sold for less than their outstanding principal amount, certain Certificateholders will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against Continental, any Liquidity Provider, any Owner Trustee, any Owner Participant or any Trustee.

     Any amount, other than Scheduled Payments received on a Regular Distribution Date or within five days thereafter, distributed to the Trustee of any Trust by the Subordination Agent on account of any Equipment Note, Trust Indenture Estate under (and as defined in) any Leased Aircraft Indenture or Collateral under (and as defined in) any Owned Aircraft Indenture held in such Trust following an Indenture Default will be deposited in the Special Payments Account for such Trust and will be distributed to the Certificateholders of such Trust on a Special Distribution Date. (Sections 4.01 and 4.02; Trust Supplements, Section 3.01) In addition, if, following an Indenture Default under any Leased Aircraft Indenture, the applicable Owner Participant or Owner Trustee exercises its option to redeem or purchase the outstanding Equipment Notes issued under such Leased Aircraft Indenture, the price paid by such Owner Participant or Owner Trustee for the Equipment Notes issued under such Leased Aircraft Indenture and distributed to such Trust by the Subordination Agent will be deposited in the Special Payments Account for such Trust and will be distributed to the Certificateholders of such Trust on a Special Distribution Date. (Sections 4.01 and 4.02)

     Any funds representing payments received with respect to any defaulted Equipment Notes, or the proceeds from the sale of any Equipment Notes, held by the Trustee in the Special Payments Account for such Trust will, to the extent practicable, be invested and reinvested by such Trustee in certain permitted investments pending the distribution of such funds on a Special Distribution Date. (Section 4.04) Such permitted investments are defined as obligations of the United States or agencies or instrumentalities thereof for the payment of which the full faith and credit of the United States is pledged and which mature in not more than 60 days or such lesser time as is required for the distribution of any such funds on a Special Distribution Date. (Section 1.01)

     Each Pass Through Trust Agreement provides that the Trustee of the related Trust will, within 90 days after the occurrence of any default known to the Trustee, give to the Certificateholders of such Trust notice, transmitted by mail, of such uncured or unwaived default with respect to such Trust known to it, provided that, except in the case of default in a payment of principal, premium, if any, or interest on any of the Equipment Notes held in such Trust, the applicable Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of such Certificateholders. (Section 7.02) The term "default" as used in this paragraph only with respect to any Trust means the occurrence of an Indenture Default under any Indenture pursuant to which Equipment Notes held by such Trust were issued, as described above, except that in determining whether any such Indenture Default has occurred, any grace period or notice in connection therewith will be disregarded.

     Each Pass Through Trust Agreement contains a provision entitling the Trustee of the related Trust, subject to the duty of such Trustee during a default to act with the required standard of care, to be offered reasonable security or indemnity by the holders of the Certificates of such Trust before proceeding to exercise any right or power under such Pass Through Trust Agreement at the request of such Certificateholders. (Section 7.03(e))

     Subject to certain qualifications set forth in each Pass Through Trust Agreement and to the Intercreditor Agreement, the Certificateholders of each Trust holding Certificates evidencing fractional undivided interests aggregating not less than a majority in interest in such Trust shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to such Trust or pursuant to the terms of the Intercreditor Agreement, or exercising any trust or power conferred on such Trustee under such Pass Through Trust Agreement or the Intercreditor Agreement, including any right of such Trustee as Controlling Party under the Intercreditor Agreement or as holder of the Equipment Notes. (Section 6.04)

     In certain cases, the holders of the Certificates of a Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust may on behalf of the holders of all the Certificates of such Trust waive any past "event of default" under such Trust (i.e., any Indenture Default under any Indenture pursuant to which Equipment Notes held by such Trust were issued) and its consequences or, if the Trustee of such Trust is the Controlling Party, may direct the Trustee to instruct the applicable Loan Trustee to waive any past Indenture Default and its consequences and thereby annul any direction given by such holders or Trustee to such Loan Trustee with respect thereto, except (i) a default in the deposit of any Scheduled Payment or Special Payment or in the distribution thereof, (ii) a default in payment of the principal, premium, if any, or interest with respect to any of the Equipment Notes and
(iii) a default in respect of any covenant or provision of the Pass Through Trust Agreement that cannot be modified or amended without the consent of each Certificateholder of such Trust affected thereby. (Section 6.05) Each Indenture will provide that, with certain exceptions, the holders of the majority in aggregate unpaid principal amount of the Equipment Notes issued thereunder may on behalf of all such holders waive any past default or Indenture Default thereunder. Notwithstanding such provisions of the Indentures, pursuant to the Intercreditor Agreement only the Controlling Party will be entitled to waive any such past default or Indenture Default.

PURCHASE RIGHTS OF CERTIFICATEHOLDERS

     Upon the occurrence and during the continuation of a Triggering Event, with ten days' written notice to the Trustee and each Certificateholder of the same Class, (i) the Class B Certificateholders will have the right to purchase all, but not less than all, of the Class A Certificates, (ii) the Class C Certificateholders will have the right to purchase all, but not less than all, of the Class A Certificates and the Class B Certificates and (iii) if the Class D Certificates are issued, the Class D Certificateholders shall have the right to purchase all, but not less than all, of the Class A Certificates, the Class B Certificates and the Class C Certificates, in each case at a purchase price equal to the Pool Balance of the relevant Class or Classes of Certificates plus accrued and unpaid interest thereon to the date of purchase, without premium, but including any other amounts then due and payable to the Certificateholders of such Class or Classes. In each case, if prior to the end of the ten-day notice period, any other Certificateholder of the same Class notifies the purchasing Certificateholder that the other Certificateholder wants to participate in such purchase, then such other Certificateholder may join with the purchasing Certificateholder to purchase the Certificates pro rata based on the interest in the Trust held by each Certificateholder. (Trust Supplements, Section 4.01)

PTC EVENT OF DEFAULT

     A PTC Event of Default is defined under the Pass Through Trust Agreements as the failure to pay: (i) the outstanding Pool Balance of the applicable Class of Certificates within ten Business Days of the Final Maturity Date for such Class or (ii) interest due on such Class of Certificates within ten Business Days of any Distribution Date (unless the Subordination Agent shall have made Interest Drawings, or withdrawals from the Cash Collateral Accounts for such Class of Certificates, with respect thereto in an aggregate amount sufficient to pay such interest and shall have distributed such amount to the Trustee entitled thereto). (Section 1.01) Any failure to make expected principal distributions with respect to any Class of Certificates on any Regular Distribution Date (other than the Final Maturity Date) will not constitute a PTC Event of Default with respect to such Certificates. A PTC Event of Default with respect to the most senior outstanding Class of Certificates resulting from an Indenture Default under all Indentures will constitute a Triggering Event. See "Description of the Intercreditor Agreement -- Priority of Distributions" for a discussion of the consequences of the occurrence of a Triggering Event.

MERGER, CONSOLIDATION AND TRANSFER OF ASSETS

     Continental will be prohibited from consolidating with or merging into any other corporation or transferring substantially all of its assets as an entirety to any other corporation unless (i) the surviving successor or transferee corporation shall (a) be validly existing under the laws of the United States or any state thereof or the District of Columbia, (b) be a "citizen of the United States" (as defined in Title 49 of the United States Code relating to aviation (the "Transportation Code")) holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49, United States Code, if, and so long as, such status is a condition of entitlement to the benefits of Section 1110 of the Bankruptcy Code, and (c) expressly assume all of the obligations of Continental contained in the Basic Agreement and any Trust Supplement, the Note Purchase Agreement, the Indentures, the Participation Agreements and the Leases, and any other operative documents; and (ii) Continental shall have delivered a certificate and an opinion or opinions of counsel indicating that such transaction, in effect, complies with such conditions. In addition, after giving effect to such transaction, no Lease Event of Default, in the case of a Leased Aircraft, or Indenture Default, in the case of an Owned Aircraft, shall have occurred and be continuing. (Section 5.02; Leases, Section 13.2; Owned Aircraft Indenture, Section 4.07)

     The Basic Agreement, the Trust Supplements, the Note Purchase Agreement, the Indentures, the Participation Agreements and the Leases will not contain any covenants or provisions which may afford the applicable Trustee or Certificateholders protection in the event of a highly leveraged transaction, including transactions effected by management or affiliates, which may or may not result in a change in control of Continental.

MODIFICATIONS OF THE PASS THROUGH TRUST AGREEMENTS AND CERTAIN OTHER AGREEMENTS

     Each Pass Through Trust Agreement contains provisions permitting, at the request of the Company, the execution of amendments or supplements to such Pass Through Trust Agreement or, if applicable, to the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility, without the consent of the holders of any of the Certificates of such Trust, (i) to evidence the succession of another corporation to Continental and the assumption by such corporation of Continental's obligations under such Pass Through Trust Agreement or the Note Purchase Agreement, (ii) to add to the covenants of Continental for the benefit of holders of such Certificates or to surrender any right or power conferred upon Continental in such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility, (iii) to correct or supplement any provision of such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility which may be defective or inconsistent with any other provision in such Pass Through Trust Agreement, the Intercreditor Agreement, or any Liquidity Facility, as applicable, or to cure any ambiguity or to modify any other provision with respect to matters or questions arising under such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility, provided that such action shall not materially adversely affect the interests of the holders of such Certificates; to correct any mistake in such Pass Through Trust Agreement, the Intercreditor Agreement or any Liquidity Facility; or, as provided in the Intercreditor Agreement, to give effect to or provide for a Replacement Facility, (iv) to comply with any requirement of the Commission, any applicable law, rules or regulations of any exchange or quotation system on which the Certificates are listed, or any regulatory body, (v) to modify, eliminate or add to the provisions of such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility to such extent as shall be necessary to continue the qualification of such Pass Through Trust Agreement (including any supplemental agreement) under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), or any similar federal statute enacted after the execution of such Pass Through Trust Agreement, and to add to such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility such other provisions as may be expressly permitted by the Trust Indenture Act, and (vi) to evidence and provide for the acceptance of appointment under such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility by a successor Trustee and to add to or change any of the provisions of such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility as shall be necessary to provide for or facilitate the administration of the Trusts under the Basic Agreement by more than one Trustee, provided that in each case, such modification or supplement does not adversely affect the status of the Trust as a grantor trust under Subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Code for U.S. federal income tax purposes. (Section 9.01; Trust Supplements, Section 6.01)

     Each Pass Through Trust Agreement also contains provisions permitting the execution, with the consent of the holders of the Certificates of the related Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust, and with the consent of the applicable Owner Trustee (such consent not to be unreasonably withheld), of amendments or supplements adding any provisions to or changing or eliminating any of the provisions of such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility to the extent applicable to such Certificateholders or of modifying the rights and obligations of such Certificateholders under such Pass Through Trust Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Note Purchase Agreement or any Liquidity Facility, except that no such amendment or supplement may, without the consent of the holder of each Certificate so affected thereby, (a) reduce in any manner the amount of, or delay the timing of, any receipt by the Trustee (or, with respect to the Deposits, the Receiptholders) of payments with respect to the Equipment Notes held in such Trust or distributions in respect of any Certificate related to such Trust (or, with respect to the Deposits, payments upon the Deposits), or change the date or place of any payment in respect of any Certificate, or make distributions payable in coin or currency other than that provided for in such Certificates, or impair the right of any Certificateholder of such Trust to institute suit for the enforcement of any such payment when due, (b) permit the disposition of any Equipment Note held in such Trust, except as provided in such Pass Through Trust Agreement, or otherwise deprive such Certificateholder of the benefit of the ownership of the applicable Equipment Notes, (c) alter the priority of distributions specified in the Intercreditor Agreement in a manner materially adverse to such Certificateholders, (d) reduce the percentage of the aggregate fractional undivided interests of the Trust provided for in such Pass Through Trust Agreement, the consent of the holders of which is required for any such supplemental trust agreement or for any waiver provided for in such Pass Through Trust Agreement, (e) modify any of the provisions relating to the rights of the Certificateholders in respect of the waiver of events of default or receipt of payment or (f) adversely affect the status of any Trust as a grantor trust under Subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Code for U.S. federal income tax purposes. (Section 9.02: Trust Supplements, Section 6.02)

     In the event that a Trustee, as holder (or beneficial owner through the Subordination Agent) of any Equipment Note in trust for the benefit of the Certificateholders of the relevant Trust or as Controlling Party under the Intercreditor Agreement, receives (directly or indirectly through the Subordination Agent) a request for a consent to any amendment, modification, waiver or supplement under any Indenture, any Participation Agreement, any Lease, any Equipment Note or any other related document, the Trustee shall forthwith send a notice of such proposed amendment, modification, waiver or supplement to each Certificateholder of the relevant Trust as of the date of such notice. The Trustee shall request from the Certificateholders a direction as to (a) whether or not to take or refrain from taking (or direct the Subordination Agent to take or refrain from taking) any action which a holder of such Equipment Note or the Controlling Party has the option to direct, (b) whether or not to give or execute (or direct the Subordination Agent to give or execute) any waivers, consents, amendments, modifications or supplements as a holder of such Equipment Note or as Controlling Party and (c) how to vote (or direct the Subordination Agent to vote) any Equipment Note if a vote has been called for with respect thereto. Provided such a request for Certificateholder direction shall have been made, in directing any action or casting any vote or giving any consent as the holder of any Equipment Note (or in directing the Subordination Agent in any of the foregoing), (i) other than as Controlling Party, the Trustee shall vote for or give consent to any such action with respect to such Equipment Note in the same proportion as that of (x) the aggregate face amount of all Certificates actually voted in favor of or for giving consent to such action by such direction of Certificateholders to (y) the aggregate face amount of all outstanding Certificates of the relevant Trust and
(ii) as the Controlling Party, the Trustee shall vote as directed in such Certificateholder direction by the Certificateholders evidencing fractional undivided interests aggregating not less than a majority in interest in the relevant Trust. For purposes of the immediately preceding sentence, a Certificate shall have been "actually voted" if the Certificateholder has delivered to the Trustee an instrument evidencing such Certificateholder's consent to such direction prior to one Business Day before the Trustee directs such action or casts such vote or gives such consent. Notwithstanding the foregoing, but subject to certain rights of the Certificateholders under the relevant Pass Through Trust Agreement and subject to the Intercreditor Agreement, the Trustee may, in its own discretion and at its own direction, consent and notify the relevant Loan Trustee of such consent (or direct the Subordination Agent to consent and notify the relevant Loan Trustee of such consent) to any amendment, modification, waiver or supplement under the relevant Indenture, Participation Agreement or Lease, any relevant Equipment Note or any other related document, if an Indenture Default under any Indenture shall have occurred and be continuing, or if such amendment, modification, waiver or supplement will not materially adversely affect the interests of the Certificateholders. (Section 10.01)

OBLIGATION TO PURCHASE EQUIPMENT NOTES

     The Trustees will be obligated to purchase the Equipment Notes issued with respect to the Aircraft during the Delivery Period, subject to the terms and conditions of the Note Purchase Agreement. Under the Note Purchase Agreement, Continental agrees to finance each Aircraft in the manner provided therein and in connection therewith will have the option of entering into a leveraged lease financing or a secured debt financing with respect to each Aircraft. The Note Purchase Agreement will provide for the relevant parties to enter into (i) with respect to each Leased Aircraft, a Participation Agreement, a Lease and a Leased Aircraft Indenture relating to the financing of such Leased Aircraft and (ii) with respect to each Owned Aircraft, a

Participation Agreement and an Owned Aircraft Indenture relating to the financing of such Owned Aircraft. The description of such agreements in this Prospectus Supplement is based on the forms of such agreements to be utilized pursuant to the Note Purchase Agreement. In the case of a Leased Aircraft, the terms of the agreements actually entered into may differ from the forms of such agreements and, consequently, may differ from the description of such agreements contained in this Prospectus Supplement. See "Risk Factors -- Risk Factors Relating to the Certificates and the Offering -- Owner Participant; Revisions to Agreements". However, under the Note Purchase Agreement, the terms of such agreements are required to (i) contain the Mandatory Document Terms and (ii) not vary the Mandatory Economic Terms. In addition, Continental is obligated (i) to certify to the Trustees that any such modifications do not materially and adversely affect the Certificateholders and (ii) to obtain written confirmation from each Rating Agency that the use of versions of such agreements modified in any material respect will not result in a withdrawal, suspension or downgrading of the rating of any Class of Certificates. Further, under the Note Purchase Agreement, it is a condition precedent to the obligation of each Trustee to purchase the Equipment Notes related to the financing of an Aircraft that no Triggering Event shall have occurred. The Trustees will have no right or obligation to purchase Equipment Notes after the Delivery Period Termination Date.

     The "Mandatory Economic Terms", as defined in the Note Purchase Agreement, require, among other things, that:

          (i) the maximum principal amount of all the Equipment Notes issued with respect to an Aircraft not exceed the maximum principal amount of Equipment Notes indicated for each such Aircraft as set forth in "Prospectus Supplement Summary -- Equipment Notes and the Aircraft" under the column "Maximum Principal Amount of Equipment Notes";

          (ii) the initial LTV with respect to an Aircraft (with the value of any Aircraft for these purposes to equal the value (the "Assumed Appraised Value") for such Aircraft set forth in "Prospectus Supplement
     Summary -- Equipment Notes and the Aircraft" under the column "Appraised Value"), not exceed (a) in the case of the Boeing 737-524 Aircraft, 43.0% for the Series A Equipment Notes, 56.0% for the Series B Equipment Notes and 68.0% for the Series C Equipment Notes, (b) in the case of the Boeing 737-724 Aircraft, 43.0% for the Series A Equipment Notes, 53.8% for the Series B Equipment Notes and 63.5% for the Series C Equipment Notes, (c) in the case of the Boeing 737-824 Aircraft, 42.0% for the Series A Equipment Notes, 54.0% for the Series B Equipment Notes and 62.7% for the Series C Equipment Notes, (d) in the case of the Boeing 757-224 Aircraft, 42.0% for the Series A Equipment Notes, 56.0% for the Series B Equipment Notes and 69.8% for the Series C Equipment Notes and (e) in the case of the Boeing 777-224 Aircraft, 40.5% for the Series A Equipment Notes, 53.8% for the Series B Equipment Notes and 61.1% for the Series C Equipment Notes;

          (iii) The LTVs for each series of Equipment Notes issued in respect of each Aircraft (computed as of the date of the issuance thereof on the basis of the Assumed Appraised Value of such Aircraft and the Depreciation Assumption) will not exceed as of any Regular Distribution Date thereafter (assuming no default in the payment of the Equipment Notes) the LTV for such series of Equipment Notes set forth in clause (ii) above;

          (iv) the initial average life of the Series A Equipment Notes not extend beyond 11.5 years in the case of the Boeing 737-524 Aircraft, not extend beyond 13.9 years in the case of the Boeing 737-724 Aircraft, not extend beyond 13.9 years in the case of the Boeing 737-824 Aircraft, not extend beyond 11.5 years in the case of the Boeing 757-224 Aircraft and not extend beyond 14.4 years in the case of the Boeing 777-224 Aircraft, of the Series B Equipment Notes not extend beyond 11.5 years in the case of the Boeing 737-524 Aircraft, not extend beyond 12.0 years in the case of the Boeing 737-724 Aircraft, not extend beyond 12.0 years in the case of the Boeing 737-824 Aircraft, not extend beyond 11.5 years in the case of the Boeing 757-224 Aircraft and not extend beyond 13.3 years in the case of the Boeing 777-224 Aircraft and of the Series C Equipment Notes not extend beyond 6.8 years in the case of the Boeing 737-524 Aircraft, not extend beyond 6.8 years in the case of the Boeing 737-724 Aircraft, not extend beyond 6.8 years in the case of the Boeing 737-824 Aircraft, not extend beyond 6.8 years in the case of the Boeing 757-224 Aircraft and not extend beyond 6.8 years in the case of the Boeing 777-224 Aircraft, in each case from the Issuance Date;

          (v) as of the Delivery Period Termination Date (or if earlier, the date of the occurrence of a Triggering Event), the average life of the Class A Certificates, the Class B Certificates and the Class C Certificates shall not be less than 10.9 years, 10.00 years and 5.00 years, respectively, from the Issuance Date (computed without regard to the acceleration of any Equipment Notes and after giving effect to any special distribution on the Certificates thereafter required in respect of unused Deposits);

          (vi) the final maturity date of (a) the Series A Equipment Notes not be in excess of 18.9 years after the Issuance Date, (b) the Series B Equipment Notes not be in excess of 18.9 years after the Issuance Date and
     (c) the Series C Equipment Notes not be in excess of 9.9 years after the Issuance Date;

          (vii) the original aggregate principal amount of all of the Equipment Notes of each Series shall not exceed the original aggregate face amount of the Certificates issued by the corresponding Trust;

          (viii) the maximum aggregate principal amount of the Equipment Notes issued with respect to all Boeing 737-524 Aircraft shall not exceed $77,520,000, all Boeing 737-724 Aircraft shall not exceed $146,880,000, all Boeing 737-824 Aircraft shall not exceed $204,680,000, all Boeing 757-224 Aircraft shall not exceed $195,000,000 and all Boeing 777-224 Aircraft shall not exceed $170,000,000;

          (ix) the interest rate applicable to each Series of Equipment Notes must be equal to the rate applicable to the Certificates issued by the corresponding Trust;

          (x) the payment dates for the Equipment Notes and basic rent under the Leases must be January 2 and July 2;

          (xi) basic rent, stipulated loss values and termination values under the Leases must be sufficient to pay amounts due with respect to the related Equipment Notes;

          (xii) the amounts payable under the all-risk aircraft hull insurance maintained with respect to each Aircraft must be sufficient to pay the applicable stipulated loss value, subject to certain rights of self-insurance; and

          (xiii) (a) the past due rate in the Indentures and the Leases, (b) the Make-Whole Premium payable under the Indentures, (c) the provisions relating to the redemption and purchase of Equipment Notes in the Indentures, (d) the minimum liability insurance amount on Aircraft in the Leases, (e) the interest rate payable with respect to stipulated loss value in the Leases, and (f) the indemnification of the Loan Trustees, Subordination Agent, Liquidity Provider, Trustees, Escrow Agents and registered holders of the Equipment Notes (in such capacity, the "Note Holders") with respect to certain taxes and expenses, in each case be provided as set forth in the forms of Participation Agreements, Lease and Indentures attached as exhibits to the Note Purchase Agreement (collectively, the "Aircraft Operative Agreements").

     The "Mandatory Document Terms" prohibit modifications in any material adverse respect to certain specified provisions of the Aircraft Operative Agreements contemplated by the Note Purchase Agreement, as follows:

          In the case of the Indentures, modifications are prohibited (i) to the Granting Clause of the Indentures so as to deprive the Note Holders of a first priority security interest in the Aircraft, certain of Continental's rights under its purchase agreement with the Aircraft manufacturer and, in the case of a Leased Aircraft, the Lease or to eliminate the obligations intended to be secured thereby, (ii) to certain provisions relating to the issuance, redemption, purchase, payments, and ranking of the Equipment Notes (including the obligation to pay the Make-Whole Premium in certain circumstances), (iii) to certain provisions regarding Indenture Defaults, remedies relating thereto and rights of the Owner Trustee and Owner Participant in such circumstances, (iv) to certain provisions relating to any replaced airframe or engines with respect to an Aircraft and (v) to the provision that New York law will govern the Indentures.

          In the case of the Lease, modifications are prohibited to certain provisions regarding the obligation of Continental (i) to pay basic rent, stipulated loss value and termination value to the Leased Aircraft Trustee,
     (ii) to record the Leased Aircraft Indenture with the Federal Aviation Administration and to maintain such Indenture as a first-priority perfected mortgage on the related Aircraft, (iii) to furnish certain opinions with respect to a replacement airframe and (iv) to consent to the assignment of the Lease by the Owner Trustee as collateral under the Leased Aircraft Indenture, as well as modifications which would either alter the provision that New York law will govern the Lease or would deprive the Loan Trustee of rights expressly granted to it under the Leases.

          In the case of the Participation Agreement, modifications are prohibited (i) to certain conditions to the obligations of the Trustees to purchase the Equipment Notes issued with respect to an Aircraft involving good title to such Aircraft, obtaining a certificate of airworthiness with respect to such Aircraft, entitlement to the benefits of Section 1110 with respect to such Aircraft and filings of certain documents with the Federal Aviation Administration, (ii) to the provisions restricting the Note Holder's ability to transfer such Equipment Notes, (iii) to certain provisions requiring the delivery of legal opinions and (iv) to the provision that New York law will govern the Participation Agreement.

          In the case of all of the Aircraft Operative Agreements, modifications are prohibited in any material adverse respect as regards the interest of the Note Holders, the Subordination Agent, the Liquidity Provider or the Loan Trustee in the definition of "Make-Whole Premium". Notwithstanding the foregoing, any such Mandatory Document Term may be modified to correct or supplement any such provision which may be defective or to cure any ambiguity or correct any mistake, provided that any such action shall not materially adversely affect the interests of the Note Holders, the Subordination Agent, the Liquidity Provider, the Mortgagee or the Certificateholders.

POSSIBLE ISSUANCE OF CLASS D CERTIFICATES

     Continental may elect to issue Series D Equipment Notes in connection with the financing of Owned Aircraft, which will be funded from sources other than this Offering. Continental may elect to fund the sale of the Series D Equipment Notes through the sale of Class D Certificates. Continental will not issue any Series D Equipment Notes at any time prior to the consummation of this Offering. The Note Purchase Agreement provides that Continental's ability to issue any Series D Equipment Notes is contingent upon its obtaining written confirmation from each Rating Agency that the issuance of such Series D Equipment Notes will not result in a withdrawal or downgrading of the rating of any Class of Certificates. If the Class D Certificates are issued, the Trustee with respect to such Certificates will become a party to the Intercreditor Agreement. See "Description of the Intercreditor Agreement".

LIQUIDATION OF ORIGINAL TRUSTS

     At the Transfer Date, each of the Original Trusts will transfer and assign all of its assets and rights to a Successor Trust with substantially identical terms, except that (i) the Successor Trusts will not have the right to purchase new Equipment Notes and (ii) Delaware law will govern the Original Trusts and New York law will govern the Successor Trusts. The Trustee of each of the Original Trusts will also act as Trustee of the corresponding Successor Trust, and each New Trustee will assume the obligations of the Original Trustee under each transaction document to which such Original Trustee was a party. Upon the effectiveness of such transfer, assignment and assumption, each of the Original Trusts will be liquidated and each of the Certificates will represent the same percentage interest in the Successor Trust as it represented in the Original Trust immediately prior to such transfer, assignment and assumption. Unless the context otherwise requires, all references in this Prospectus Supplement to the Trusts, the Trustees, the Pass Through Trust Agreements and similar terms shall be applicable with respect to the Original Trusts until the effectiveness of such transfer, assignment and assumption and thereafter shall be applicable with respect to the Successor Trusts. If for any reason such transfer, assignment and assumption cannot be effected to any Successor Trust, the related Original Trust will continue in existence until it is effected. The Original Trusts may be treated as partnerships for U.S. federal income tax purposes. The Successor Trusts will, in the opinion of Tax Counsel, be treated as grantor trusts. See "Certain U.S. Federal Income Tax Consequences".

TERMINATION OF THE TRUSTS

     The obligations of Continental and the applicable Trustee with respect to a Trust will terminate upon the distribution to Certificateholders of such Trust of all amounts required to be distributed to them pursuant to the applicable Pass Through Trust Agreement and the disposition of all property held in such Trust. The applicable Trustee will send to each Certificateholder of such Trust notice of the termination of such Trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment for such Trust. The final distribution to any Certificateholder of such Trust will be made only upon surrender of such Certificateholder's Certificates at the office or agency of the applicable Trustee specified in such notice of termination. (Trust Supplements, Section 7.01)

THE TRUSTEES

     The Trustee for each Trust will be Wilmington Trust Company.

BOOK-ENTRY; DELIVERY AND FORM

     Upon issuance, each Class of Certificates will be represented by one or more fully registered global certificates. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co. ("Cede"), the nominee of DTC. DTC was created to hold securities for its participants ("DTC Participants") and facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Interests in a global certificate may also be held through the Euroclear System and Cedel Bank societe anonyme. See "Description of the Certificates -- Book-Entry Registration" in the Prospectus for a discussion of the book-entry procedures applicable to the Certificates and the limited circumstances under which definitive certificates may be issued for the Certificates.

     So long as such book-entry procedures are applicable, no person acquiring an interest in such Certificates ("Certificate Owner") will be entitled to receive a certificate representing such person's interest in such Certificates. Unless and until definitive certificates are issued under the limited circumstances described in the Prospectus, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants, and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of such Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures.

                     DESCRIPTION OF THE DEPOSIT AGREEMENTS

     The following summary describes all material terms of the Deposit Agreements. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Deposit Agreements, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission. The provisions of the Deposit Agreements are substantially identical except as otherwise indicated.

GENERAL

     Under the Escrow Agreements, the Escrow Agent with respect to each Trust will enter into a separate Deposit Agreement with the Depositary pursuant to which the Depositary will establish separate accounts into which the proceeds of the Offering attributable to Certificates of such Trust in excess of any amounts used to purchase Equipment Notes on the Issuance Date will be deposited on behalf of such Escrow Agent, from which the Escrow Agent, upon request from the Trustee of such Trust, will make withdrawals and into which such Trustee will make re-deposits during the Delivery Period. Pursuant to the Deposit Agreement with respect to each Trust, on each Regular Distribution Date the Depositary will pay to the Paying Agent on behalf of the applicable Escrow Agent, for distribution to the Certificateholders of such Trust, an amount equal to interest accrued on the Deposits relating to such Trust during the relevant interest period at a rate per annum equal to the interest rate applicable to the Certificates issued by such Trust. Upon each delivery of an Aircraft during the Delivery Period, the Trustee for each Trust will request the Escrow Agent relating to such Trust to withdraw from the Deposits relating to such Trust funds sufficient to enable the Trustee of such Trust to purchase the Equipment Note of the series applicable to such Trust issued with respect to such Aircraft. Accrued but unpaid interest on all such Deposits withdrawn will be paid on the next Regular Distribution Date. Any portion of any Deposit withdrawn which is not used to purchase such Equipment Note will be re-deposited by each Trustee into an account relating to the applicable Trust. The Deposits relating to each Trust and interest paid thereon will not be subject to the subordination provisions of the Intercreditor Agreement and will not be available to pay any other amount in respect of the Certificates.

UNUSED DEPOSITS

     The Trustees' obligations to purchase the Equipment Notes issued with respect to each Aircraft are subject to satisfaction of certain conditions at the time of delivery, as set forth in the Note Purchase Agreement. See "Description of the Certificates -- Obligation to Purchase Equipment Notes". Since the Aircraft are scheduled for delivery from time to time during the Delivery Period, no assurance can be given that all such conditions will be satisfied at the time of delivery for each Aircraft. Moreover, since the Aircraft will be newly manufactured, their delivery as scheduled is subject to delays in the manufacturing process and to the Aircraft manufacturer's right to postpone deliveries under its agreement with Continental. See "Description of the Aircraft and Appraisals -- Deliveries of Aircraft". Depending on the circumstances of the financing of each Aircraft, the maximum aggregate principal amount of Equipment Notes may not be issued. In addition, Continental's obligations under its predelivery deposit credit facility are secured by Continental's purchase agreement with Boeing relating to the Boeing 737-524, 737-724, 737-824 and certain 757-224 Aircraft (but not to the Boeing 777-224 Aircraft). Accordingly, if Continental should breach its obligations secured thereby, the secured parties could exercise remedies and prevent delivery of Aircraft to Continental.

     If any funds remain as Deposits with respect to any Trust at the Delivery Period Termination Date, they will be withdrawn by the Escrow Agent and distributed, with accrued and unpaid interest thereon to the Certificateholders of such Trust after at least 15 days' prior written notice. In addition, if such remaining Deposits exceed the Par Redemption Amount with respect to all of the Trusts, such distribution will include a premium payable by Continental equal to the Deposit Make-Whole Premium with respect to the remaining Deposits applicable to such Trust in excess of such Trust's proportionate share of the Par Redemption Amount. Since the maximum principal amount of Equipment Notes may not be issued with respect to an Aircraft and, in any such case, the Series C Equipment Notes are more likely not to be issued in the maximum principal amount as compared to the other Equipment Notes, it is more likely that a distribution of unused Deposits will be made with respect to the Class C Certificates as compared to the other Certificates. In addition, notwithstanding the Par Redemption Amount limitation, if any Aircraft is not delivered by the manufacturer on or prior to the Delivery Period Termination Date due to any reason not occasioned by Continental's fault or negligence and no Substitute Aircraft is provided in lieu of such Aircraft, no Deposit Make-Whole Premium will be paid with respect to the unused Deposits to be distributed as a result of such failure to deliver in an amount equal to the maximum principal amount of Equipment Notes that could (after giving effect to all Equipment Notes theretofore issued) have been issued and acquired by such Trust with respect to such Aircraft in accordance with the Mandatory Economic Terms and such unused Deposits shall not be included in the calculation of the Par Redemption Amount.

     "Deposit Make-Whole Premium" means, with respect to the distribution of unused Deposits to holders of any Class of Certificates, as of any date of determination, an amount equal to the excess, if any, of (a) the present value of the excess of (i) the scheduled payment of principal and interest to maturity of the Equipment Notes, assuming the maximum principal amount thereof (the "Maximum Amount") minus such Class of Certificates' proportionate share (in the same proportion that the amount of unused Deposits with respect to such Class of Certificates bears to the unused Deposits with respect to all Classes of Certificates) of the Par Redemption Amount were issued, on each remaining Regular Distribution Date for such Class under the Assumed Amortization Schedule over (ii) the scheduled payment of principal and interest to maturity of the Equipment Notes actually acquired by the Trustee for such Class on each such Regular Distribution Date, such present value computed by discounting such excess on a semiannual basis on each Regular Distribution Date (assuming a 360-day year of twelve 30-day months) using a discount rate equal to
the Treasury Yield plus   basis points in the case of the Class A Certificates,
  basis points in the case of the Class B Certificates and   basis points in the
case of the Class C Certificates, over (b) the amount of such unused Deposits to be distributed to the holders of such Certificates, minus such Class of Certificates' proportionate share of the Par Redemption Amount, plus accrued and unpaid interest on such net amount to but excluding the date of determination from and including the preceding Regular Distribution Date (or if such date of determination precedes the first Regular Distribution Date, the date of issuance of the Certificates).

DISTRIBUTION UPON OCCURRENCE OF TRIGGERING EVENT

     If a Triggering Event shall occur prior to the Delivery Period Termination Date, the Escrow Agent for each Trust will withdraw any funds then held as Deposits with respect to such Trust and cause such funds, with accrued and unpaid interest thereon but without any premium, to be distributed to the Certificateholders of such Trust by the Paying Agent on behalf of the Escrow Agent, after at least 15 days' prior written notice. Accordingly, if a Triggering Event occurs prior to the Delivery Period Termination Date, the Trusts will not acquire Equipment Notes issued with respect to Aircraft delivered after the occurrence of such Triggering Event.

DEPOSITARY

     Credit Suisse First Boston, New York branch, will act as Depositary. Credit Suisse First Boston (or "CSFB") is a Swiss bank and is one of the largest banking institutions in the world, with total pro forma unaudited consolidated assets of approximately Sfr 422 billion ($291 billion) and total pro forma unaudited consolidated shareholders' equity of approximately Sfr 10.9 billion ($7.5 billion), in each case as of June 30, 1997. As a "universal bank" (engaged in both commercial and investment banking activities) CSFB provides a wide range of financial services from locations around the globe to corporate, institutional and public sector clients. CSFB was founded in 1856 in Zurich and is the oldest of Switzerland's three principal banks. Credit Suisse First Boston's registered head office is in Zurich, Switzerland.

     CSFB has been licensed by the Superintendent of Banks of the State of New York to operate a branch (the "Branch") in New York. It is also subject to review and supervision by the Federal Reserve Bank. The Branch conducts an extensive banking practice, concentrating primarily on wholesale banking transactions and servicing the needs of the CSFB's customer base in the United States.

     Credit Suisse First Boston is part of Credit Suisse Group, which also includes Credit Suisse, a Swiss bank conducting Swiss domestic banking for individual and corporate clients and global private banking, and Winterthur Group, merged with Credit Suisse Group on December 15, 1997. On December 31, 1997 CSFB acquired certain business lines of Barclays de Zoete Wedd Ltd. from Barclays Bank plc. Credit Suisse Group is a publicly-held corporation organized in Switzerland, and its securities are listed on the Swiss Exchange as well as on the Frankfurt and Tokyo Stock Exchanges.

     Credit Suisse First Boston has long-term unsecured debt ratings of Aa3 from Moody's and AA from Standard & Poor's and short-term unsecured debt ratings of P-1 from Moody's and A-1+ from Standard & Poor's.

     Credit Suisse First Boston's New York branch has executive offices at Eleven Madison Avenue, New York, New York 10010, (212) 325-9000. A copy of the Annual Report of CSFB for the year ended December 31, 1996 may be obtained from Credit Suisse First Boston by delivery of a written request to its New York branch, Attention: Corporate Affairs.

                      DESCRIPTION OF THE ESCROW AGREEMENTS

     The following summary describes all material terms of the Escrow Agreements. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Escrow Agreements, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission. The provisions of the Escrow Agreements are substantially identical except as otherwise indicated.

     Each Escrow Agent, each Paying Agent, each Trustee and the Underwriters will enter into a separate Escrow Agreement for the benefit of the Certificateholders of each Trust as holders of the Escrow Receipts affixed thereto (in such capacity, a "Receiptholder"). The cash proceeds of the offering of Certificates of each Trust in excess of any amounts used to purchase Equipment Notes on the Issuance Date will be deposited on behalf of the Escrow Agent (for the benefit of Receiptholders) with the Depositary as Deposits relating to such Trust. The Escrow Agent of each Trust will be given irrevocable instructions (i) to permit the Trustee of such Trust to cause funds to be withdrawn from such Deposits on or prior to the Delivery Period Termination Date for the purpose of enabling such Trustee to purchase Equipment Notes on and subject to the terms and conditions of the Note Purchase Agreement and (ii) to direct the Depositary to pay interest on the Deposits accrued in accordance with the Deposit Agreement to the Paying Agent for distribution to the Receiptholders.

     Each Escrow Agreement requires that the Paying Agent establish and maintain, for the benefit of the related Receiptholders, one or more Paying Agent Account(s), which shall be non-interest-bearing. Pursuant to the terms of the Escrow Agreement, the Paying Agent is required to deposit interest on Deposits relating to each Trust and any unused Deposits withdrawn by the Escrow Agent in the Paying Agent Account. All amounts so deposited will be distributed by the Paying Agent on a Regular Distribution Date or Special Distribution Date, as appropriate.

     Upon receipt by the Depositary on behalf of the Escrow Agent of the cash proceeds from the offering of the Certificates as described above, the Escrow Agent will issue one or more Escrow Receipts which will be affixed by the relevant Trustee to each Certificate. Each Escrow Receipt evidences a fractional undivided interest in amounts from time to time deposited into the Paying Agent Account and is limited in recourse to amounts deposited into such Account. An Escrow Receipt may not be assigned or transferred except in connection with the assignment or transfer of the Certificate to which it is affixed. Each Escrow Receipt will be registered by the Escrow Agent in the same name and manner as the Certificate to which it is affixed.

                    DESCRIPTION OF THE LIQUIDITY FACILITIES

     The following summary describes all material terms of the Liquidity Facilities and certain provisions of the Intercreditor Agreement relating to the Liquidity Facilities. The summary supplements (and, to the extent inconsistent therewith, replaces) the description of the general terms and provisions relating to the Liquidity Facilities and the Intercreditor Agreement set forth in the Prospectus. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Liquidity Facilities and the Intercreditor Agreement, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission. The provisions of the Liquidity Facilities are substantially identical except as otherwise indicated.

GENERAL

     The Liquidity Provider will enter into a separate Liquidity Facility with the Subordination Agent with respect to the Certificates of each of the Trusts pursuant to which the Liquidity Provider will make one or more advances to the Subordination Agent to pay interest on such Certificates subject to certain limitations. The Liquidity Facility for each Trust is intended to enhance the likelihood of timely receipt by the Certificateholders of such Trust of the interest payable on the Certificates of such Trust at the Stated Interest Rate therefor on up to three consecutive semiannual Regular Distribution Dates. If interest payment defaults occur which exceed the amount covered by or available under the Liquidity Facility for any Trust, the Certificateholders of such Trust will bear their allocable share of the deficiencies to the extent that there are

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

no other sources of funds. Although AIG Matched Funding Corp. is the initial Liquidity Provider for each of the Trusts, it may be replaced by one or more other entities with respect to such Trusts under certain circumstances. Therefore, the liquidity provider for each Trust may differ.

DRAWINGS

     The aggregate amount available under the Liquidity Facilities for the Class A Trust, the Class B Trust and the Class C Trust at July 2, 1999, the first Regular Distribution Date after the scheduled Delivery Period Termination Date, assuming that Equipment Notes in the maximum principal amount with respect to all Aircraft are acquired by the Trusts and that all interest and principal due
on or prior to July 2, 1999, is paid, will be $          , $          , and
$          , respectively. Except as otherwise provided below, the Liquidity
Facility for each Trust will enable the Subordination Agent to make Interest Drawings thereunder promptly after any Regular Distribution Date to pay interest then due and payable on the Certificates of such Trust at the Stated Interest Rate for such Trust to the extent that the amount, if any, available to the Subordination Agent on such Regular Distribution Date is not sufficient to pay such interest; provided, however, that the maximum amount available to be drawn under the Liquidity Facility with respect to any Trust on any Regular Distribution Date to fund any shortfall of interest on Certificates of such Trust will not exceed the then Maximum Available Commitment under such Liquidity Facility. The Liquidity Facility for any Class of Certificates does not provide for drawings thereunder to pay for principal of or premium on the Certificates of such Class or any interest on the Certificates of such Class in excess of the Stated Interest Rate for such Class or more than three semiannual installments of interest thereon or principal of or interest or premium on the Certificates of any other Class. (Liquidity Facilities, Section 2.02; Intercreditor Agreement, Section 3.6) In addition, the Liquidity Facility with respect to each Trust does not provide for drawings thereunder to pay any amounts payable with respect to the Deposits relating to such Trust.

     Each payment by the Liquidity Provider under each Liquidity Facility reduces by the same amount the Maximum Available Commitment under such Liquidity Facility, subject to reinstatement as hereinafter described. With respect to any Interest Drawings under the Liquidity Facility for any Trust, upon reimbursement of the Liquidity Provider in full for the amount of such Interest Drawings plus interest thereon, the Maximum Available Commitment under such Liquidity Facility in respect of interest on the Certificates of such Trust will be reinstated to an amount not to exceed the then Required Amount of such Liquidity Facility; provided, however, that such Liquidity Facility will not be so reinstated at any time if (i) a Liquidity Event of Default shall have occurred and be continuing and (ii) less than 65% of the then aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes. With respect to any other drawings under such Liquidity Facility, amounts available to be drawn thereunder are not subject to reinstatement. The Required Amount of the Liquidity Facility for any Trust will be automatically reduced from time to time to an amount equal to the next three successive interest payments due on the Certificates of such Trust (without regard to expected future payment of principal of such Certificates) at the Stated Interest Rate for such Trust. (Liquidity Facilities,
Section 2.04(a); Intercreditor Agreement, Section 3.6(j))

     If at any time the short-term unsecured debt rating of the Liquidity Provider then issued by either Rating Agency is lower than the Threshold Rating for any Class, then the Liquidity Facility for such Class may be replaced by a Replacement Facility. In the event that such Liquidity Facility is not replaced with a Replacement Facility within ten days after notice of the downgrading and as otherwise provided in the Intercreditor Agreement, the Subordination Agent will request the Downgrade Drawing in an amount equal to the then Maximum Available Commitment thereunder and will hold the proceeds thereof in the Cash Collateral Account for such Trust as cash collateral to be used for the same purposes and under the same circumstances as cash payments of Interest Drawings under such Liquidity Facility would be used. (Liquidity Facilities, Section 2.02(c); Intercreditor Agreement, Section 3.6(c))

     A "Replacement Facility" for any Liquidity Facility will mean an irrevocable liquidity facility (or liquidity facilities) in substantially the form of the replaced Liquidity Facility, including reinstatement provisions, or in such other form (which may include a letter of credit) as shall permit the Rating Agencies to confirm in writing their respective ratings then in effect for the Certificates (before downgrading of such ratings, if any, as a result of the downgrading of the Liquidity Provider), in a face amount (or in an aggregate face amount) equal to the amount of interest payable on the Certificates of such Trust (at the Stated Interest Rate for such Trust, and without regard to expected future principal payments) on the three Regular Distribution Dates following the date of replacement of such Liquidity Facility and issued by a person (or persons) having unsecured short-term debt ratings issued by both Rating Agencies which are equal to or higher than the Threshold Rating for the relevant Class. (Intercreditor Agreement, Section 1.1) The provider of any Replacement Facility will have the same rights (including, without limitation, priority distribution rights and rights as "Controlling Party") under the Intercreditor Agreement as the initial liquidity provider.

     "Threshold Rating" means the short-term unsecured debt rating of P-1 by Moody's and A-1+ by Standard & Poor's, in the case of the Class A Liquidity Facility and the Class B Liquidity Facility, and the short-term unsecured debt rating of P-1 by Moody's and A-1 by Standard & Poor's, in the case of the Class C Liquidity Facility. The initial Liquidity Provider for each Trust is required to have short-term credit ratings from Moody's and Standard & Poor's on the Issuance Date at least as high as the Threshold Ratings for the Liquidity Facility of such Trust.

     The Liquidity Facility for each Trust provides that the Liquidity Provider's obligations thereunder will expire on the earliest of (i) 364 days after the Issuance Date (counting from, and including, the Issuance Date); (ii) the date on which the Subordination Agent delivers to such Liquidity Provider a certification that all of the Certificates of such Trust have been paid in full;
(iii) the date on which the Subordination Agent delivers to such Liquidity Provider a certification that a Replacement Facility has been substituted for such Liquidity Facility; (iv) the fifth Business Day following receipt by the Subordination Agent of a Termination Notice from such Liquidity Provider (see "-- Liquidity Events of Default"); and (v) the date on which no amount is or may (by reason of reinstatement) become available for drawing under such Liquidity Facility. Each Liquidity Facility provides that the scheduled expiration date thereof may be extended for additional 364-day periods by mutual agreement of the relevant Liquidity Provider and the Subordination Agent; provided that so long as the initial Liquidity Provider is the liquidity provider with respect to any Trust, the Liquidity Facility for such Trust shall be subject to automatic annual extensions unless the Liquidity Provider affirmatively exercises its right not to so extend.

     The Intercreditor Agreement will provide for the replacement of the Liquidity Facility for any Trust if it is scheduled to expire earlier than 15 days after the Final Maturity Date for the Certificates of such Trust, if such Liquidity Facility is not extended at least 25 days prior to its then scheduled expiration date. If such Liquidity Facility is not so extended or replaced by the 25th day prior to its then scheduled expiration date, the Subordination Agent shall request the Non-Extension Drawing in an amount equal to the then Maximum Available Commitment thereunder and hold the proceeds thereof in the Cash Collateral Account for such Trust as cash collateral to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under such Liquidity Facility would be used. (Liquidity Facilities, Section 2.02(b); Intercreditor Agreement,
Section 3.6(d))

     Subject to certain limitations, Continental may, at its option, arrange for a Replacement Facility at any time to replace the liquidity facility for any Trust (including without limitation any Replacement Facility described in the following sentence). In addition, if any liquidity provider shall determine not to extend any liquidity facility, then such liquidity provider may, at its option, arrange for a Replacement Facility to replace such liquidity facility during the period no earlier than 40 days and no later than 25 days prior to the then scheduled expiration date of such liquidity facility. If any Replacement Facility is provided at any time after a Downgrade Drawing or a Non-Extension Drawing under any Liquidity Facility, the funds with respect to such liquidity facility on deposit in the Cash Collateral Account for such Trust will be returned to the liquidity provider being replaced. (Intercreditor Agreement, Section 3.6(e))

     The Intercreditor Agreement provides that, upon receipt by the Subordination Agent of a Termination Notice with respect to any Liquidity Facility from the Liquidity Provider (given as described in "-- Liquidity Events of Default"), the Subordination Agent shall request a Final Drawing under such Liquidity Facility in an amount equal to the then Maximum Available Commitment thereunder and will hold the proceeds thereof in the Cash Collateral Account for the related Trust as cash collateral to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under such Liquidity Facility would be used. (Liquidity Facilities, Section 2.02(d); Intercreditor Agreement, Section 3.6(i))

     Drawings under any Liquidity Facility will be made by delivery by the Subordination Agent of a certificate in the form required by such Liquidity Facility. Upon receipt of such a certificate, the relevant Liquidity Provider is obligated to make payment of the drawing requested thereby in immediately available funds. Upon payment by any Liquidity Provider of the amount specified in any drawing under any Liquidity Facility, such Liquidity Provider will be fully discharged of its obligations under such Liquidity Facility with respect to such drawing and will not thereafter be obligated to make any further payments under such Liquidity Facility in respect of such drawing to the Subordination Agent or any other person.

REIMBURSEMENT OF DRAWINGS

     Amounts drawn under any Liquidity Facility by reason of an Interest Drawing or the Final Drawing will be immediately due and payable, together with interest on the amount of such drawing, with respect to the period from the date of its borrowing to (but excluding) the third business day following the applicable Liquidity Provider's receipt of the notice of such Interest Drawing, at the Base Rate plus 1.75% per annum, and thereafter, at LIBOR for the applicable Interest Period plus 1.75% per annum, provided that, in the case of the Final Drawing, the Subordination Agent may convert the Final Drawing into a Drawing bearing interest at the Base Rate plus 1.75% per annum on the last day of an Interest Period for such Drawing; provided, further, that the Subordination Agent will be obligated to reimburse such amounts only to the extent that the Subordination Agent has funds available therefor.

     "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a business day, for the next preceding business day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a business day, the average of the quotations for such day for such transactions received by the Liquidity Provider from three Federal funds brokers of recognized standing selected by it, plus (b) one-quarter of one percent ( 1/4 of 1%).

     "LIBOR" means, with respect to any interest period, (i) the rate per annum appearing on display page 3750 (British Bankers Association--LIBOR) of the Dow Jones Markets Service (or any successor or substitute therefor) at approximately 11:00 A.M. (London time) two Business Days before the first day of such interest period, as the rate for dollar deposits with a maturity comparable to such interest period, or (ii) if the rate calculated pursuant to clause (i) above is not available, the average (rounded upwards, if necessary, to the next 1/16 of 1%) of the rates per annum at which deposits in dollars are offered for the relevant interest period by three banks of recognized standing selected by the Liquidity Provider in the London interbank market at approximately 11:00 A.M. (London time) two Business Days before the first day of such interest period in an amount approximately equal to the principal amount of the LIBOR Advance to which such interest period is to apply and for a period comparable to such interest period.

     The amount drawn under any Liquidity Facility for any Trust by reason of a Downgrade Drawing or a Non-Extension Drawing will be treated as follows: (i) such amount will be released on any Distribution Date to the Liquidity Provider to the extent that such amount exceeds the Required Amount; (ii) any portion of such amount withdrawn from the Cash Collateral Account for such Certificates to pay interest on such Certificates will be treated in the same way as Interest Drawings; and (iii) the balance of such amount will be invested in Eligible Investments. Any Downgrade Drawing or Non-Extension Drawing under any of the Liquidity Facilities (other than any portion thereof applied to the payment of interest on the Certificates) will bear interest (x) subject to clause (y) below, in an amount equal to the investment earnings on amounts deposited in the Cash Collateral Account attributable to such Liquidity Facility plus .35% per annum on the outstanding amount from time to time of such Downgrade Drawing or Non-Extension Drawing (excluding any portion thereof applied to the payment of interest on the Certificates) and (y) from and after the date, if any, on which it is converted into a Final Drawing as described below under "-- Liquidity Events of Default", at a rate equal to LIBOR for the applicable Interest Period (or, as described in the third preceding paragraph, the Base Rate) plus 1.75% per annum; provided that the Subordination Agent will be obligated to pay such amount only to the extent that the Subordination Agent has funds available therefor.

LIQUIDITY EVENTS OF DEFAULT

     Events of Default under each Liquidity Facility (each, a "Liquidity Event of Default") will consist of: (i) the acceleration of all the Equipment Notes (provided, that if such acceleration occurs during the Delivery Period, the aggregate principal amount thereof exceeds $200 million) and (ii) certain bankruptcy or similar events involving Continental. (Liquidity Facilities, Section 1.01)

     If (i) any Liquidity Event of Default under any Liquidity Facility has occurred and is continuing and (ii) less than 65% of the aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes, the Liquidity Provider may, in its discretion, give a notice of termination of the related Liquidity Facility (a "Termination Notice") the effect of which will be to cause (i) such Liquidity Facility to expire on the fifth Business Day after the date on which such Termination Notice is received by the Subordination Agent, (ii) the Subordination Agent to promptly request, and the Liquidity Provider to make, a Final Drawing thereunder in an amount equal to the then Maximum Available Commitment thereunder, (iii) any Drawing remaining unreimbursed as of the date of termination to be automatically converted into a Final Drawing under such Liquidity Facility, and (iv) all amounts owing to the Liquidity Provider automatically to become accelerated. Notwithstanding the foregoing, the Subordination Agent will be obligated to pay amounts owing to the Liquidity Provider only to the extent of funds available therefor after giving effect to the payments in accordance with the provisions set forth under "Description of the Intercreditor Agreement -- Priority of Distributions". (Liquidity Facilities, Section 6.01) Upon the circumstances described below under "Description of the Intercreditor Agreement -- Intercreditor Rights", a Liquidity Provider may become the Controlling Party with respect to the exercise of remedies under the Indentures. (Intercreditor Agreement, Section 2.6(c))

LIQUIDITY PROVIDER

     The initial Liquidity Provider for each Trust will be AIG Matched Funding Corp., a corporation organized under the laws of the State of Delaware. The Liquidity Provider is an indirect wholly-owned subsidiary of American International Group, Inc., a holding company which is engaged through its subsidiaries in a broad range of insurance and insurance-related activities and financial services. AIG Matched Funding Corp. has short-term debt ratings which will qualify it to act as Liquidity Provider for each Trust. The description of AIG Matched Funding Corp. set out above has been provided by AIG Matched Funding Corp. AIG Matched Funding Corp. has, however, not been involved in the preparation of and does not accept responsibility for the Prospectus or this Prospectus Supplement other than such description.

                   DESCRIPTION OF THE INTERCREDITOR AGREEMENT

     The following summary describes all material provisions of the Intercreditor Agreement. The summary supplements (and, to the extent inconsistent therewith, replaces) the description of the general terms and provisions relating to the Intercreditor Agreement set forth in the Prospectus. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Intercreditor Agreement, which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission.

INTERCREDITOR RIGHTS

  Controlling Party

     Pursuant to the Intercreditor Agreement, the Trustees and the Liquidity Provider will agree that, with respect to any Indenture at any given time, the Loan Trustee will be directed (a) in taking, or refraining from taking, any action thereunder or with respect to the Equipment Notes issued under such Indenture, by the holders of at least a majority of the outstanding principal amount of the Equipment Notes issued under such

Indenture (provided that, for so long as the Subordination Agent is the registered holder of the Equipment Notes, the Subordination Agent will act with respect to this clause (a) in accordance with the directions of the Trustees (in the case of each such Trustee, with respect to the Equipment Notes issued under such Indenture and held as Trust Property of such Trust) constituting, in the aggregate, directions with respect to such principal amount of Equipment Notes), so long as no Indenture Default (which, with respect to Leased Aircraft, has not been cured by the applicable Owner Trustee or Owner Participant) shall have occurred and be continuing thereunder, and (b) after the occurrence and during the continuance of an Indenture Default under such Indenture (which, with respect to Leased Aircraft, has not been cured by the applicable Owner Trustee or Owner Participant), in taking, or refraining from taking, any action thereunder or with respect to the Equipment Notes issued under such Indenture, including exercising remedies thereunder or with respect to such Equipment Notes (including acceleration of such Equipment Notes or foreclosing the lien on the Aircraft securing such Equipment Notes), by the Controlling Party, subject to the limitations described below. See "Description of the Certificates -- Indenture Defaults and Certain Rights Upon an Indenture Default" for a description of the rights of the Certificateholders of each Trust to direct the respective Trustees.

     "Controlling Party" with respect to any Indenture means: (x) the Class A Trustee; (y) upon payment of Final Distributions to the holders of Class A Certificates, the Class B Trustee; and (z) upon payment of Final Distributions to the holders of Class B Certificates, the Class C Trustee. See "Description of the Certificates -- Indenture Defaults and Certain Rights Upon an Indenture Default" for a description of the rights of the Certificateholders of each Trust to direct the respective Trustees. Notwithstanding the foregoing, at any time after 18 months from the earlier to occur of (x) the date on which the entire available amount under any Liquidity Facility shall have been drawn (for any reason other than a Downgrade Drawing or a Non-Extension Drawing) and remain unreimbursed and (y) the date on which all Equipment Notes shall have been accelerated (provided that if such acceleration occurs prior to the Delivery Period Termination Date, the aggregate principal amount thereof exceeds $200 million), the liquidity provider with the highest outstanding amount of Liquidity Obligations shall have the right to become the Controlling Party with respect to any Indenture. For purposes of giving effect to the foregoing, the Trustees (other than the Controlling Party) shall irrevocably agree, and the Certificateholders (other than the Certificateholders represented by the Controlling Party) will be deemed to agree by virtue of their purchase of Certificates, that the Subordination Agent, as record holder of the Equipment Notes, shall exercise its voting rights in respect of the Equipment Notes as directed by the Controlling Party. (Intercreditor Agreement, Section 2.6) For a description of certain limitations on the Controlling Party's rights to exercise remedies, see "Description of the Equipment Notes -- Remedies".

  Sale of Equipment Notes or Aircraft

     Upon the occurrence and during the continuation of any Indenture Default under any Indenture, the Controlling Party may accelerate and, subject to the provisions of the immediately following sentence, sell all (but not less than all) of the Equipment Notes issued under such Indenture to any person. So long as any Certificates are outstanding, during nine months after the earlier of (x) the acceleration of the Equipment Notes under any Indenture and (y) the bankruptcy or insolvency of Continental, without the consent of each Trustee,
(a) no Aircraft subject to the lien of such Indenture or such Equipment Notes may be sold, if the net proceeds from such sale would be less than the Minimum Sale Price for such Aircraft or such Equipment Notes, and (b) with respect to any Leased Aircraft, the amount and payment dates of rentals payable by Continental under the Lease for such Leased Aircraft may not be adjusted, if, as a result of such adjustment, the discounted present value of all such rentals would be less than 75% of the discounted present value of the rentals payable by Continental under such Lease before giving effect to such adjustment, in each case, using the weighted average interest rate of the Equipment Notes outstanding under such Indenture as the discount rate.

     The Subordination Agent may from time to time during the continuance of an Indenture Default (and before the occurrence of a Triggering Event) commission LTV Appraisals with respect to an Aircraft at the request of the Controlling Party. (Intercreditor Agreement, Section 4.1(a)(iii))

PRIORITY OF DISTRIBUTIONS

     So long as no Triggering Event shall have occurred, the payments in respect of the Equipment Notes and certain other payments received on any Distribution Date will be promptly distributed by the Subordination Agent on such Distribution Date in the following order of priority:

          (i) to the Liquidity Provider to the extent required to pay the Liquidity Obligations (other than any interest accrued thereon or the principal amount of any Drawing) (the "Liquidity Expenses");

          (ii) to the Liquidity Provider to the extent required to pay interest accrued on the Liquidity Obligations;

          (iii) to the Liquidity Provider to the extent required to pay or reimburse the Liquidity Provider for certain Liquidity Obligations (other than amounts payable pursuant to clauses (i) and (ii) above) and/ or, if applicable, to replenish each Cash Collateral Account up to the Required Amount;

          (iv) to the Class A Trustee to the extent required to pay Expected Distributions on the Class A Certificates;

          (v) to the Class B Trustee to the extent required to pay Expected Distributions on the Class B Certificates;

          (vi) to the Class C Trustee to the extent required to pay Expected Distributions on the Class C Certificates;

          (vii) if Class D Certificates have been issued, to the Class D Trustee to the extent required to pay "Expected Distributions" (to be defined in a manner equivalent to the definition below for other Classes of Certificates) on the Class D Certificates; and

          (viii) to the Subordination Agent and each Trustee for the payment of certain fees and expenses.

     "Expected Distributions" means, with respect to the Certificates of any Trust on any Current Distribution Date, the sum of (x) accrued and unpaid interest on such Certificates (excluding interest, if any, payable with respect to the Deposits relating to such Trust) and (y) the difference between (A) the Pool Balance of such Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust), and (B) the Pool Balance of such Certificates as of the Current Distribution Date calculated on the basis that (i) the principal of the Equipment Notes held in such Trust has been paid when due (whether at stated maturity, upon redemption, prepayment, purchase, acceleration or otherwise) and such payments have been distributed to the holders of such Certificates and (ii) the principal of any Equipment Notes formerly held in such Trust that have been sold pursuant to the Intercreditor Agreement has been paid in full and such payments have been distributed to the holders of such Certificates, but without giving effect to any reduction in the Pool Balance as a result of any distribution attributable to Deposits occurring after the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, occurring after the initial issuance of the Certificates of such Trust). For purposes of determining the priority of distributions on account of the redemption, purchase or prepayment of all of the Equipment Notes issued pursuant to an Indenture, clause (x) of the definition of Expected Distributions shall be deemed to read as follows: "(x) accrued, due and unpaid interest on such Certificates (excluding interest, if any, payable with respect to the Deposits relating to such Trust) together with (without duplication) accrued and unpaid interest on a portion of such Certificates equal to the outstanding principal amount of the Equipment Notes being redeemed, purchased or prepaid (immediately prior to such redemption, purchase or prepayment)".

     Subject to the terms of the Intercreditor Agreement, upon the occurrence of a Triggering Event and at all times thereafter, all funds received by the Subordination Agent in respect of the Equipment Notes and certain other payments will be promptly distributed by the Subordination Agent in the following order of priority:

          (i) to the Subordination Agent, any Trustee, any Certificateholder and the Liquidity Provider to the extent required to pay certain out-of-pocket costs and expenses actually incurred by the Subordination Agent or any Trustee or to reimburse any Certificateholder or the Liquidity Provider in respect of payments made to the Subordination Agent or any Trustee in connection with the protection or realization of the value of the Equipment Notes, any Trust Indenture Estate under (and as defined in any Leased Aircraft Indenture) or Collateral under (and as defined in) any Owned Aircraft Indenture (collectively, the "Administration Expenses");

          (ii) to the Liquidity Provider to the extent required to pay the Liquidity Expenses;

          (iii) to the Liquidity Provider to the extent required to pay interest accrued on the Liquidity Obligations;

          (iv) to the Liquidity Provider to the extent required to pay the outstanding amount of all Liquidity Obligations and/or, if applicable, with respect to any particular Liquidity Facility, unless (x) less than 65% of the aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes and a Liquidity Event of Default shall have occurred and is continuing under such Liquidity Facility or (y) a Final Drawing shall have occurred under such Liquidity Facility, to replenish the Cash Collateral Account with respect to such Liquidity Facility up to the Required Amount for the related Class of Certificates (less the amount of any repayments of Interest Drawings under such Liquidity Facility while sub-clause (x) of this clause (iv) is applicable);

          (v) to the Subordination Agent, any Trustee or any Certificateholder to the extent required to pay certain fees, taxes, charges and other amounts payable;

          (vi) to the Class A Trustee to the extent required to pay Adjusted Expected Distributions on the Class A Certificates;

          (vii) to the Class B Trustee to the extent required to pay Adjusted Expected Distributions on the Class B Certificates;

          (viii) to the Class C Trustee to the extent required to pay Adjusted Expected Distributions on the Class C Certificates; and

          (ix) if Class D Certificates have been issued, to the Class D Trustee to the extent required to pay "Adjusted Expected Distributions" (to be defined in a manner equivalent to the definition below for other Classes of Certificates) on the Class D Certificates.

     "Adjusted Expected Distributions" means, with respect to the Certificates of any Trust on any Current Distribution Date, the sum of (1) accrued and unpaid interest on such Certificates (excluding interest, if any, payable with respect to the Deposits relating to such Trust) and (2) the greater of:

          (A) the difference between (x) the Pool Balance of such Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust) and (y) the Pool Balance of such Certificates as of the Current Distribution Date calculated on the basis that (i) the principal of the Non-Performing Equipment Notes held in such Trust has been paid in full and such payments have been distributed to the holders of such Certificates, (ii) the principal of the Performing Equipment Notes held in such Trust has been paid when due (but without giving effect to any acceleration of Performing Equipment Notes) and such payments have been distributed to the holders of such Certificates and
     (iii) the principal of any Equipment Notes formerly held in such Trust that have been sold pursuant to the Intercreditor Agreement has been paid in full and such payments have been distributed to the holders of such Certificates, but without giving effect to any reduction in the Pool Balance as a result of any distribution attributable to Deposits occurring after the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, occurring after the initial issuance of the Certificates of such Trust), and

          (B) the amount of the excess, if any, of (i) the Pool Balance of such Class of Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust), less the amount of the Deposits for such Class of Certificates as of such preceding Distribution Date (or, if the Current

     Distribution Date is the first Distribution Date, the original aggregate amount of the Deposits for such Class of Certificates) other than any portion of such Deposits thereafter used to acquire Equipment Notes pursuant to the Note Purchase Agreement, over (ii) the Aggregate LTV Collateral Amount for such Class of Certificates for the Current Distribution Date;

provided that, until the date of the initial LTV Appraisals, clause (B) shall not apply.

     For purposes of calculating Expected Distributions or Adjusted Expected Distributions with respect to the Certificates of any Trust, any premium paid on the Equipment Notes held in such Trust that has not been distributed to the Certificateholders of such Trust (other than such premium or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of Expected Distributions or Adjusted Expected Distributions.

     "Aggregate LTV Collateral Amount" for any Class of Certificates for any Distribution Date means (i) the sum of the applicable LTV Collateral Amounts for each Aircraft, minus (ii) the Pool Balance for each Class of Certificates, if any, senior to such Class, after giving effect to any distribution of principal on such Distribution Date with respect to such senior Class or Classes.

     "LTV Collateral Amount" of any Aircraft for any Class of Certificates means, as of any Distribution Date, the lesser of (i) the LTV Ratio for such Class of Certificates multiplied by the Appraised Current Market Value of such Aircraft (or with respect to any such Aircraft which has suffered an Event of Loss under and as defined in the relevant Lease, in the case of a Leased Aircraft, or relevant Indenture, in the case of an Owned Aircraft, the amount of the insurance proceeds paid to the related Loan Trustee in respect thereof to the extent then held by such Loan Trustee (and/or on deposit in the Special Payments Account) or payable to such Loan Trustee in respect thereof) and (ii) the outstanding principal amount of the Equipment Notes secured by such Aircraft after giving effect to any principal payments of such Equipment Notes on or before such Distribution Date.

     "LTV Ratio" means for the Class A Certificates 40.50%, for the Class B Certificates 53.75% and for the Class C Certificates 68.00%.

     "Appraised Current Market Value" of any Aircraft means the lower of the average and the median of the most recent three LTV Appraisals of such Aircraft. After a Triggering Event occurs and any Equipment Note becomes a Non-Performing Equipment Note, the Subordination Agent shall obtain LTV Appraisals of the Aircraft securing such Equipment Note as soon as practicable and additional LTV Appraisals on or prior to each anniversary of the date of such initial LTV Appraisals; provided that if the Controlling Party reasonably objects to the appraised value of the Aircraft shown in such LTV Appraisals, the Controlling Party shall have the right to obtain or cause to be obtained substitute LTV Appraisals (including LTV Appraisals based upon physical inspection of such Aircraft).

     "LTV Appraisal" means a current fair market value appraisal (which may be a "desk-top" appraisal) performed by any Appraiser or any other nationally recognized appraiser on the basis of an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller under no compulsion to sell and both having knowledge of all relevant facts.

     Interest Drawings under the Liquidity Facility and withdrawals from the Cash Collateral Account, in each case in respect of interest on the Certificates of any Trust, will be distributed to the Trustee for such Trust, notwithstanding the priority of distributions set forth in the Intercreditor Agreement and otherwise described herein. All amounts on deposit in the Cash Collateral Account for any Trust that are in excess of the Required Amount will be paid to the applicable Liquidity Provider.

VOTING OF EQUIPMENT NOTES

     In the event that the Subordination Agent, as the registered holder of any Equipment Note, receives a request for its consent to any amendment, modification, consent or waiver under such Equipment Note or the related Indenture (or, if applicable, the related Lease, the related Participation Agreement or other related document), (i) if no Indenture Default shall have occurred and be continuing with respect to such Indenture, the Subordination Agent shall request instructions from the Trustee(s) and shall vote or consent in accordance with the directions of such Trustee(s) and (ii) if any Indenture Default (which, in the case of any Leased Aircraft Indenture, has not been cured by the applicable Owner Trustee or Owner Participant) shall have occurred and be continuing with respect to such Indenture, the Subordination Agent will exercise its voting rights as directed by the Controlling Party, subject to certain limitations; provided that no such amendment, modification, consent or waiver shall, without the consent of the Liquidity Provider, reduce the amount of rent, supplemental rent or stipulated loss values payable by Continental under any Lease or reduce the amount of principal or interest payable by Continental under any Equipment Note issued under any Owned Aircraft Indenture. (Intercreditor Agreement, Section 9.1(b))

ADDITION OF TRUSTEE FOR CLASS D CERTIFICATES

     If the Class D Certificates are issued, the Class D Trustee will become a party to the Intercreditor Agreement.

THE SUBORDINATION AGENT

     Wilmington Trust Company will be the Subordination Agent under the Intercreditor Agreement. Continental and its affiliates may from time to time enter into banking and trustee relationships with the Subordination Agent and its affiliates. The Subordination Agent's address is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001,
Attention: Corporate Trust Administration.

     The Subordination Agent may resign at any time, in which event a successor Subordination Agent will be appointed as provided in the Intercreditor Agreement. The Controlling Party may remove the Subordination Agent for cause as provided in the Intercreditor Agreement. In such circumstances, a successor Subordination Agent will be appointed as provided in the Intercreditor Agreement. Any resignation or removal of the Subordination Agent and appointment of a successor Subordination Agent does not become effective until acceptance of the appointment by the successor Subordination Agent. (Intercreditor Agreement, Section 8.1)

                 DESCRIPTION OF THE AIRCRAFT AND THE APPRAISALS

THE AIRCRAFT

     The Aircraft consist of four 737-524, six Boeing 737-724, seven Boeing 737-824, five Boeing 757-224 aircraft and two Boeing 777-224 aircraft, all of which will be newly delivered by the manufacturer at the time that the Equipment Notes relating thereto are issued. The Aircraft have been designed to be in compliance with Stage 3 noise level standards, which are the most restrictive regulatory standards currently in effect in the United States for aircraft noise abatement.

  Boeing 737-500 Aircraft

     The Boeing 737-500 aircraft is a medium-range aircraft with a seating capacity of approximately 104 passengers. The engine type utilized on Continental's 737-524 is anticipated to be the CFM International, Inc. CFM56-3-B1.

  Boeing 737-700 Aircraft

     The Boeing 737-700 aircraft is a medium-range aircraft with a seating capacity of approximately 124 passengers. The engine type utilized on Continental's 737-724 aircraft is anticipated to be the CFM International, Inc. CFM56-7B24. Although the Boeing 737-700 series has entered commercial airline service with other carriers, the deliveries of the Boeing 737-724 aircraft to Continental are subject to Boeing obtaining certain approvals of the FAA with respect to such model. See "-- Deliveries of Aircraft".

  Boeing 737-800 Aircraft

     The Boeing 737-800 aircraft is a medium-range aircraft with a seating capacity of approximately 155 passengers. The Boeing 737-800 has not yet entered commercial airline service, and the initial delivery of such model is scheduled for March 1998. The engine type utilized on Continental's 737-824 aircraft is anticipated to be the CFM International, Inc. CFM56-7B26. Deliveries of the Boeing 737-824 aircraft to Continental are subject to Boeing obtaining certain approvals of the FAA with respect to such model. See "-- Deliveries of Aircraft".

  Boeing 757-200 Aircraft

     The Boeing 757-200 aircraft is a medium-range aircraft with a seating of approximately 186 passengers. The engine type utilized on Continental's 757-224 is anticipated to be the Rolls Royce RB211-535E4B.

  Boeing 777-200 Aircraft

     The Boeing 777-200 aircraft is a long-range aircraft with a seating capacity of approximately 285 passengers. The engine type utilized on Continental's 777-224 is anticipated to be the General Electric GE90. Although the Boeing 777-200 series has entered commercial airline service with other carriers, the deliveries of the Boeing 777-224 aircraft to Continental are subject to Boeing obtaining certain approvals of the FAA with respect to such model. See "-- Deliveries of Aircraft".

THE APPRAISALS

     The table below sets forth the appraised values and certain additional information regarding the Aircraft.

                                          EXPECTED
                                        REGISTRATION       MANUFACTURER'S         DELIVERY
 AIRCRAFT TYPE       ENGINE TYPE           NUMBER          SERIAL NUMBER           MONTH*
---------------      ------------       ------------       --------------       --------------
Boeing 737-524        CFM56-3-B1           N14664               28925           September 1998
Boeing 737-524        CFM56-3-B1           N13665               28926           September 1998
Boeing 737-524        CFM56-3-B1           N14667               28927            October 1998
Boeing 737-524        CFM56-3-B1           N14668               28928            October 1998
Boeing 737-724        CFM56-7B24           N54711               28782            August 1998
Boeing 737-724        CFM56-7B24           N15712               28783            August 1998
Boeing 737-724        CFM56-7B24           N16713               28784            August 1998
Boeing 737-724        CFM56-7B24           N33714               28785           September 1998
Boeing 737-724        CFM56-7B24           N24715               28786            October 1998
Boeing 737-724        CFM56-7B24           N13716               28787           November 1998
Boeing 737-824        CFM56-7B26           N18220               28929            October 1998
Boeing 737-824        CFM56-7B26           N12221               28930           November 1998
Boeing 737-824        CFM56-7B26           N34222               28931           December 1998
Boeing 737-824        CFM56-7B26           N18223               28932           December 1998
Boeing 737-824        CFM56-7B26           N24224               28933           December 1998
Boeing 737-824        CFM56-7B26           N12225               28934           December 1998
Boeing 737-824        CFM56-7B26           N26226               28935           December 1998
Boeing 757-224       RB211-535E4B          N48127               28968           February 1998
Boeing 757-224       RB211-535E4B          N17128               27567             March 1998
Boeing 757-224       RB211-535E4B          N29129               28969             March 1998
Boeing 757-224       RB211-535E4B          N19130               28970             April 1998
Boeing 757-224       RB211-535E4B          N33132               28972             June 1998
Boeing 777-224           GE90              N78004               27580           November 1998
Boeing 777-224           GE90              N78005               27581           December 1998



                                        APPRAISED VALUE
                    ------------------------------------------------------------
 AIRCRAFT TYPE            AISI                    BK                   MBA
---------------     --------------        ----------------       ---------------
Boeing 737-524      $   34,480,000        $   28,500,000          $   27,670,000
Boeing 737-524          34,480,000            28,500,000              27,670,000
Boeing 737-524          34,560,000            28,600,000              27,730,000
Boeing 737-524          34,560,000            28,600,000              27,730,000
Boeing 737-724          41,110,000            37,800,000              37,530,000
Boeing 737-724          41,110,000            37,800,000              37,530,000
Boeing 737-724          41,110,000            37,800,000              37,530,000
Boeing 737-724          41,210,000            37,900,000              37,600,000
Boeing 737-724          41,310,000            38,000,000              37,680,000
Boeing 737-724          41,410,000            38,000,000              37,750,000
Boeing 737-824          45,800,000            43,500,000              44,660,000
Boeing 737-824          45,910,000            43,500,000              44,750,000
Boeing 737-824          46,020,000            43,500,000              44,840,000
Boeing 737-824          46,020,000            43,500,000              44,840,000
Boeing 737-824          46,020,000            43,500,000              44,840,000
Boeing 737-824          46,020,000            43,500,000              44,840,000
Boeing 737-824          46,020,000            43,500,000              44,840,000
Boeing 757-224          59,600,000            54,350,000              55,870,000
Boeing 757-224          59,750,000            54,450,000              55,980,000
Boeing 757-224          59,750,000            54,450,000              55,980,000
Boeing 757-224          59,890,000            54,450,000              56,100,000
Boeing 757-224          60,190,000            54,650,000              56,330,000
Boeing 777-224         134,370,000           127,000,000             131,840,000
Boeing 777-224         134,700,000           127,000,000             132,110,000
                    --------------        --------------          --------------
        Total       $1,275,400,000        $1,172,350,000          $1,194,240,000
                    ==============        ==============          ==============

---------------
* Reflects the scheduled delivery month under Continental's purchase agreements with Boeing. The actual delivery date for any Aircraft may be subject to delay or acceleration. See "-- Deliveries of Aircraft".

     The appraised values set forth in the foregoing chart were determined by the following three independent aircraft appraisal and consulting firms: AISI, BK and MBA. Each Appraiser was asked to provide its opinion as to the appraised value of each Aircraft as of February 5, January 29 and February 5, 1998, respectively, and projected as of the scheduled delivery month of each such Aircraft. As part of this process, all three Appraisers performed "desk-top" appraisals without any physical inspection of the Aircraft. The appraisals are based on various assumptions and methodologies, which vary among the appraisals. The Appraisers have delivered letters summarizing their respective appraisals, copies of which are annexed to this Prospectus Supplement as Appendix II. For a discussion of the assumptions and methodologies used in each of the appraisals, reference is hereby made to such summaries.

     An appraisal is only an estimate of value, is not indicative of the price at which an aircraft may be purchased from the manufacturer and should not be relied upon as a measure of realizable value; the proceeds realized upon a sale of any Aircraft may be less than the appraised value thereof. The value of the Aircraft in the event of the exercise of remedies under the applicable Indenture will depend on market and economic conditions, the availability of buyers, the condition of the Aircraft and other similar factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise with respect to the Equipment Notes and the Aircraft pursuant to the applicable Indenture would equal the appraised value of such Aircraft or be sufficient to satisfy in full payments due on the Equipment Notes issued thereunder or the Certificates.

DELIVERIES OF AIRCRAFT

     The Aircraft are scheduled for delivery under Continental's purchase agreements with Boeing from February 1998 through December 1998. See the table under "-- The Appraisals" for the scheduled month of delivery of each Aircraft. Under such purchase agreements, delivery of an Aircraft may be delayed due to "Excusable Delay", which is defined to include, among other things, acts of God, governmental acts or failures to act, strikes or other labor troubles, inability to procure materials, or any other cause beyond Boeing's control or not occasioned by Boeing's fault or negligence. Boeing has recently announced that it is experiencing delays in deliveries of Aircraft, and the delivery schedule for the Aircraft described above reflects adjustments made by Boeing as a result of such delays. Continental cannot predict whether further adjustments in such schedule will be required. In addition, while the Boeing 737-700 series and the Boeing 777-200 series have entered commercial airline service with other carriers, the Boeing 737-724 and 777-224 aircraft models have not yet received the necessary FAA approvals, which Boeing is required to obtain under its purchase agreement with Continental. Boeing has advised Continental that it expects to receive such approvals prior to the scheduled deliveries to Continental, although no assurance can be given that this will occur. The first of the six Boeing 737-724 aircraft included in the Aircraft is scheduled for delivery in August 1998, and the first of the two Boeing 777-224 aircraft included in the Aircraft is scheduled for delivery in November 1998. Also, the Boeing 737-800 aircraft models have not yet received the necessary FAA approvals, which Boeing is required to obtain under its purchase agreement with Continental. Boeing has advised Continental that it expects to receive such approvals by no later than March 1998, although no assurance can be given that this will occur. The first of the seven Boeing 737-824 aircraft included in the Aircraft is scheduled for delivery in October 1998.

     The Note Purchase Agreement provides that the Delivery Period will expire on January 31, 1999, subject to extension if the Equipment Notes relating to all of the Aircraft (or Substitute Aircraft in lieu thereof) have not been purchased by the Trustees on or prior to such date due to any reason beyond the control of Continental and not occasioned by Continental's fault or negligence, to the earlier of (i) the date on which the Trustees purchase Equipment Notes relating to the last Aircraft (or a Substitute Aircraft in lieu thereof) and (ii) June 30, 1999. In addition, if a labor strike occurs at Boeing prior to the scheduled expiration of the Delivery Period, the expiration date of the Delivery Period will be extended by the number of days that such strike continued in effect.

     If delivery of any Aircraft is delayed by more than 30 days after the month scheduled for delivery or beyond January 31, 1999, Continental has the right to replace such Aircraft with a Substitute Aircraft, subject to certain conditions. See "-- Substitute Aircraft". If delivery of any Aircraft is delayed beyond the Delivery Period Termination Date and Continental does not exercise its right to replace such Aircraft with a Substitute Aircraft, there will be unused Deposits that will be distributed to Certificateholders together with accrued and unpaid interest thereon and, if applicable, a premium. See "Description of the Deposit Agreements -- Unused Deposits".

SUBSTITUTE AIRCRAFT

     If the delivery date for any Aircraft is delayed (i) more than 30 days after the month scheduled for delivery or (ii) beyond January 31, 1999, Continental may identify for delivery a substitute aircraft (each, a "Substitute Aircraft") therefor meeting the following conditions: (i) a Substitute Aircraft must be a Boeing 737-500, 737-700, 737-800, 757-200 or 777-200 aircraft manufactured after the Issuance Date, (ii) one or more Substitute Aircraft of the same or different types may be substituted for one or more Aircraft of the same or different types so long as after giving effect thereto the maximum principal amount of Equipment Notes of each Series issued in respect of the Substitute Aircraft under the Mandatory Economic Terms would not exceed the maximum principal amount of the Equipment Notes of each Series that could have been issued under the Mandatory Economic Terms in respect of the replaced Aircraft and (iii) Continental will be obligated to obtain written confirmation from each Rating Agency that substituting such Substitute Aircraft for the replaced Aircraft will not result in a withdrawal, suspension or downgrading of the ratings of any Class of Certificates.

                       DESCRIPTION OF THE EQUIPMENT NOTES

     The following summary describes all material terms of the Equipment Notes and supplements (and, to the extent inconsistent therewith, replaces) the description of the general terms and provisions relating to the Equipment Notes, the Indentures, the Leases, the Participation Agreements, the trust agreements under which the Owner Trustees act on behalf of the Owner Participants (the "Trust Agreements") and the Note Purchase Agreement set forth in the Prospectus. The summaries make use of terms defined in and are qualified in their entirety by reference to all of the provisions of the Equipment Notes, the Indentures, the Leases, the Participation Agreements, the Trust Agreements and the Note Purchase Agreement, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission. Except as otherwise indicated, the following summaries relate to the Equipment Notes, the Indenture, the Lease, the Participation Agreement and the Trust Agreement that may be applicable to each Aircraft.

     Under the Note Purchase Agreement, Continental will have the option of entering into a leveraged lease financing or a debt financing with respect to each Aircraft. The Note Purchase Agreement provides for the relevant parties to enter into either (i) with respect to each Leased Aircraft, a Participation Agreement, a Lease and an Indenture (among other documents) relating to the financing of such Aircraft and (ii) with respect to each Owned Aircraft, a Participation Agreement and an Owned Aircraft Indenture relating to the financing of such Owned Aircraft. The description of such agreements in this Prospectus Supplement is based on the forms of such agreements annexed to the Note Purchase Agreement.

     Continental has obtained the commitment of one company to act as the Owner Participant with respect to leveraged leases for certain of the Aircraft and plans to seek commitments from others for the remaining Aircraft. The existing commitment is subject to satisfaction of certain conditions, and Continental may elect to terminate such commitment. Accordingly, Continental may select one or more other Owner Participants for some or all of the Aircraft or finance such Aircraft as Owned Aircraft rather than Leased Aircraft. Such Owner Participants may request revisions to the forms of the Participation Agreement, the Lease and the Leased Aircraft Indenture that are contemplated by the Note Purchase Agreement, so that the terms of such agreements applicable to any particular Leased Aircraft may differ from the description of such agreements contained in this Prospectus Supplement. However, under the Note Purchase Agreement, the terms of such agreements are required to (i) contain the Mandatory Documents Terms and (ii) not vary the Mandatory Economic Terms. In addition, Continental will be obligated (i) to certify to the Trustees that any such modifications do not materially and adversely affect the Certificateholders and (ii) to obtain written confirmation from each Rating Agency that the use of versions of such agreements modified in any material respect would not result in a withdrawal, suspension or downgrading of the ratings of any Class of Certificates. See "Description of the Certificates -- Obligation to Purchase Equipment Notes". Each Owner Participant will be required to satisfy certain requirements, including having a minimum combined capital and surplus or net worth.

GENERAL

     The Equipment Notes will be issued in three series with respect to each Aircraft, provided that Continental may elect to issue a fourth series with respect to Owned Aircraft, which will be funded from sources other than this Offering. See "Description of the Certificates -- Possible Issuance of Class D Certificates". The Equipment Notes with respect to each Leased Aircraft will be issued under a separate Leased Aircraft Indenture between First Security Bank, National Association, as Owner Trustee of a trust for the benefit of the Owner Participant who will be the beneficial owner of such Aircraft, and Wilmington Trust Company, as Leased Aircraft Trustee. The Equipment Notes with respect to each Owned Aircraft will be issued under a separate Owned Aircraft Indenture between Continental and Wilmington Trust Company, as Owned Aircraft Trustee. The Indentures will not provide for defeasance, or discharge upon deposit of cash or certain obligations of the United States, notwithstanding the description of defeasance in the Prospectus.

     The related Owner Trustee will lease each Leased Aircraft to Continental pursuant to a separate Lease between such Owner Trustee and Continental with respect to such Leased Aircraft. Under each Lease,

Continental will be obligated to make or cause to be made rental and other payments to the related Leased Aircraft Trustee on behalf of the related Owner Trustee, which rental and other payments will be at least sufficient to pay in full when due all payments required to be made on the Equipment Notes issued with respect to such Leased Aircraft. The Equipment Notes issued with respect to the Leased Aircraft are not, however, direct obligations of, or guaranteed by, Continental. Continental's rental obligations under each Lease and Continental's obligations under the Equipment Notes issued with respect to each Owned Aircraft will be general obligations of Continental.

SUBORDINATION

     Series B Equipment Notes issued in respect of an Aircraft will be subordinated in right of payment to Series A Equipment Notes issued in respect of such Aircraft; Series C Equipment Notes issued in respect of such Aircraft will be subordinated in right of payment to such Series B Equipment Notes and, if Continental elects to issue Series D Equipment Notes with respect to an Owned Aircraft, they will be subordinated in right of payment to the Series C Equipment Notes issued with respect to such Owned Aircraft. On each Equipment Note payment date, (i) payments of interest and principal due on Series A Equipment Notes issued in respect of an Aircraft will be made prior to payments of interest and principal due on Series B Equipment Notes issued in respect of such Aircraft; (ii) payments of interest and principal due on Series B Equipment Notes issued in respect of an Aircraft will be made prior to payments of interest and principal due on Series C Equipment Notes issued in respect of such Aircraft; and (iii) if Continental elects to issue Series D Equipment Notes with respect to an Owned Aircraft, payments of interest and principal due on such Series C Equipment Notes will be made prior to payments of interest and principal due on Series D Equipment Notes issued in respect of such Aircraft.

PRINCIPAL AND INTEREST PAYMENTS

     Subject to the provisions of the Intercreditor Agreement, interest paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust on the dates and at the rate per annum set forth on the cover page of this Prospectus Supplement with respect to Certificates issued by such Trust until the final expected Regular Distribution Date for such Trust. Subject to the provisions of the Intercreditor Agreement, principal paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust in scheduled amounts on the dates set forth herein until the final expected Regular Distribution Date for such Trust.

     Interest will be payable on the unpaid principal amount of each Equipment Note at the rate applicable to such Equipment Note on January 2, and July 2 of each year, commencing on the first such date to occur after initial issuance thereof. Such interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Scheduled principal payments on the Equipment Notes will be made on January 2 and July 2 in certain years, commencing on January 2, 1999. See "Description of the Certificates -- Pool Factors" for a discussion of the scheduled payments of principal of the Equipment Notes and possible revisions thereto.

     If any date scheduled for a payment of principal, premium (if any) or interest with respect to the Equipment Notes is not a Business Day, such payment will be made on the next succeeding Business Day without any additional interest.

REDEMPTION

     If an Event of Loss occurs with respect to an Aircraft and such Aircraft is not replaced by Continental under the related Lease (in the case of a Leased Aircraft) or under the related Owned Aircraft Indenture (in the case of an Owned Aircraft), the Equipment Notes issued with respect to such Aircraft will be redeemed, in whole, in each case at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon to, but not including, the date of redemption, but without premium, on a Special Distribution Date. (Leased Aircraft Indentures, Section 2.10(a); Owned Aircraft Indentures, Section 2.10)

     If Continental exercises its right to terminate a Lease under Section 9 of such Lease, the Equipment Notes relating to the applicable Leased Aircraft will be redeemed, in whole, on a Special Distribution Date at a price equal to the aggregate unpaid principal amount thereof, together with accrued and unpaid interest thereon to, but not including, the date of redemption, plus a Make-Whole Premium. (Leased Aircraft Indentures, Section 2.10(b)) See "-- The Leases and Certain Provisions of the Owned Aircraft Indentures -- Lease Termination".

     All of the Equipment Notes issued with respect to a Leased Aircraft may be redeemed prior to maturity as part of a refunding or refinancing thereof under
Section 11 of the applicable Participation Agreement, and all of the Equipment Notes issued with respect to the Owned Aircraft may be redeemed prior to maturity at any time at the option of Continental, in each case at a price equal to the aggregate unpaid principal thereof, together with accrued and unpaid interest thereon to, but not including, the date of redemption, plus a Make-Whole Premium. (Indentures, Section 2.11) If notice of such a redemption shall have been given in connection with a refinancing of Equipment Notes with respect to a Leased Aircraft, such notice may be revoked not later than three days prior to the proposed redemption date. (Leased Aircraft Indentures, Section 2.12).

     If, with respect to a Leased Aircraft, (x) one or more Lease Events of Default shall have occurred and been continuing, (y) in the event of a bankruptcy proceeding involving Continental, (i) during the Section 1110 Period, the trustee in such proceeding or Continental does not assume or agree to perform its obligations under the related Lease or (ii) at any time after assuming or agreeing to perform such obligations, such trustee or Continental ceases to perform such obligations such that the stay period applicable under the U.S. Bankruptcy Code comes to an end or (z) the Equipment Notes with respect to such Aircraft have been accelerated or the Leased Aircraft Trustee with respect to such Equipment Notes takes action or notifies the applicable Owner Trustee that it intends to take action to foreclose the lien of the related Leased Aircraft Indenture or otherwise commence the exercise of any significant remedy under such Indenture or the related Lease, then in each case all, but not less than all, of the Equipment Notes issued with respect to such Leased Aircraft may be purchased by the related Owner Trustee or Owner Participant on the applicable purchase date at a price equal to the aggregate unpaid principal thereof, together with accrued and unpaid interest thereon to, but not including, the date of purchase, but without any premium (provided that a Make-Whole Premium shall be payable if such Equipment Notes are to be purchased pursuant to clause (x) when a Lease Event of Default shall have occurred and been continuing for less than 120 days). (Leased Aircraft Indentures, Section 2.13) Continental as owner of the Owned Aircraft has no comparable right under the Owned Aircraft Indentures to purchase the Equipment Notes under such circumstances.

     "Make-Whole Premium" means, with respect to any Equipment Note, an amount (as determined by an independent investment bank of national standing) equal to the excess, if any, of (a) the present value of the remaining scheduled payments of principal and interest to maturity of such Equipment Note computed by discounting such payments on a semiannual basis on each payment date under the applicable Indenture (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Treasury Yield over (b) the outstanding principal amount of such Equipment Note plus accrued interest to the date of determination.

     For purposes of determining the Make-Whole Premium and the Deposit Make-Whole Premium, "Treasury Yield" means, at the date of determination with respect to any Equipment Note, the interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported in the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium shall be the third Business Day prior to the applicable payment or redemption date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable payment or redemption date.

     "Average Life Date" for any Equipment Note shall be the date which follows the time of determination by a period equal to the Remaining Weighted Average Life of such Equipment Note. "Remaining Weighted Average Life" on a given date with respect to any Equipment Note shall be the number of days equal to the quotient obtained by dividing (a) the sum of each of the products obtained by multiplying (i) the amount of each then remaining scheduled payment of principal of such Equipment Note by (ii) the number of days from and including such determination date to but excluding the date on which such payment of principal is scheduled to be made, by (b) the then outstanding principal amount of such Equipment Note.

SECURITY

     The Equipment Notes issued with respect to each Leased Aircraft will be secured by (i) an assignment by the related Owner Trustee to the related Leased Aircraft Trustee of such Owner Trustee's rights, except for certain limited rights, under the Lease with respect to the related Aircraft, including the right to receive payments of rent thereunder, (ii) a mortgage to such Leased Aircraft Trustee of such Aircraft, subject to the rights of Continental under such Lease, and (iii) an assignment to such Leased Aircraft Trustee of certain of such Owner Trustee's rights under the purchase agreement between Continental and the Aircraft manufacturer. Unless and until an Indenture Default with respect to a Leased Aircraft has occurred and is continuing, the Leased Aircraft Trustee may not exercise the rights of the Owner Trustee under the related Lease, except the Owner Trustee's right to receive payments of rent due thereunder. The assignment by the Owner Trustee to the Leased Aircraft Trustee of its rights under the related Lease will exclude certain rights of such Owner Trustee and the related Owner Participant, including the rights of the Owner Trustee and the Owner Participant with respect to indemnification by Continental for certain matters, insurance proceeds payable to such Owner Trustee in its individual capacity or to such Owner Participant under public liability insurance maintained by Continental under such Lease or by such Owner Trustee or such Owner Participant, insurance proceeds payable to such Owner Trustee in its individual capacity or to such Owner Participant under certain casualty insurance maintained by such Owner Trustee or such Owner Participant under such Lease and certain reimbursement payments made by Continental to such Owner Trustee. (Leased Aircraft Indenture, Granting Clause) The Equipment Notes will not be cross-collateralized (except in certain cases, if any, where the related Owner Participant and Continental shall agree to cross-collateralization), and, consequently, the Equipment Notes issued in respect of any one Aircraft will not be secured by any of the other Aircraft or replacement aircraft therefor (as described in "-- The Leases and Certain Provisions of the Owned Aircraft Indentures Events of Loss") or the Leases related thereto.

     The Equipment Notes issued with respect to each Owned Aircraft will be secured by (i) a mortgage to the Owned Aircraft Trustee of such Aircraft and
(ii) an assignment to the Owned Aircraft Trustee of certain of Continental's rights under its purchase agreement with the Aircraft manufacturer.

     Funds, if any, held from time to time by the Loan Trustee with respect to any Aircraft, including funds held as the result of an Event of Loss to such Aircraft or, in the case of a Leased Aircraft, termination of the Lease, if any, relating thereto, will be invested and reinvested by such Loan Trustee, at the direction of the related Owner Trustee in the case of the Leased Aircraft or Continental in the case of the Owned Aircraft, in investments described in the related Indenture. (Leased Aircraft Indentures, Section 5.09; Owned Aircraft Indentures, Section 6.06)

LOAN TO VALUE RATIOS OF EQUIPMENT NOTES

     The following tables set forth illustrative loan to Aircraft value ratios for the Equipment Notes issued in respect of Aircraft as of the Regular Distribution Dates that occur after the scheduled date of original issuance of such Equipment Notes, assuming that the Equipment Notes in the maximum principal amount are issued in respect of each such Aircraft. These examples were utilized by Continental in preparing the Assumed Amortization Schedule, although the amortization schedule for the Equipment Notes issued with respect to an Aircraft may vary from such assumed schedule so long as it complies with the Mandatory Economic Terms. Accordingly, the schedules set forth below may not be applicable in the case of any particular Aircraft. For example, in the event the final maturity date of the Equipment Notes for a Boeing 737-524 aircraft were significantly less than that shown below, the average life of the related Certificates may be correspondingly reduced, subject to compliance with the Mandatory Economic Terms. See "Description of the Certificates -- Pool Factors". The LTV was obtained by dividing (i) the outstanding balance (assuming no payment default) of such Equipment Notes determined immediately after giving effect to the payments scheduled to be made on each such Regular Distribution Date by (ii) the assumed value (the "Assumed Aircraft Value") of the Aircraft securing such Equipment Notes.

     The following tables are based on the assumption (the "Depreciation Assumption") that the value of each Aircraft set forth opposite the initial Regular Distribution Date included in each table depreciates by approximately 2% of the initial appraised value per year until the fifteenth year after the year of delivery of such Aircraft and by approximately 4% of the initial appraised value per year thereafter. Other rates or methods of depreciation would result in materially different loan to Aircraft value ratios, and no assurance can be given (i) that the depreciation rates and method assumed for the purposes of the tables are the ones most likely to occur or (ii) as to the actual future value of any Aircraft. Thus the tables should not be considered a forecast or prediction of expected or likely loan to Aircraft value ratios, but simply a mathematical calculation based on one set of assumptions.

                                 BOEING 737-524                               BOEING 737-724
                    ----------------------------------------     ----------------------------------------
                     EQUIPMENT                                    EQUIPMENT
                       NOTE         ASSUMED                         NOTE         ASSUMED
                    OUTSTANDING     AIRCRAFT       LOAN TO       OUTSTANDING     AIRCRAFT       LOAN TO
      DATE            BALANCE        VALUE       VALUE RATIO       BALANCE        VALUE       VALUE RATIO
----------------    -----------     --------     -----------     -----------     --------     -----------
                    (MILLIONS)      (MILLIONS)                   (MILLIONS)      (MILLIONS)
January 2, 1999       $ 19.38        $ 28.50         68.00%        $ 24.00        $ 37.80        63.49%
July 2, 1999            18.11          27.93         64.86           23.52          37.04        63.49
January 2,
  2000                  17.20          27.93         61.58           23.43          37.04        63.25
January 2,
  2001                  16.22          27.36         59.30           22.82          36.29        62.89
January 2,
  2002                  15.18          26.79         56.66           22.18          35.53        62.42
January 2,
  2003                  14.06          26.22         53.62           21.50          34.78        61.81
January 2,
  2004                  12.87          25.65         50.16           20.77          34.02        61.06
January 2,
  2005                  11.59          25.08         46.22           20.00          33.26        60.13
January 2,
  2006                  10.23          24.51         41.74           19.18          32.51        59.00
January 2,
  2007                   9.07          23.94         37.90           18.30          31.75        57.65
January 2,
  2008                   8.49          23.37         36.32           16.43          31.00        53.00
January 2,
  2009                   7.73          22.80         33.91           16.10          30.24        53.24
January 2,
  2010                   6.68          22.23         30.05           14.52          29.48        49.26
January 2,
  2011                   5.37          21.66         24.80           11.44          28.73        39.83
January 2,
  2012                   3.97          21.09         18.83            9.83          27.97        35.14
January 2,
  2013                   2.47          20.52         12.05            7.78          27.22        28.58
January 2,
  2014                   0.87          19.95          4.37            5.58          26.46        21.11
January 2,
  2015                   0.00          18.81          0.00            3.24          24.95        12.98
January 2,
  2016                   0.00           0.00            NA            0.73          23.44         3.12
January 2,
  2017                   0.00           0.00            NA            0.00          21.92         0.00

                                 BOEING 737-824                               BOEING 757-224
                    ----------------------------------------     ----------------------------------------
                     EQUIPMENT                                    EQUIPMENT
                       NOTE         ASSUMED                         NOTE         ASSUMED
                    OUTSTANDING     AIRCRAFT       LOAN TO       OUTSTANDING     AIRCRAFT       LOAN TO
      DATE            BALANCE        VALUE       VALUE RATIO       BALANCE        VALUE       VALUE RATIO
----------------    -----------     --------     -----------     -----------     --------     -----------
                    (MILLIONS)      (MILLIONS)                   (MILLIONS)      (MILLIONS)
July 2, 1998               --             --            --         $ 39.00        $ 55.87        69.80%
January 2,
  1999                $ 28.00        $ 44.65         62.71%          36.74          54.75        67.11
July 2, 1999            28.00          43.76         63.99              --             --           --
January 2,
  2000                  27.42          43.76         62.67           35.04          53.64        65.33
January 2,
  2001                  26.80          42.86         62.53           33.00          52.52        62.84
January 2,
  2002                  24.53          41.97         58.43           30.83          51.40        59.98
January 2,
  2003                  23.12          41.08         56.28           28.50          50.28        56.69
January 2,
  2004                  22.02          40.19         54.80           26.02          49.17        52.93
January 2,
  2005                  21.01          39.29         53.47           23.37          48.05        48.64
January 2,
  2006                  19.93          38.40         51.90           20.53          46.93        43.75
January 2,
  2007                  18.78          37.51         50.06           18.32          45.81        39.98
January 2,
  2008                  17.54          36.61         47.91           16.50          44.70        36.92
January 2,
  2009                  16.23          35.72         45.43           15.12          43.58        34.70
January 2,
  2010                  14.58          34.83         41.87           13.00          42.46        30.81
January 2,
  2011                  13.24          33.93         39.02           10.25          41.34        24.80
January 2,
  2012                  11.07          33.04         33.51            7.32          40.23        18.20
January 2,
  2013                   8.74          32.15         27.19            4.18          39.11        10.69
January 2,
  2014                   6.25          31.26         19.99            0.83          36.87         2.24
January 2,
  2015                   3.58          29.47         12.15            0.00          34.64         0.00
January 2,
  2016                   0.73          27.68          2.64            0.00           0.00           NA
January 2,
  2017                   0.00          25.90          0.00            0.00           0.00           NA

                                 BOEING 777-224
                    ----------------------------------------
                     EQUIPMENT
                       NOTE         ASSUMED
                    OUTSTANDING     AIRCRAFT       LOAN TO
      DATE            BALANCE        VALUE       VALUE RATIO
----------------    -----------     --------     -----------
                    (MILLIONS)      (MILLIONS)
January 2,
  1999                $ 80.00       $ 131.07         61.04%
January 2,
  2000                  78.14         128.45         60.83
January 2,
  2001                  76.15         125.83         60.52
January 2,
  2002                  74.04         123.21         60.09
January 2,
  2003                  71.78         120.58         59.53
January 2,
  2004                  69.37         117.96         58.81
January 2,
  2005                  66.81         115.34         57.92
January 2, 2006         64.07         112.72         56.84
January 2,
  2007                  61.15         110.10         55.54
January 2,
  2008                  57.22         107.48         53.24
January 2,
  2009                  54.47         104.86         51.95
January 2,
  2010                  49.30         102.23         48.22
January 2,
  2011                  44.92          99.61         45.10
January 2,
  2012                  33.52          96.99         34.56
January 2,
  2013                  26.73          94.37         28.32
January 2,
  2014                  19.47          91.75         21.22
January 2,
  2015                  11.70          86.51         13.53
January 2,
  2016                   3.40          81.26          4.19
January 2,
  2017                   0.00          76.02          0.00

LIMITATION OF LIABILITY

     The Equipment Notes issued with respect to the Leased Aircraft are not direct obligations of, or guaranteed by, Continental, any Owner Participant or the Leased Aircraft Trustees or the Owner Trustees in their individual capacities. None of the Owner Trustees, the Owner Participants or the Leased Aircraft Trustees, or any affiliates thereof, will be personally liable to any holder of an Equipment Note or, in the case of the Owner Trustees and the Owner Participants, to the Leased Aircraft Trustees for any amounts payable under the Equipment Notes or, except as provided in each Leased Aircraft Indenture, for any liability under such Leased Aircraft Indenture. All payments of principal of, premium, if any, and interest on the Equipment

Notes issued with respect to any Leased Aircraft (other than payments made in connection with an optional redemption or purchase of Equipment Notes issued with respect to a Leased Aircraft by the related Owner Trustee or the related Owner Participant) will be made only from the assets subject to the lien of the Indenture with respect to such Leased Aircraft or the income and proceeds received by the related Leased Aircraft Trustee therefrom (including rent payable by Continental under the Lease with respect to such Leased Aircraft).

     The Equipment Notes issued with respect to the Owned Aircraft will be direct obligations of Continental.

     Except as otherwise provided in the Indentures, each Owner Trustee and each Loan Trustee, in its individual capacity, will not be answerable or accountable under the Indentures or under the Equipment Notes under any circumstances except, among other things, for its own willful misconduct or gross negligence. None of the Owner Participants will have any duty or responsibility under any of the Leased Aircraft Indentures or the Equipment Notes to the Leased Aircraft Trustees or to any holder of any Equipment Note.

INDENTURE DEFAULTS, NOTICE AND WAIVER

     Indenture Defaults under each Indenture will include: (a) in the case of a Leased Aircraft Indenture, the occurrence of any Lease Event of Default under the related Lease (other than the failure to make certain indemnity payments and other payments to the related Owner Trustee or Owner Participant unless a notice is given by such Owner Trustee that such failure shall constitute an Indenture Default), (b) the failure by the related Owner Trustee (other than as a result of a Lease Default or Lease Event of Default), in the case of a Leased Aircraft Indenture, or Continental, in the case of an Owned Aircraft Indenture, to pay any interest or principal or premium, if any, when due, under such Indenture or under any Equipment Note issued thereunder that continues for more than ten Business Days, in the case of principal, interest or Make-Whole Premium, and, in all other cases, ten Business Days after the relevant Owner Trustee or Owner Participant, in the case of a Leased Aircraft Indenture, or Continental, in the case of an Owned Aircraft Indenture, receives written demand from the related Loan Trustee or holder of an Equipment Note, (c) the failure by the related Owner Participant or the related Owner Trustee (in its individual capacity), in the case of a Leased Aircraft Indenture, to discharge certain liens that continue after notice and specified cure periods, (d) any representation or warranty made by the related Owner Trustee or Owner Participant, in the case of a Leased Aircraft Indenture, or Continental, in the case of an Owned Aircraft Indenture, in such Indenture, the related Participation Agreement or certain related documents furnished to the Loan Trustee or any holder of an Equipment Note pursuant thereto being false or incorrect in any material respect when made that continues to be material and adverse to the interests of the Loan Trustee or Note Holders and remains unremedied after notice and specified cure periods,
(e) failure by Continental or the related Owner Trustee or Owner Participant to perform or observe any covenant or obligation for the benefit of the Loan Trustee or holders of Equipment Notes under such Indenture or certain related documents that continues after notice and specified cure periods, (f) the registration of the related Aircraft ceasing to be effective as a result of the Owner Participant (in the case of a Leased Aircraft) or Continental (in the case of an Owned Aircraft) not being a citizen of the United States, as defined in the Transportation Code (subject to a cure period), (g) with respect to the Owned Aircraft, the lapse or cancellation of insurance required under the Owned Aircraft Indenture or (h) the occurrence of certain events of bankruptcy, reorganization or insolvency of the related Owner Trustee or Owner Participant (in the case of a Leased Aircraft) or Continental (in the case of the Owned Aircraft). (Leased Aircraft Indentures, Section 4.02; Owned Aircraft Indenture,
Section 5.01) There will not be cross-default provisions in the Indentures or in the Leases (unless otherwise agreed between an Owner Participant and Continental). Consequently, events resulting in an Indenture Default under any particular Indenture may or may not result in an Indenture Default occurring under any other Indenture, and a Lease Event of Default under any particular Lease may or may not constitute a Lease Event of Default under any other Lease.

     If Continental fails to make any semiannual basic rental payment due under any Lease, within a specified period after such failure the applicable Owner Trustee may furnish to the Leased Aircraft Trustee the amount due on the Equipment Notes issued with respect to the related Leased Aircraft, together with any interest thereon on account of the delayed payment thereof, in which event the Leased Aircraft Trustee and the holders of outstanding Equipment Notes issued under such Indenture may not exercise any remedies otherwise available under such Indenture or such Lease as the result of such failure to make such rental payment, unless such Owner Trustee has previously cured three or more immediately preceding semiannual basic rental payment defaults or, in total, six or more previous semiannual basic rental payment defaults (or, in the case of certain Owner Participants, six or more immediately preceding semiannual basic rental payment defaults or, in total, eight or more previous semiannual basic rental payment defaults). The applicable Owner Trustee also may cure any other default by Continental in the performance of its obligations under any Lease that can be cured with the payment of money. (Leased Aircraft Indentures, Section 4.03)

     The holders of a majority in principal amount of the outstanding Equipment Notes issued with respect to any Aircraft, by notice to the Loan Trustee, may on behalf of all the holders waive any existing default and its consequences under the Indenture with respect to such Aircraft, except a default in the payment of the principal of, or premium or interest on any such Equipment Notes or a default in respect of any covenant or provision of such Indenture that cannot be modified or amended without the consent of each holder of Equipment Notes. (Leased Aircraft Indentures, Section 4.08; Owned Aircraft Indenture, Section 5.06)

REMEDIES

     If an Indenture Default occurs and is continuing under an Indenture, the related Loan Trustee or the holders of a majority in principal amount of the Equipment Notes outstanding under such Indenture may, subject to the applicable Owner Participant's or Owner Trustee's right to cure, as discussed above, declare the principal of all such Equipment Notes issued thereunder immediately due and payable, together with all accrued but unpaid interest thereon, provided that in the event of a reorganization proceeding involving Continental instituted under Chapter 11 of the U.S. Bankruptcy Code, if no other Lease Event of Default and no other Indenture Default (other than the failure to pay the outstanding amount of the Equipment Notes which by such declaration shall have become payable) exists at any time after the consummation of such proceeding, such declaration will be automatically rescinded without any further action on the part of any holder of Equipment Notes. The holders of a majority in principal amount of Equipment Notes outstanding under an Indenture may rescind any declaration of acceleration of such Equipment Notes at any time before the judgment or decree for the payment of the money so due shall be entered if (i) there has been paid to the related Loan Trustee an amount sufficient to pay all principal, interest, and premium, if any, on any such Equipment Notes, to the extent such amounts have become due otherwise than by such declaration of acceleration and (ii) all other Indenture Defaults and incipient Indenture Defaults with respect to any covenant or provision of such Indenture have been cured. (Leased Aircraft Indentures, Section 4.04(b); Owned Aircraft Indenture,
Section 5.02(b))

     Each Indenture provides that if an Indenture Default under such Indenture has occurred and is continuing, the related Loan Trustee may exercise certain rights or remedies available to it under such Indenture or under applicable law, including (if, in the case of a Leased Aircraft, the corresponding Lease has been declared in default) one or more of the remedies under such Indenture or, in the case of a Leased Aircraft, such Lease with respect to the Aircraft subject to such Lease. If an Indenture Default arises solely by reason of one or more events or circumstances which constitute a Lease Event of Default, the related Leased Aircraft Trustee's right to exercise remedies under a Leased Aircraft Indenture is subject, with certain exceptions, to its having proceeded to exercise one or more of the dispossessory remedies under the Lease with respect to such Leased Aircraft; provided that the requirement to exercise one or more of such remedies under such Lease shall not apply in circumstances where such exercise has been involuntarily stayed or prohibited by applicable law or court order for a continuous period in excess of 60 days or such period as may be specified in Section 1110(a)(1)(A) of the U.S. Bankruptcy Code, plus an additional period, if any, resulting from (i) the trustee or debtor-in-possession in such proceeding agreeing to perform its obligations under such Lease with the approval of the applicable court and its continuous performance of such Lease under Section 1110(a)(1)(A-B) of the U.S. Bankruptcy Code or such Leased Aircraft Trustee's consent to an extension of such period,
(ii) such Leased Aircraft Trustee's failure to give any requisite notice, or
(iii) Continental's assumption of such Lease with the approval of the relevant court and its continuous performance of the Lease as so assumed. See "-- The Leases and Certain Provisions of the Owned Aircraft Indentures -- Events of Default under the Leases". Such remedies may be exercised by the related Leased

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Aircraft Trustee to the exclusion of the related Owner Trustee, subject to certain conditions specified in such Indenture and, subject to the terms of such Lease. Any Aircraft sold in the exercise of such remedies will be free and clear of any rights of those parties, including the rights of Continental under the Lease with respect to such Aircraft; provided that no exercise of any remedies by the related Leased Aircraft Trustee may affect the rights of Continental under any Lease unless a Lease Event of Default has occurred and is continuing. (Leased Aircraft Indentures, Section 4.04; Leases, Section 15) The Owned Aircraft Indentures will not contain such limitations on the Owned Aircraft Trustee's ability to exercise remedies upon an Indenture Default under an Owned Aircraft Indenture.

     If a bankruptcy proceeding involving Continental under the U.S. Bankruptcy Code occurs, all of the rights of the Owner Trustee as lessor under a particular Lease will be exercised by the Owner Trustee in accordance with the terms thereof unless (i) during the Section 1110 Period the trustee in such proceeding or Continental does not assume or agree to perform its obligations under such Lease, (ii) at any time after assuming or agreeing to perform such obligations, such trustee or Continental ceases to perform such obligations or (iii) the related Loan Trustee takes action, or notifies the Owner Trustee that such Loan Trustee intends to take action, to foreclose the lien of the related Leased Aircraft Indenture or otherwise commence the exercise of any significant remedy in accordance with the Leased Aircraft Indenture. The Owner Trustee's exercise of such rights shall be subject to certain limitations and, in no event, reduce the amount or change the time of any payment in respect of the Equipment Notes or adversely affect the validity or enforceability of the lien under the related Leased Aircraft Indenture.

     If the Equipment Notes issued in respect of one Aircraft are in default, the Equipment Notes issued in respect of the other Aircraft may not be in default, and, if not, no remedies will be exercisable under the applicable Indentures with respect to such other Aircraft.

     Section 1110 of the U.S. Bankruptcy Code provides in relevant part that the right of lessors, conditional vendors and holders of security interests with respect to "equipment" (as defined in Section 1110 of the U.S. Bankruptcy Code) to take possession of such equipment in compliance with the provisions of a lease, conditional sale contract or security agreement, as the case may be, is not affected by (a) the automatic stay provision of the U.S. Bankruptcy Code, which provision enjoins repossessions by creditors for the duration of the reorganization period, (b) the provision of the U.S. Bankruptcy Code allowing the trustee in reorganization to use property of the debtor during the reorganization period, (c) Section 1129 of the U.S. Bankruptcy Code (which governs the confirmation of plans of reorganization in Chapter 11 cases) and (d) any power of the bankruptcy court to enjoin a repossession. Section 1110 provides in relevant part, however, that the right of a lessor, conditional vendor or holder of a security interest to take possession of an aircraft in the event of an event of default may not be exercised for 60 days following the date of commencement of the reorganization proceedings (unless specifically permitted by the bankruptcy court) and may not be exercised at all if, within such 60-day period (or such longer period consented to by the lessor, conditional vendor or holder of a security interest), the trustee in reorganization agrees to perform the debtor's obligations that become due on or after such date and cures all existing defaults (other than defaults resulting solely from the financial condition, bankruptcy, insolvency or reorganization of the debtor). "Equipment" is defined in Section 1110 of the U.S. Bankruptcy Code, in part, as an aircraft, aircraft engine, propeller, appliance, or spare part (as defined in Section 40102 of Title 49 of the U.S. Code) that is subject to a security interest granted by, leased to, or conditionally sold to a debtor that is a citizen of the United States (as defined in Section 40102 of Title 49 of the U.S. Code) holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to chapter 447 of Title 49 of the U.S. Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo.

     It is a condition to the Trustee's obligation to purchase Equipment Notes with respect to each Aircraft that outside counsel to Continental, which is expected to be Hughes Hubbard & Reed LLP, provide its opinion to the Trustees that (x) if such Aircraft is a Leased Aircraft, the Owner Trustee, as lessor under the Lease for such Aircraft, and the Leased Aircraft Trustee, as assignee of such Owner Trustee's rights under such Lease pursuant to the related Leased Aircraft Indenture, will be entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code with respect to the airframe and engines comprising such Aircraft or (y) if such Aircraft is an Owned Aircraft, the Owned Aircraft Trustee will be entitled to the benefits of Section 1110 with

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

respect to the airframe and engines comprising such Owned Aircraft, in each case so long as Continental continues to be a "citizen of the United States" as defined in Section 40102 of Title 49 of the U.S. Code holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to chapter 447 of Title 49 of the U.S. Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo. For a description of certain limitations on the Loan Trustee's exercise of rights contained in the Indenture, see "-- Indenture Defaults, Notice and Waiver".

     The opinion of Hughes Hubbard & Reed LLP will not address the possible replacement of an Aircraft after an Event of Loss in the future, the consummation of which is conditioned upon the contemporaneous delivery of an opinion of counsel to the effect that the related Loan Trustee will be entitled to Section 1110 benefits with respect to such replacement unless there is a change in law or court interpretation that results in Section 1110 not being available. See "-- The Leases and Certain Provisions of the Owned Aircraft Indentures -- Events of Loss". The opinion of Hughes Hubbard & Reed LLP will also not address the availability of Section 1110 with respect to any possible sublessee of a Leased Aircraft subleased by Continental or to any possible lessee of an Owned Aircraft if it is leased by Continental.

     If an Indenture Default under any Indenture occurs and is continuing, any sums held or received by the related Loan Trustee may be applied to reimburse such Loan Trustee for any tax, expense or other loss incurred by it and to pay any other amounts due to such Loan Trustee prior to any payments to holders of the Equipment Notes issued under such Indenture. (Indentures, Section 3.03)

     In the event of bankruptcy, insolvency, receivership or like proceedings involving an Owner Participant, it is possible that, notwithstanding that the applicable Leased Aircraft is owned by the related Owner Trustee in trust, such Leased Aircraft and the related Lease and Equipment Notes might become part of such proceeding. In such event, payments under such Lease or on such Equipment Notes might be interrupted and the ability of the related Leased Aircraft Trustee to exercise its remedies under the related Leased Aircraft Indenture might be restricted, although such Leased Aircraft Trustee would retain its status as a secured creditor in respect of the related Lease and the related Leased Aircraft.

MODIFICATION OF INDENTURES AND LEASES

     Without the consent of holders of a majority in principal amount of the Equipment Notes outstanding under any Indenture, the provisions of such Indenture and any related Lease, Participation Agreement or Trust Agreement may not be amended or modified, except to the extent indicated below.

     Subject to certain limitations, certain provisions of any Leased Aircraft Indenture, and of the Lease, the Participation Agreement, and the Trust Agreement related thereto, may be amended or modified by the parties thereto without the consent of any holders of the Equipment Notes outstanding under such Indenture. In the case of each Lease, such provisions include, among others, provisions relating to (i) the return to the related Owner Trustee of the related Leased Aircraft at the end of the term of such Lease (except to the extent that such amendment would affect the rights or exercise of remedies under the Lease) and (ii) the renewal of such Lease and the option of Continental at the end of the term of such Lease to purchase the related Leased Aircraft so long as the same would not adversely affect the Note Holders. (Leased Aircraft Indentures, Section 9.01(a)) In addition, any Indenture may be amended without the consent of the holders of Equipment Notes to, among other things, cure any defect or inconsistency in such Indenture or the Equipment Notes issued thereunder, provided that such change does not adversely affect the interests of any such holder. (Leased Aircraft Indentures, Section 9.01(c); Owned Aircraft Indenture, Section 10.01)

     Without the consent of the Liquidity Provider and the holder of each Equipment Note outstanding under any Indenture affected thereby, no amendment or modification of such Indenture may among other things (a) reduce the principal amount of, or premium, if any, or interest payable on, any Equipment Notes issued under such Indenture or change the date on which any principal, premium, if any, or interest is due and payable, (b) permit the creation of any security interest with respect to the property subject to the lien of such Indenture, except as provided in such Indenture, or deprive any holder of an Equipment Note issued under such Indenture of the benefit of the lien of such Indenture upon the property subject thereto or (c) modify the percentage of holders of Equipment Notes issued under such Indenture required to take or approve any action

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

under such Indenture. (Leased Aircraft Indentures, Section 9.01(b); Owned Aircraft Indenture, Section 10.01(a))

OWNER PARTICIPANT'S RIGHT TO RESTRUCTURE

     Certain Owner Participants will have the right, subject to certain conditions, to restructure the applicable leveraged lease transaction using a "cross-border lease", a tax lease or head-lease/sublease structure and any other type of transaction. In no event, however, shall any such restructuring (i) change the terms and conditions of the rights and obligations of any holder of Equipment Notes under the relevant Aircraft Operative Agreements or any holder of Certificates or (ii) expose any such holder to any additional risks. As a precondition to any such restructuring, the Owner Participant will be obligated to deliver to the Leased Aircraft Trustee an appropriate officer's certificate as to the satisfaction of the foregoing conditions and to obtain a written confirmation from the Rating Agencies prior to the implementation of such restructuring to the effect that such restructuring will not adversely affect the ratings of the Certificates.

INDEMNIFICATION

     Continental will be required to indemnify each Loan Trustee, each Owner Participant, each Owner Trustee, the Liquidity Provider, the Subordination Agent, the Escrow Agent and each Trustee, but not the holders of Certificates, for certain losses, claims and other matters. Continental will be required under certain circumstances to indemnify each Owner Participant against the loss of depreciation deductions and certain other benefits allowable for certain income tax purposes with respect to the related Leased Aircraft.

THE LEASES AND CERTAIN PROVISIONS OF THE OWNED AIRCRAFT INDENTURES

     Each Leased Aircraft will be leased to Continental by the relevant Owner Trustee under the relevant lease agreement (each, a "Lease"). Each Owned Aircraft will be owned by Continental.

  Lease Term Rentals and Payments

     Each Leased Aircraft will be leased separately by the relevant Owner Trustee to Continental for a term commencing on the date on which the Aircraft is acquired by the Owner Trustee and expiring on a date not earlier than the latest maturity date of the relevant Equipment Notes, unless terminated prior to the originally scheduled expiration date as permitted by the applicable Lease. The semiannual basic rent payment under each Lease is payable by Continental on each related Lease Payment Date (or, if such day is not a Business Day, on the next Business Day), and will be assigned by the Owner Trustee under the corresponding Leased Aircraft Indenture to provide the funds necessary to make scheduled payments of principal and interest due from the Owner Trustee on the Equipment Notes issued under such Indenture. In certain cases, the semiannual basic rent payments under the Leases may be adjusted, but each Lease provides that under no circumstances will rent payments by Continental be less than the scheduled payments on the related Equipment Notes. Any balance of each such semiannual basic rent payment under each Lease, after payment of amounts due on the Equipment Notes issued under the Indenture corresponding to such Lease, will be paid over to the Owner Trustee. (Leases, Section 3; Leased Aircraft Indentures, Section 3.01)

     "Lease Payment Date" means, with respect to each Lease, January 2 or July 2 during the term of such Lease.

     Semiannual payments of interest on the Equipment Notes issued by Continental under an Owned Aircraft Indenture are payable January 2 and July 2 of each year, commencing on the first such date after issuance thereof. Semiannual payments of principal under the Equipment Notes issued by Continental under an Owned Aircraft Indenture are payable on January 2 and July 2 in certain years, commencing on January 2, 1999.

  Net Lease; Maintenance

     Under the terms of each Lease, Continental's obligations in respect of each Leased Aircraft will be those of a lessee under a "net lease". Accordingly, Continental is obligated under each Lease, among other things and at its expense, to keep each Aircraft duly registered and insured, to pay all costs of operating the Aircraft and to maintain, service, repair and overhaul the Aircraft so as to keep it in as good an operating condition as when delivered to Continental, ordinary wear and tear excepted, and in such condition as required to maintain the airworthiness certificate for the Aircraft in good standing at all times. (Leases, Sections 7.1, 8.1 and 11.1 and Annexes C and D) The Owned Aircraft Indenture imposes comparable maintenance, service and repair obligations on Continental with respect to the Owned Aircraft. (Owned Aircraft Indenture, Section 4.02)

  Possession, Sublease and Transfer

     Each Aircraft may be operated by Continental or, subject to certain restrictions, by certain other persons. Normal interchange and pooling agreements customary in the commercial airline industry with respect to any Engine are permitted. Subleases, in the case of Leased Aircraft, and leases, in the case of Owned Aircraft, are also permitted to U.S. air carriers and foreign air carriers that have their principal executive office in certain specified countries, subject to a reasonably satisfactory legal opinion that, among other things, such country would recognize (in the case of the Leased Aircraft) Owner Trustee's title to, and the Loan Trustee's security interest in respect of, the applicable Aircraft. In addition, a sublessee or lessee may not be subject to insolvency or similar proceedings at the commencement of such sublease or lease. (Leases, Section 7, Owned Aircraft Indenture, Section 4.02) Permitted foreign air carriers are not limited to those based in a country that is a party to the Convention on the International Recognition of Rights in Aircraft (Geneva 1948) (the "Convention"). It is uncertain to what extent the relevant Loan Trustee's security interest would be recognized if an Aircraft is registered or located in a jurisdiction not a party to the Convention. Moreover, in the case of an Indenture Default, the ability of the related Loan Trustee to realize upon its security interest in an Aircraft could be adversely affected as a legal or practical matter if such Aircraft were registered or located outside the United States.

  Registration

     Continental is required to keep each Aircraft duly registered under the Transportation Code with the FAA, except (in the case of a Leased Aircraft) if the relevant Owner Trustee or the relevant Owner Participant fails to meet the applicable citizenship requirements, and to record each Lease (in the case of a Leased Aircraft) and Indenture and certain other documents under the Transportation Code. (Leases, Section 7; Owned Aircraft Indenture, Section 4.02(e)) Such recordation of the Indenture and certain other documents with respect to each Aircraft will give the relevant Loan Trustee a first-priority, perfected security interest in such Aircraft whenever it is located in the United States or any of its territories and possessions. The Convention provides that such security interest will also be recognized, with certain limited exceptions, in those jurisdictions that have ratified or adhere to the Convention.

     So long as no Lease Event of Default exists, Continental has the right to register the Leased Aircraft subject to such Lease in a country other than the United States at its own expense in connection with a permitted sublease of the Aircraft to a permitted foreign air carrier, subject to certain conditions set forth in the related Participation Agreement. These conditions include a requirement that an opinion of counsel be provided that the lien of the applicable Indenture will continue as a first priority security interest in the applicable Aircraft. (Leases, Section 7.1.2; Participation Agreements, Section 7.6.11) The Owned Aircraft Indentures contain comparable provisions with respect to registration of the Owned Aircraft in connection with a permitted lease of the Owned Aircraft. (Owned Aircraft Indenture, Section 4.02(e))

  Liens

     Continental is required to maintain each Aircraft free of any liens, other than the rights of the relevant Loan Trustee, the holders of the related Equipment Notes, Continental and, with respect to a Leased Aircraft, the Owner Participant and Owner Trustee arising under the applicable Indenture, the Lease (in the case of a

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

Leased Aircraft) or the other operative documents related thereto, and other than certain limited liens permitted under such documents, including but not limited to (i) liens for taxes either not yet due or being contested in good faith by appropriate proceedings; (ii) materialmen's, mechanics' and other similar liens arising in the ordinary course of business and securing obligations that either are not yet delinquent for more than 60 days or are being contested in good faith by appropriate proceedings; (iii) judgment liens so long as such judgment is discharged or vacated within 60 days or the execution of such judgment is stayed pending appeal or discharged, vacated or reversed within 60 days after expiration of such stay; and (iv) any other lien as to which Continental has provided a bond or other security adequate in the reasonable opinion of the Owner Trustee; provided that in the case of each of the liens described in the foregoing clauses (i), (ii) and (iii), such liens and proceedings do not involve any material risk of the sale, forfeiture or loss of such Aircraft or the interest of any Participant therein or impair the lien of the relevant Indenture. (Leases, Section 6; Owned Aircraft Indenture, Section 4.01)

  Replacement of Parts; Alterations

     Continental is obligated to replace all parts at its expense that may from time to time be incorporated or installed in or attached to any Aircraft and that may become lost, damaged beyond repair, worn out, stolen, seized, confiscated or rendered permanently unfit for use. Continental or any permitted sublessee has the right, at its own expense, to make such alterations, modifications and additions with respect to each Aircraft as it deems desirable in the proper conduct of its business and to remove parts which it deems to be obsolete or no longer suitable or appropriate for use, so long as such alteration, modification, addition or removal does not materially diminish the fair market value, utility, condition or useful life of the related Aircraft or Engine or invalidate the Aircraft's airworthiness certificate. (Leases, Section
8.1 and Annex C; Owned Aircraft Indenture, Section 4.04(d))

  Insurance

     Continental is required to maintain, at its expense (or at the expense of a permitted lessee, in the case of the Owned Aircraft, or a permitted sublessee, in the case of a Leased Aircraft), all-risk aircraft hull insurance covering each Aircraft, at all times in an amount not less than, in the case of Leased Aircraft, the stipulated loss value of such Aircraft (which will exceed the aggregate outstanding principal amount of the Equipment Notes relating to such Aircraft, together with accrued interest thereon) or, in the case of Owned Aircraft, the aggregate outstanding principal amount of the Equipment Notes relating to such Aircraft together with six months of interest accrued thereon (the "Debt Balance"). However, after giving effect to self-insurance permitted as described below, the amount payable under such insurance may be less than such amounts payable with respect to the Equipment Notes. In the event of a loss involving insurance proceeds in excess of $3,500,000 per occurrence ($5,000,000 per occurrence in the case of Boeing 757-224 aircraft and $7,500,000 per occurrence in the case of Boeing 777-224 aircraft), such proceeds up to the stipulated loss value or Debt Balance, as the case may be, of the relevant Aircraft will be payable to the applicable Loan Trustee, for so long as the relevant Indenture shall be in effect. In the event of a loss involving insurance proceeds of up to $3,500,000 per occurrence ($5,000,000 per occurrence in the case of Boeing 757-224 aircraft and $7,500,000 per occurrence in the case of Boeing 777-224 aircraft) such proceeds will be payable directly to Continental so long as an Indenture Event of Default does not exist with respect to the Owned Aircraft Indenture or (in the case of a Leased Aircraft) the Owner Trustee or Leased Aircraft Trustee has not notified the insurance underwriters that a Lease Event of Default exists. So long as the loss does not constitute an Event of Loss, insurance proceeds will be applied to repair or replace the property. (Leases, Sections 11 and Annex D; Owned Aircraft Indenture, Section
4.06 and Annex B)

     In addition, Continental is obligated to maintain comprehensive airline liability insurance at its expense (or at the expense of a permitted lessee, in the case of an Owned Aircraft, or a permitted sublessee, in the case of a Leased Aircraft), including, without limitation, passenger liability, baggage liability, cargo and mail liability, hangarkeeper's liability and contractual liability insurance with respect to each Aircraft. Such liability insurance must be underwritten by insurers of nationally or internationally recognized responsibility. The amount of such liability insurance coverage per occurrence may not be less than the amount of comprehensive

                                      S-90
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airline liability insurance from time to time applicable to aircraft owned or leased and operated by Continental of the same type and operating on similar routes as such Aircraft. (Leases, Section 11.1 and Annex D, Owned Aircraft Indenture, Section 4.06 and Annex B)

     Continental is also required to maintain war-risk, hijacking or allied perils insurance if it (or any permitted sublessee or lessee) operates any Aircraft, Airframe or Engine in any area of recognized hostilities or if Continental (or any permitted sublessee or lessee) maintains such insurance with respect to other aircraft operated on the same international routes or areas on or in which the Aircraft is operated. (Leases, Annex D, Owned Aircraft Indenture, Section 4.06 and Annex B)

     Continental may self-insure under a program applicable to all aircraft in its fleet, but the amount of such self-insurance in the aggregate may not exceed 50% of the largest replacement value of any single aircraft in Continental's fleet or 1 1/2% of the average aggregate insurable value (during the preceding policy year) of all aircraft on which Continental carries insurance, whichever is less, unless an insurance broker of national standing shall certify that the standard among all other major U.S. airlines is a higher level of self-insurance, in which case Continental may self-insure the Aircraft to such higher level. In addition, Continental may self-insure to the extent of any applicable deductible per Aircraft that does not exceed industry standards for major U.S. airlines. (Leases, Section 11.1 and Annex D, Owned Aircraft Indenture, Section 4.06 and Annex B)

     In respect of each Aircraft, Continental is required to name as additional insured parties the relevant Loan Trustee and holders of the Equipment Notes and (in the case of the Leased Aircraft) the relevant Owner Participant and Owner Trustee, in its individual capacity and as owner of such Aircraft, and the liquidity provider under all liability, hull and property and war risk, hijacking and allied perils insurance policies required with respect to such Aircraft. In addition, the insurance policies will be required to provide that, in respect of the interests of such additional insured persons, the insurance shall not be invalidated or impaired by any act or omission of Continental, any permitted sublessee or any other person. (Leases, Annex D, Owned Aircraft Indenture, Section 4.06 and Annex B)

  Lease Termination

     Unless a Lease Event of Default shall have occurred and be continuing, Continental may terminate any Lease on any Lease Payment Date occurring after the fifth anniversary occurred of the date on which such Lease commenced, if it makes a good faith determination that the Leased Aircraft subject to such Lease is economically obsolete or surplus to its requirements. Continental is required to give notice of its intention to exercise its right of termination described in this paragraph at least 90 days prior to the proposed date of termination, which notice may be withdrawn up to ten Business Days prior to such proposed date; provided that Continental may give only five such termination notices. In such a situation, unless the Owner Trustee elects to retain title to such Aircraft, Continental is required to use commercially reasonable efforts to sell such Aircraft as an agent for such Owner Trustee, and Owner Trustee will sell such Aircraft on the date of termination to the highest cash bidder. If such sale occurs, the Equipment Notes related thereto are required to be prepaid. If the net proceeds to be received from such sale are less than the termination value for such Aircraft (which is set forth in a schedule to each Lease), Continental is required to pay to the applicable Owner Trustee an amount equal to the excess, if any, of the applicable termination value for such Aircraft over such net proceeds. Upon payment of termination value for such Aircraft and an amount equal to the Make-Whole Premium, if any, payable on such date of payment, together with certain additional amounts, the lien of the relevant Indenture will be released, the relevant Lease will terminate, and the obligation of Continental thereafter to make scheduled rent payments under such Lease will cease. (Leases, Section 9; Leased Aircraft Indentures, Section 2.10(b))

     The Owner Trustee has the option to retain title to the Leased Aircraft if Continental has given a notice of termination under the Lease. In such event, such Owner Trustee will pay to the applicable Loan Trustee an amount sufficient to prepay the outstanding Equipment Notes issued with respect to such Aircraft (including the Make-Whole Premiums), in which case the lien of the relevant Indenture will be released, the relevant Lease will terminate and the obligation of Continental thereafter to make scheduled rent payments under such Lease will cease. (Leases, Section 9; Leased Aircraft Indentures, Sections 2.06 and 2.10(b))

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

  Events of Loss

     If an Event of Loss occurs with respect to the Airframe or the Airframe and Engines of an Aircraft, Continental must elect within 45 days after such occurrence either to make payment with respect to such Event of Loss or to replace such Airframe and any such Engines. Not later than the first Business Day following the earlier of (i) the 120th day following the date of occurrence of such Event of Loss, and (ii) the fourth Business Day following the receipt of the insurance proceeds in respect of such Event of Loss, Continental must either
(i) pay to the applicable Owner Trustee (in the case of a Leased Aircraft) or to the Owned Aircraft Trustee (in the case of the Owned Aircraft) the stipulated loss value of such Aircraft (in the case of a Leased Aircraft) or the outstanding principal amount of the Equipment Notes (in the case of an Owned Aircraft), together with certain additional amounts, but, in any case, without any Make-Whole Premium or (ii) unless any Lease Event of Default or failure to pay basic rent under the relevant Lease (in the case of a Leased Aircraft), an Indenture Event of Default or failure to pay principal or interest under the Owned Aircraft Indenture (in the case of the Owned Aircraft) or certain bankruptcy defaults shall have occurred and is continuing, substitute an airframe (or airframe and one or more engines, as the case may be) for the Airframe, or Airframe and Engine(s), that suffered such Event of Loss. (Leases, Sections 10.1.1 and 10.1.2; Leased Aircraft Indentures, Section 2.10(a); Owned Aircraft Indenture, Sections 2.10 and 4.05(a))

     If Continental elects to replace an Airframe (or Airframe and one or more Engines, as the case may be) that suffered such Event of Loss, it shall, in the case of a Leased Aircraft, convey to the related Owner Trustee title to an airframe (or airframe and one or more engines, as the case may be) or, in the case of an Owned Aircraft, subject such an airframe (or airframe and one or more engines) to the lien of the Owned Aircraft Indenture, and such replacement airframe or airframe and engines must be the same model as the Airframe or Airframe and Engines to be replaced or an improved model, with a value, utility and remaining useful life (without regard to hours or cycles remaining until the next regular maintenance check) at least equal to the Airframe or Airframe and Engines to be replaced, assuming that such Airframe and such Engines had been maintained in accordance with the related Lease or Owned Aircraft Indenture, as the case may be. Continental is also required to provide to the relevant Loan Trustee and (in the case of a Leased Aircraft) the relevant Owner Trustee and Owner Participant reasonably acceptable opinions of counsel to the effect, among other things, that (i) certain specified documents have been duly filed under the Transportation Code and (ii) such Owner Trustee and Leased Aircraft Trustee (as assignee of lessor's rights and interests under the Lease), in the case of a Leased Aircraft, or the Owned Aircraft Trustee, in the case of an Owned Aircraft, will be entitled to receive the benefits of Section 1110 of the U.S. Bankruptcy Code with respect to any such replacement airframe (unless, as a result of a change in law or court interpretation, such benefits are not then available). (Leases, Sections 10.1.3 and 10.3; Owned Aircraft Indenture, Section 4.05(c))

     If Continental elects not to replace such Airframe, or Airframe and Engine(s), then upon payment of the outstanding principal amount of the Equipment Notes issued with respect to such Aircraft (in the case of an Owned Aircraft) or the stipulated loss value for such Aircraft (in the case of a Leased Aircraft), together with all additional amounts then due and unpaid with respect to such Aircraft, which must be at least sufficient to pay in full as of the date of payment thereof the aggregate unpaid principal amount under such Equipment Notes together with accrued but unpaid interest thereon and all other amounts due and owing in respect of such Equipment Notes, the lien of the Indenture and (in the case of a Leased Aircraft) the Lease relating to such Aircraft shall terminate with respect to such Aircraft, the obligation of Continental thereafter to make the scheduled rent payments (in the case of a Leased Aircraft) or interest and principal payments (in the case of an Owned Aircraft) with respect thereto shall cease and (in the case of a Leased Aircraft) the related Owner Trustee shall transfer all of its right, title and interest in and to the related Aircraft to Continental. The stipulated loss value and other payments made under the Leases or the Owned Aircraft Indenture, as the case may be, by Continental shall be deposited with the applicable Loan Trustee. Amounts in excess of the amounts due and owing under the Equipment Notes issued with respect to such Aircraft will be distributed by such Loan Trustee to the applicable Owner Trustee or to Continental, as the case may be. (Leases, Section 10.1.2; Leased Aircraft Indentures, Sections 2.06 and 3.02; Owned Aircraft Indenture, Sections 2.10, 3.02 and 4.05(a)(ii))

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

     If an Event of Loss occurs with respect to an Engine alone, Continental will be required to replace such Engine within 60 days after the occurrence of such Event of Loss with another engine, free and clear of all liens (other than certain permitted liens). Such replacement engine shall be the same make and model as the Engine to be replaced, or an improved model, suitable for installation and use on the Airframe, and having a value, utility and remaining useful life (without regard to hours or cycles remaining until overhaul) at least equal to the Engine to be replaced, assuming that such Engine had been maintained in accordance with the relevant Lease or the Owned Aircraft Indenture, as the case may be. (Leases, Section 10.2; Owned Aircraft Indenture,
Section 4.05)

     An "Event of Loss" with respect to an Aircraft, Airframe or any Engine means any of the following events with respect to such property: (i) the destruction of such property, damage to such property beyond economic repair or rendition of such property permanently unfit for normal use; (ii) the actual or constructive total loss of such property or any damage to such property or requisition of title or use of such property which results in an insurance settlement with respect to such property on the basis of a total loss or a constructive or compromised total loss; (iii) any theft, hijacking or disappearance of such property for a period of 180 consecutive days or more;
(iv) any seizure, condemnation, confiscation, taking or requisition of title to such property by any governmental entity or purported governmental entity (other than a U.S. government entity or an entity of the country of registration of the relevant Aircraft) for a period exceeding 180 consecutive days or, if earlier, at the end of the term of such Lease (in the case of a Leased Aircraft); (v) in the case of any Leased Aircraft, any seizure, condemnation, confiscation, taking or requisition of use of such property by any U.S. government entity (or governmental entity of the country of registration of the relevant Aircraft) that continues until the 30th day after the last day of the term of the relevant Lease (unless the Owner Trustee shall have elected not to treat such event as an Event of Loss); (vi) as a result of any law, rule, regulation, order or other action by the FAA or any governmental entity, the use of such property in the normal course of Continental's business of passenger air transportation is prohibited for 180 consecutive days, unless Continental, prior to the expiration of such 180-day period, shall have undertaken and shall be diligently carrying forward steps which are necessary or desirable to permit the normal use of such property by Continental, but in any event if such use shall have been prohibited for a period of two consecutive years, provided that no Event of Loss shall be deemed to have occurred if such prohibition has been applicable to Continental's entire U.S. registered fleet of similar property and Continental, prior to the expiration of such two-year period, shall have conformed at least one unit of such property in its fleet to the requirements of any such law, rule, regulation, order or other action and commenced regular commercial use of the same and shall be diligently carrying forward, in a manner which does not discriminate against applicable property in so conforming such property, steps which are necessary or desirable to permit the normal use of such property by Continental, but in any event if such use shall have been prohibited for a period of three years or, in the case of the Leased Aircraft, such use shall be prohibited at the expiration of the term of the relevant Lease; or (vii) with respect to any Engine, any divestiture of title to such Engine in connection with pooling or certain other arrangements shall be treated as an Event of Loss. (Leases, Section 7.2.6 and Annex A; Owned Aircraft Indenture, Annex A)

  Renewal and Purchase Options

     At the end of the term of each Lease after final maturity of the related Equipment Notes and subject to certain conditions, Continental will have certain options to renew such Lease for additional limited periods. In addition, Continental will have the right at the end of the term of each Lease to purchase the Aircraft subject thereto for an amount to be calculated in accordance with the terms of such Lease. (Leases, Section 17)

     In addition, Continental may have the right to purchase an Aircraft from the applicable Owner Trustee and assume, as direct obligations of Continental, the Equipment Notes issued with respect to such Aircraft. In such case, the Leased Aircraft Indenture relating to such Equipment Notes will be amended and restated to be substantially the same as an Owned Aircraft Indenture. See "Certain U.S. Federal Income Tax Consequences -- Taxation of Certificateholders Generally -- Trusts Classified as Grantor Trusts" for a discussion of certain tax consequences of such purchase and assumption.

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

  Events of Default under the Leases

     Lease Events of Default under each Lease include, among other things, (i) failure by Continental to make any payment of basic rent, stipulated loss value or termination value under such Lease within ten Business Days after the same shall have become due, or failure by Continental to pay any other amount due under such Lease or under any other related operative document within ten Business Days from and after the date of any written notice from the Owner Trustee or Loan Trustee of the failure to make such payment when due; (ii) failure by Continental to make any excluded payment (as defined) within ten Business Days after written notice that such failure constitutes a Lease Event of Default is given by the relevant Owner Participant to Continental and the relevant Loan Trustee; (iii) failure by Continental to carry and maintain insurance on and in respect of the Aircraft, Airframe and Engines, in accordance with the provisions of such Lease; (iv) failure by Continental to perform or observe in any material respect any other covenant or agreement to be performed or observed by it under such Lease or the related Participation Agreement or certain other related operative documents (other than the related tax indemnity agreement between Continental and the Owner Participant), and such failure shall continue unremedied for a period of 30 days after written notice of such failure by the applicable Owner Trustee or Loan Trustee unless such failure is capable of being corrected and Continental shall be diligently proceeding to correct such failure, in which case there shall be no Lease Event of Default unless and until such failure shall continue unremedied for a period of 270 days after the receipt of such notice; (v) any representation or warranty made by Continental in such Lease or the related Participation Agreement or in certain other related operative documents (other than in the related tax indemnity agreement between Continental and the Owner Participant) shall prove to have been untrue or inaccurate in any material respect at the time made, such representation or warranty is material at the time in question and the same shall remain uncured (to the extent of the adverse impact thereof) for more than 30 days after the date of written notice thereof to Continental; and (vi) the occurrence of certain voluntary events of bankruptcy, reorganization or insolvency of Continental or the occurrence of involuntary events of bankruptcy, reorganization or insolvency which shall continue undismissed, unvacated or unstayed for a period of 90 days. (Leases, Section 14)

     Indenture Events of Default under the Owned Aircraft Indenture are discussed above under "-- Indenture Defaults, Notice and Waiver".

 Remedies Exercisable upon Events of Default under the Lease

     If a Lease Event of Default has occurred and is continuing, the applicable Owner Trustee may (or, so long as the Indenture shall be in effect, the applicable Loan Trustee may, subject to the terms of the Indenture) exercise one or more of the remedies provided in such Lease with respect to the related Aircraft. These remedies include the right to repossess and use or operate such Aircraft, to rescind or terminate such Lease, to sell or re-lease such Aircraft free and clear of Continental's rights, except as set forth in the Lease, and retain the proceeds, and to require Continental to pay, as liquidated damages any due and unpaid basic rent plus an amount equal to, at such Owner Trustee's (or, subject to the terms of the relevant Leased Aircraft Indenture, the Leased Aircraft Trustee's) option, either (i) the excess of the present value of all unpaid rent during the remainder of the term of such Lease over the present value of the fair market rental value of such Aircraft for the remainder of the term of such Lease or, (ii) the excess of the stipulated loss value of such Aircraft over the fair market sales value of such Aircraft or, if such Aircraft has been sold, the net sales proceeds from the sale of such Aircraft. (Leases, Section 15; Leased Aircraft Indentures, Section 4.04) If the Loan Trustee has validly terminated such Lease, the Loan Trustee may not sell or lease or otherwise afford the use of such Aircraft to Continental or any of its affiliates. (Leased Aircraft Indentures, Section 4.04(a))

     Remedies under the Owned Aircraft Indentures are discussed above under "-- Remedies".

  Transfer of Owner Participant Interests

     Subject to certain restrictions, each Owner Participant may transfer all or any part of its interest in the related Leased Aircraft. (Participation Agreements, Section 10.1.1)

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                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following summary describes all material generally applicable U.S. federal income tax consequences to Certificateholders of the purchase, ownership and disposition of the Certificates offered hereby and in the opinion of Hughes Hubbard & Reed LLP, special tax counsel to Continental ("Tax Counsel"), is accurate in all material respects with respect to the matters discussed therein. This summary supplements (and, to the extent inconsistent therewith, replaces) the summary of U.S. federal income tax consequences set forth in the Prospectus. Except as otherwise specified, the summary is addressed to beneficial owners of Certificates ("U.S. Certificateholders") that are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any state therein, estates the income of which is subject to U.S. federal income taxation regardless of its source, or trusts that meet the following two tests: (a) a U.S. court is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust ("U.S. Persons") that will hold the Certificates as capital assets. This summary does not address the tax treatment of U.S. Certificateholders that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or commodities, tax-exempt entities, holders that will hold Certificates as part of a straddle or holders that have a "functional currency" other than the U.S. Dollar, nor, except as specifically indicated, does it address the tax treatment of U.S. Certificateholders that do not acquire Certificates at the public offering price as part of the initial offering. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase Certificates. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States.

     The summary is based upon the tax laws and practice of the United States as in effect on the date of this Prospectus Supplement, as well as judicial and administrative interpretations thereof (in final or proposed form) available on or before such date. All of the foregoing are subject to change, which change could apply retroactively. Prospective investors should note that no rulings have been sought from the U.S. Internal Revenue Service (the "IRS") with respect to the tax consequences described below, and no assurance can be given that the IRS will not take contrary positions. The Trusts are not indemnified for any U.S. federal income taxes that may be imposed upon them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificateholders of such Trust. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

TAX STATUS OF THE TRUSTS

     In the opinion of Tax Counsel, while there is no authority addressing the characterization of entities that are similar to the Trusts in all material respects, each of the Original Trusts should be classified as a grantor trust for U.S. federal income tax purposes. If, as may be the case, the Original Trusts are not classified as grantor trusts, they will, in the opinion of Tax Counsel, be classified as partnerships for U.S. federal income tax purposes and will not be classified as publicly traded partnerships taxable as corporations provided that at least 90% of each Original Trust's gross income for each taxable year of its existence is "qualifying income" (which is defined to include, among other things, interest income, gain from the sale or disposition of capital assets held for the production of interest income, and income derived with respect to a business of investing in securities). Tax Counsel believes that income derived by the Original Trusts from the Note Purchase Agreement and the Equipment Notes will constitute qualifying income and that the Original Trusts therefore will meet the 90% test, assuming that the Original Trusts operate in accordance with the terms of the Pass Through Trust Agreements and other agreements to which they are parties. In the opinion of Tax Counsel, the Successor Trusts will be classified as grantor trusts.

TAXATION OF CERTIFICATEHOLDERS GENERALLY

  Trusts Classified as Grantor Trusts

     Assuming that a Trust is classified as a grantor trust, a U.S. Certificateholder will be treated as owning its pro rata undivided interest in the relevant Deposits and each of the Equipment Notes, the Trust's contractual rights and obligations under the Note Purchase Agreement, and any other property held by the Trust. Accordingly, each U.S. Certificateholder's share of interest paid on Equipment Notes will be taxable as ordinary income, as it is paid or accrued, in accordance with such U.S. Certificateholder's method of accounting for U.S. federal income tax purposes, and a U.S. Certificateholder's share of premium, if any, paid on redemption of an Equipment Note will be treated as capital gain. It is not clear whether any Deposit Make-Whole Premium will be ordinary income or capital gain. The Deposits will likely be subject to the original issue discount and contingent payment rules, with the result that a U.S. Certificateholder will be required to include interest income from a Deposit using the accrual method of accounting regardless of its normal method and with a possible slight deferral in the timing of income recognition as compared to holding a single debt instrument with terms comparable to a Certificate. Any amounts received by a Trust under a Liquidity Facility in order to make interest payments will be treated for U.S. federal income tax purposes as having the same characteristics as the payments they replace.

     An Owner Participant's conveyance of its interest in an owner trust should not constitute a taxable event to U.S. Certificateholders. However, if Continental were to assume an Owner Trust's obligations under the related Equipment Notes upon a purchase of a Leased Aircraft by Continental, such assumption would be treated for federal income tax purposes as a taxable exchange by U.S. Certificateholders of the Equipment Notes for "new" Equipment Notes resulting in the recognition of taxable gain or loss equal to the difference between the U.S. Certificateholder's adjusted basis in its interest in the Equipment Note and the amount realized on such exchange (except to the extent attributable to accrued interest, which would be taxable as interest income if not previously included in income). For this purpose the amount realized (and the issue price of the "new" Equipment Note) likely would be equal to the fair market value of the U.S. Certificateholder's pro rata share of the respective Equipment Note at such time if the Equipment Notes are "publicly traded" within the meaning of applicable regulations and otherwise would be equal to their principal amount (or, under certain circumstances, a lesser imputed principal amount).

     In the case of a subsequent purchaser of a Certificate, the purchase price for the Certificate should be allocated among the relevant Deposits and the assets held by the relevant Trust (including the Equipment Notes and the rights and obligations under the Note Purchase Agreement with respect to Equipment Notes not theretofore issued) in accordance with their relative fair market values at the time of purchase. Any portion of the purchase price allocable to the right and obligation under the Note Purchase Agreement to acquire an Equipment Note should be included in the purchaser's basis in its share of the Equipment Note when issued. Although the matter is not entirely clear, in the case of a purchaser after initial issuance of the Certificates but prior to the Delivery Period Termination Date, if the purchase price reflects a "negative value" associated with the obligation to acquire an Equipment Note pursuant to the Note Purchase Agreement being burdensome under conditions existing at the time of purchase (e.g., as a result of the interest rate on the unissued Equipment Notes being below market at the time of purchase of a Certificate), such negative value probably would be added to such purchaser's basis in its interest in the Deposits and the remaining assets of the Trust and reduce such purchaser's basis in its share of the Equipment Notes when issued. The preceding two sentences do not apply to purchases of Certificates following the Delivery Period Termination Date.

     A U.S. Certificateholder who is treated as purchasing an interest in a Deposit or an Equipment Note at a market discount (generally, at a cost less than its remaining principal amount) that exceeds a statutorily defined de minimis amount will be subject to the "market discount" rules of the Code. These rules provide, in part, that gain on the sale or other disposition of a debt instrument with a term of more than one year and partial principal payments (including partial redemptions) on such a debt instrument are treated as ordinary income to the extent of accrued but unrecognized market discount. The market discount rules also provide for deferral of interest deductions with respect to debt incurred to purchase or carry a debt instrument that has market discount. A U.S. Certificateholder who purchases an interest in a Deposit or an Equipment Note at a premium may elect to amortize the premium as an offset to interest income on the Deposit or Equipment Note under rules prescribed by the Code and Treasury regulations promulgated under the Code.

     Each U.S. Certificateholder will be entitled to deduct, consistent with its method of accounting, its pro rata share of fees and expenses paid or incurred by the corresponding Trust as provided in Section 162 or 212 of the Code. Certain fees and expenses, including fees paid to the Trustee and the Liquidity Provider, will be borne by parties other than the Certificateholders. It is possible that such fees and expenses will be treated as constructively received by the Trust, in which event a U.S. Certificateholder will be required to include in income and will be entitled to deduct its pro rata share of such fees and expenses. If a U.S. Certificateholder is an individual, estate or trust, the deduction for such holder's share of such fees or expenses will be allowed only to the extent that all of such holder's miscellaneous itemized deductions, including such holder's share of such fees and expenses, exceed 2% of such holder's adjusted gross income. In addition, in the case of U.S. Certificateholders who are individuals, certain otherwise allowable itemized deductions will be subject generally to additional limitations on itemized deductions under applicable provisions of the Code.

  Original Trusts Classified as Partnerships

     If an Original Trust is classified as a partnership (and not as a publicly traded partnership taxable as a corporation) for U.S. federal income tax purposes, income or loss with respect to the assets held by the Trust will be calculated at the Trust level but the Trust itself will not be subject to U.S. federal income tax. A U.S. Certificateholder would be required to report its share of the Trust's items of income and deduction on its tax return for its taxable year within which the Trust's taxable year (which should be a calendar year) ends as well as income from its interest in the relevant Deposits. A U.S. Certificateholder's basis in its interest in the Trust would be equal to its purchase price therefor (including its share of any funds withdrawn from the Depositary and used to purchase Equipment Notes), plus its share of the Trust's net income, minus its share of any net losses of the Trust, and minus the amount of any distributions from the Trust. In the case of an original purchaser of a Certificate that is a calendar year taxpayer, income or loss generally should be the same as it would be if the Trust were classified as a grantor trust, except that income or loss would be reported on an accrual basis even if the U.S. Certificateholder otherwise uses the cash method of accounting. A subsequent purchaser, however, generally would be subject to tax on the same basis as an original holder with respect to its interest in the Original Trust, and would not be subject to the market discount rules or the bond premium rules during the duration of the Original Trust.

EFFECT OF SUBORDINATION OF CLASS B AND CLASS C CERTIFICATEHOLDERS

     In the event that the Class B Trust or the Class C Trust (such Trusts being the "Subordinated Trusts" and the related Certificates being the "Subordinated Certificates") receives less than the full amount of the receipts of interest, principal or premium paid with respect to the Equipment Notes held by it (any shortfall in such receipts being the "Shortfall Amounts") because of the subordination of the Equipment Notes held by such Trust under the Intercreditor Agreement, the corresponding owners of beneficial interests in the Subordinated Certificates (the "Subordinated Certificateholders") would probably be treated for federal income tax purposes as if they had (1) received as distributions their full share of such receipts, (2) paid over to the relevant preferred class of Certificateholders an amount equal to their share of such Shortfall Amount, and (3) retained the right to reimbursement of such amounts to the extent of future amounts payable to such Subordinated Certificateholders with respect to such Shortfall Amount.

     Under this analysis, (1) Subordinated Certificateholders incurring a Shortfall Amount would be required to include as current income any interest or other income of the corresponding Subordinated Trust that was a component of the Shortfall Amount, even though such amount was in fact paid to the relevant preferred class of Certificateholders, (2) a loss would only be allowed to such Subordinated Certificateholders when their right to receive reimbursement of such Shortfall Amount becomes worthless (i.e., when it becomes clear that funds will not be available from any source to reimburse such loss), and (3) reimbursement of such Shortfall Amount prior to such a claim of worthlessness would not be taxable income to Subordinated Certificateholders because such amount was previously included in income. These results should not significantly affect the inclusion of income for Subordinated Certificateholders on the accrual method of accounting, but could accelerate inclusion of income to Subordinated Certificateholders on the cash method of accounting by, in effect, placing them on the accrual method.

DISSOLUTION OF ORIGINAL TRUSTS AND FORMATION OF NEW TRUSTS

     Assuming that the Original Trusts are classified as grantor trusts, the dissolution of an Original Trust and distribution of interests in the related Successor Trust will not be a taxable event to U.S. Certificateholders, who will continue to be treated as owing their shares of the property transferred from the Original Trust to the Successor Trust. If the Original Trusts are classified as partnerships, a U.S. Certificateholder will be deemed to receive its share of the Equipment Notes and any other property transferred by the Original Trust to the Successor Trust in liquidation of its interest in the Original Trust in a non-taxable transaction. In such case, the U.S. Certificateholder's basis in the property so received will be equal to its basis in its interest in the Original Trust, allocated among the various assets received based upon their bases in the hands of the Original Trusts and any unrealized appreciation or depreciation in value in such assets, and the U.S. Certificateholder's holding period for the Equipment Notes and other property will include the Original Trust's holding period.

SALE OR OTHER DISPOSITION OF THE CERTIFICATES

     Upon the sale, exchange or other disposition of a Certificate, a U.S. Certificateholder generally will recognize capital gain or loss (subject to the possible recognition of ordinary income under the market discount rules) equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest which will be taxable as ordinary income and any amount attributable to any Deposits) and the U.S. Certificateholder's adjusted tax basis in the Note Purchase Agreement, Equipment Notes and any other property held by the corresponding Trust. Any gain or loss will be long-term capital gain or loss to the extent attributable to property held by the Trust for more than one year. In the case of individuals, estates and trusts, the maximum rate of tax on net long-term capital gains generally is 20%, except that a maximum rate of 28% applies to property held for more than one year but not more than 18 months. Any gain with respect to an interest in a Deposit likely will be treated as ordinary income. Notwithstanding the foregoing, if the Original Trusts are classified as partnerships, gain or loss with respect to an interest in an Original Trust will be calculated and characterized by reference to the U.S. Certificateholder's adjusted tax basis and holding period for its interest in the Original Trust.

FOREIGN CERTIFICATEHOLDERS

     Subject to the discussion of backup withholding below, payments of principal and interest on the Equipment Notes to, or on behalf of, any beneficial owner of a Certificate that is not a U.S. Person (a "Non-U.S. Certificateholder") will not be subject to U.S. federal withholding tax; provided, in the case of interest, that (i) such Non-U.S. Certificateholder does not actually or constructively own 10% or more of the total combined voting power of all classes of Continental or any Owner Participant or any transferee of such Owner Participant's interest in the relevant owner trust, (ii) such Non-U.S. Certificateholder is not a controlled foreign corporation for U.S. tax purposes that is related to Continental or any Owner Participant or any transferee of such Owner Participant's interest in the relevant owner trust and
(iii) either (A) the Non-U.S. Certificateholder certifies, under penalties of perjury, that it is not a U.S. Person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Certificate certifies, under penalties of perjury, that such statement has been received from the Non-U.S. Certificateholder by it or by another financial institution and furnishes the payor with a copy thereof. The IRS issued final regulations on October 6, 1997 which modify the certification requirements described in clause (iii) with respect to certain payments made after December 31, 1998. While Tax Counsel believes that the Deposit Make-Whole Premium should not be subject to U.S. withholding tax, it is possible that such withholding tax would apply at a rate of 30% or such lower rate as provided by an applicable tax treaty.

     Any capital gain realized upon the sale, exchange, retirement or other disposition of a Certificate or upon receipt of premium paid on an Equipment Note by a Non-U.S. Certificateholder will not be subject to U.S. federal income or withholding taxes if (i) such gain is not effectively connected with a U.S. trade or business of the holder and (ii) in the case of an individual, such holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or receipt.

BACKUP WITHHOLDING

     Payments made on the Certificates and proceeds from the sale of Certificates will not be subject to a backup withholding tax of 31% unless, in general, the Certificateholder fails to comply with certain reporting procedures or otherwise fails to establish an exemption from such tax under applicable provisions of the Code.

                             CERTAIN DELAWARE TAXES

     The Trustee is a Delaware banking corporation with its corporate trust office in Delaware. In the opinion of Richards, Layton & Finger, Wilmington, Delaware, counsel to the Trustee, under currently applicable law, assuming that the Trusts will not be taxable as corporations, but, rather, will be classified as grantor trusts under subpart E, Part I of Subchapter J of the Code or as partnerships under Subchapter K of the Code, (i) the Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof and (ii) Certificateholders that are not residents of or otherwise subject to tax in Delaware will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate.

     Neither the Trusts nor the Certificateholders will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificateholders of such Trust. In general, should a Certificateholder or any Trust be subject to any state or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new Trustee in such other jurisdiction will be appointed.

                          CERTAIN ERISA CONSIDERATIONS

     ERISA imposes certain requirements on employee benefit plans subject to Title I of ERISA ("ERISA Plans"), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA's general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan's investments be made in accordance with the documents governing the Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, "Plans")) and certain persons (referred to as "parties in interest" or "disqualified persons") having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

     The Department of Labor has promulgated a regulation, 29 CFR Section 2510.3-101 (the "Plan Asset Regulation"), describing what constitutes the assets of a Plan with respect to the Plan's investment in an entity for purposes of ERISA and Section 4975 of the Code. Under the Plan Asset Regulation, if a Plan invests (directly or indirectly) in a Certificate, the Plan's assets will include both the Certificate and an undivided interest in each of the underlying assets of the corresponding Trust, including the Equipment Notes held by such Trust, unless it is established that equity participation in the Trust by benefit plan investors (including but not limited to Plans and entities whose underlying assets include Plan assets by reason of an employee benefit plan's investment in the entity) is not "significant" within the meaning of the Plan Asset

Regulation. In this regard, the extent to which there is equity participation in a particular Trust by, or on behalf of, employee benefit plans will not be monitored. If the assets of a Trust are deemed to constitute the assets of a Plan, transactions involving the assets of such Trust could be subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code unless a statutory or administrative exemption is applicable to the transaction.

     The fiduciary of a Plan that proposes to purchase and hold any Certificates should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit to a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, and (iii) the transfer to, or use by or for the benefit of, a party in interest or a disqualified person, of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, Continental and its affiliates, the Owner Participants, the Underwriters, the Trustees, the Escrow Agent, the Depositary, the Owner Trustees and the Liquidity Provider. In addition, whether or not the assets of a Trust are deemed to be Plan assets under the Plan Asset Regulation, if Certificates are purchased by a Plan and Certificates of a subordinate Class are held by a party in interest or a disqualified person with respect to such Plan, the exercise by the holder of the subordinate Class of Certificates of its right to purchase the senior Classes of Certificates upon the occurrence and during the continuation of a Triggering Event could be considered to constitute a prohibited transaction unless a statutory or administrative exemption were applicable. Depending on the identity of the Plan fiduciary making the decision to acquire or hold Certificates on behalf of a Plan, Prohibited Transaction Class Exemption ("PTCE") 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a "qualified professional asset manager"), PTCE 95-60 (relating to investments by an insurance company general account), PTCE 96-23 (relating to transactions directed by an in-house professional asset manager) or PTCE 90-1 (relating to investments by insurance company pooled separate accounts) (collectively, the "Class Exemptions") could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code. However, there can be no assurance that any of these Class Exemptions or any other exemption will be available with respect to any particular transaction involving the Certificates.

     Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing any Certificates.

     Any Plan fiduciary which proposes to cause a Plan to purchase any Certificates should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and
Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA.

     In addition to the Class Exemptions referred to above, an individual exemption may apply to the purchase, holding and secondary market sale of Class A Certificates by Plans, provided that certain specified conditions are met. In particular, the Department of Labor has issued individual administrative exemptions to the Underwriters which are substantially the same as the administrative exemption issued to Morgan Stanley & Co. Incorporated, Prohibited Transaction Exemption 90-24 et al. (55 Fed. Reg. 20,548 (1990)), as amended (the "Underwriter Exemption"). The Underwriter Exemption generally exempts from the application of certain, but not all, of the prohibited transaction provisions of
Section 406 of ERISA and Section 4975 of the Code certain transactions relating to the initial purchase, holding and subsequent secondary market sale of pass through certificates which represent an interest in a trust that holds secured credit instruments that bear interest or are purchased at a discount in transactions by or between business entities (including equipment notes secured by leases) and certain other assets, provided that certain conditions set forth in the Underwriter Exemption are satisfied.

     The Underwriter Exemption sets forth a number of general and specific conditions which must be satisfied for a transaction involving the initial purchase, holding or secondary market sale of certificates representing a beneficial ownership interest in a trust to be eligible for exemptive relief thereunder. In particular, the Underwriter Exemption requires that the acquisition of certificates by a Plan be on terms that are at least as favorable to the Plan as they would be in an arm's-length transaction with an unrelated party; the rights and interests evidenced by the certificates not be subordinated to the rights and interests evidenced by other certificates of the same trust estate; the certificates at the time of acquisition by the Plan be rated in one of the three highest generic rating categories by Moody's, Standard & Poor's, Duff & Phelps Inc. or Fitch Investors Service, Inc.; and the investing Plan be an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Commission under the Securities Act.

     In addition, the trust corpus generally must be invested in qualifying receivables, such as the Equipment Notes, but may not in general include a pre-funding account (except for a limited amount of pre-funding which is invested in qualifying receivables within a limited period of time following the closing not to exceed three months).

     With respect to the investment restrictions set forth in the Underwriter Exemption, an investment in a Certificate will evidence both an interest in the respective Original Trust as well as an interest in the Deposits held in escrow by an Escrow Agent for the benefit of the Certificateholder. Under the terms of the Escrow Agreement, the proceeds from the Offering of the Certificates of each Class will be paid over by the Underwriters to the Depositary on behalf of the Escrow Agent (for the benefit of such Certificateholders as the holders of the Escrow Receipts) and will not constitute property of the Original Trusts. Under the terms of each Escrow Agreement, the Escrow Agent will be irrevocably instructed to enter into the Deposit Agreements with the Depositary and to effect withdrawals upon the receipt of appropriate notice from the relevant Trustee so as to enable such Trustee to purchase the identified Equipment Notes on the terms and conditions set forth in the Note Purchase Agreement. Interest on the Deposits relating to each Trust will be paid to the Certificateholders of such Trust as Receiptholders through a Paying Agent appointed by the Escrow Agent. Pending satisfaction of such conditions and withdrawal of such Deposits, the Escrow Agent's rights with respect to the Deposits will remain plan assets subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code.

     There can be no assurance that the Department of Labor would determine that the Underwriter Exemption would be applicable to Class A Certificates in these circumstances. In particular, the Department of Labor might assert that the escrow arrangement is tantamount to an impermissible pre-funding rendering the Underwriter Exemption inapplicable. In addition, even if all of the conditions of the Underwriter Exemption are satisfied with respect to the Class A Certificates, no assurance can be given that the Exemption would apply with respect to all transactions involving the Class A Certificates or the assets of the Class A Trust. In particular, it appears that the Underwriter Exemption would not apply to the purchase by Class B Certificateholders or Class C Certificateholders of Class A Certificates in connection with the exercise of their rights upon the occurrence and during the continuance of a Triggering Event. Therefore, the fiduciary of a Plan considering the purchase of a Class A Certificate should consider the availability of the exemptive relief provided by the Underwriter Exemption, as well as the availability of any other exemptions that may be applicable, such as the Class Exemptions.

     The Underwriter Exemption does not apply to the Class B or Class C Certificates. Therefore, the fiduciary of a Plan considering the purchase of a Class B or Class C Certificate should consider the availability of other exemptions, such as the Class Exemptions.

     Each person who acquires or accepts a Certificate or an interest therein, will be deemed by such acquisition or acceptance to have represented and warranted that either: (i) no Plan assets have been used to purchase such Certificate or an interest therein or (ii) the purchase and holding of such Certificate or an interest therein are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or administrative exemptions.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated as of February   , 1998 (the "Underwriting Agreement"), the
underwriters named below (the "Underwriters") have severally but not jointly agreed with the Company to purchase from the Trustee the following respective principal amounts of the Class A, Class B and Class C Certificates:

                                                PRINCIPAL      PRINCIPAL      PRINCIPAL
                                                AMOUNT OF      AMOUNT OF      AMOUNT OF
                                                 CLASS A        CLASS B        CLASS C
                     UNDERWRITER               CERTIFICATES   CERTIFICATES   CERTIFICATES
        -------------------------------------  ------------   ------------   ------------
        Credit Suisse First Boston
          Corporation........................  $              $              $
        Morgan Stanley & Co. Incorporated....
        Chase Securities Inc. ...............
                                                -----------    -----------    -----------
                  Total......................  $485,605,000   $150,371,000   $136,542,000
                                                ===========    ===========    ===========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the Certificates if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     Continental has been advised by the Underwriters that the Underwriters propose to offer all or part of the Certificates directly to the public at the public offering price per Certificate designation set forth on the cover page of this Prospectus Supplement and may offer a portion of the Certificates to dealers at a price which represents a concession not in excess of the amounts set forth below for the respective designations of the Certificates. The Underwriters may allow, and such dealers may reallow, a concession not in excess of the amounts set forth below for the respective designations of the Certificates for certain dealers. After the initial public offering, the public offering prices and such concessions and discounts may be varied by the Underwriters.

                               PASS THROUGH                 CONCESSION     REALLOWANCE
                       CERTIFICATE DESIGNATION              TO DEALERS     CONCESSION
            ----------------------------------------------  ----------     -----------
            1998-1A.......................................         %               %
            1998-1B.......................................
            1998-1C.......................................

     The Certificates are a new issue of securities with no established trading market. The Underwriters have advised Continental that one or more of them intend to act as a market maker for the Certificates. However, the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Certificates.

     Continental has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933 (the "Securities Act"), or contribute to payments which the Underwriters may be required to make in respect thereof.

     Credit Suisse First Boston, New York Branch, the Depositary, is an affiliate of Credit Suisse First Boston Corporation. From time to time, several of the Underwriters or their affiliates perform investment banking and advisory services for, and provide general financing and banking services to, Continental and its affiliates. In particular, The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is a lender to Continental under several loan agreements.

     It is expected that delivery of the Certificates will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus Supplement, which will be the business day following the date of pricing of the Certificates. Under Rule 15c6-1 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Certificates on the date of pricing or the next succeeding business days will be required, by virtue of the fact that the Certificates initially will settle in T+ , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Certificates who wish to trade Certificates on the date of pricing or the
next      succeeding business days should consult their own advisor.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Certificates in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Certificates originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Certificates to be higher than it would otherwise be in the absence of such transactions.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Certificates in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities' regulatory authorities in each province where trades of the Certificates are effected. Accordingly, any resale of the Certificates in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Certificates.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Certificates in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Certificates without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE OF BRITISH COLUMBIA RESIDENTS

     A purchaser of Certificates to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Certificates acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Certificates acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Certificates should consult their own legal and tax advisors with respect to the tax consequence of an investment in the Certificates in their particular circumstances and with respect to the eligibility of the Certificates for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the Certificates is being passed upon for Continental by Hughes Hubbard & Reed LLP, New York, New York, and for the Underwriters by Milbank, Tweed, Hadley & McCloy, New York, New York. Milbank, Tweed, Hadley & McCloy will rely on the opinion of Richards, Layton & Finger, Wilmington, Delaware, counsel for Wilmington Trust Company, as Trustee, as to matters of Delaware law relating to the Pass Through Trust Agreements.

                                    EXPERTS

     The consolidated financial statements (including financial statement schedules) of Continental Airlines, Inc. appearing in Continental Airlines, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996, incorporated by reference in the Prospectus accompanying this Prospectus Supplement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon. Such consolidated financial statements are incorporated therein in reliance upon such reports of Ernst & Young LLP given upon the authority of such firm as experts in accounting and auditing.

     The references to AISI, BK and MBA, and to their respective appraisal reports, dated as of February 5, January 29 and February 5, 1998, respectively, are included herein in reliance upon the authority of each such firm as an expert with respect to the matters contained in its appraisal report.

                          APPENDIX I -- INDEX OF TERMS

                                       PAGE
                                       -----
Adjusted Expected Distributions......   S-23
Administration Expenses..............   S-72
Aggregate LTV Collateral Amount......   S-24
Air Partners.........................   S-33
Air Partners Transaction.............   S-34
Aircraft.............................    S-1
Aircraft Operative Agreements........   S-60
AISI.................................    S-6
America West.........................   S-42
APB 15...............................   S-30
Appraised Current Market Value.......   S-24
Appraisers...........................    S-6
Assumed Aggregate Aircraft Value.....    S-7
Assumed Aircraft Value...............   S-82
Assumed Amortization Schedule........   S-51
Assumed Appraised Value..............   S-59
Average Life Date....................   S-81
Base Rate............................   S-68
Basic Agreement......................    S-1
BK...................................    S-6
Boeing...............................   S-31
Branch...............................   S-64
Business Day.........................   S-51
Cash Collateral Account..............   S-20
CDG..................................   S-44
Cede.................................   S-62
Certificate Account..................   S-50
Certificate Owner....................   S-62
Certificateholders...................   S-12
Certificates.........................    S-1
Class A Certificates.................   S-10
Class A Trust........................    S-1
Class A Trustee......................   S-21
Class B Certificates.................   S-10
Class B Trust........................    S-1
Class B Trustee......................   S-21
Class C Certificates.................   S-10
Class C Trust........................    S-1
Class C Trustee......................   S-21
Class D Certificates.................   S-12
Class D Trust........................   S-12
Class D Trustee......................   S-21
Class Exemptions.....................  S-100
CMI..................................   S-41
Code.................................   S-26
Commission...........................   S-47
Company..............................    S-1
Continental..........................    S-1
Controlling Party....................   S-25
Convention...........................   S-89
CSFB.................................   S-64
Current Distribution Date............   S-22
Debt Balance.........................   S-90
default..............................   S-55
Delivery Period......................    S-1
Delivery Period Termination Date.....    S-2
Deposit..............................    S-1
Deposit Agreement....................    S-1
Deposit Make-Whole Premium...........   S-63
Depositary...........................    S-1
Depreciation Assumption..............   S-82
disqualified persons.................   S-99
Distribution Date....................   S-21
Downgrade Drawing....................   S-20
DTC..................................   S-62
DTC Participants.....................   S-62
EPS..................................   S-30
Equipment Notes......................    S-1
ERISA................................   S-26
ERISA Plans..........................   S-99
Escrow Agent.........................    S-1
Escrow Agreement.....................    S-1
Escrow Receipts......................   S-10
EVA..................................   S-45
Event of Loss........................   S-93
Excusable Delay......................   S-77
Expected Distributions...............   S-25
Express..............................   S-41
FAA..................................   S-35
Final Distributions..................   S-25
Final Drawing........................   S-20
Final Maturity Date..................   S-49
financial institution................   S-98
Gulfstream...........................   S-42
H.15(519)............................   S-80
IACP.................................   S-32
Indenture Default....................   S-54
Indentures...........................   S-11
Intercreditor Agreement..............   S-21
Interest Drawings....................   S-18
IRS..................................   S-95
Issuance Date........................   S-20

                                       PAGE
                                       -----
KLM..................................   S-33
Lease................................   S-88
Lease Event of Default...............   S-54
Lease Payment Date...................   S-88
Leased Aircraft......................    S-1
Leased Aircraft Indenture............   S-11
Leased Aircraft Trustee..............   S-11
LIBOR................................   S-68
Liquidity Event of Default...........   S-69
Liquidity Expenses...................   S-71
Liquidity Facility...................   S-18
Liquidity Obligations................   S-20
Liquidity Provider...................   S-11
Loan Trustees........................   S-11
LTV Appraisal........................   S-24
LTV Collateral Amount................   S-24
LTV Ratio............................   S-24
LTVs.................................    S-7
Make-Whole Premium...................   S-80
Maximum Amount.......................   S-63
Maximum Available Commitment.........   S-19
MBA..................................    S-6
Minimum Sale Price...................   S-26
Moody's..............................   S-27
most recent H.15(519)................   S-81
New Trustee..........................    S-3
NOLs.................................   S-32
Non-Extension Drawing................   S-20
Non-Performing Equipment Notes.......   S-23
Non-U.S. Certificateholder...........   S-98
Northwest............................   S-33
Northwest Alliance...................   S-44
Northwest Parties....................   S-45
Northwest Transaction................   S-34
Note Holders.........................   S-60
Note Purchase Agreement..............   S-11
Offering.............................   S-10
Original Trustee.....................    S-3
Original Trusts......................    S-3
Owned Aircraft.......................    S-1
Owned Aircraft Indenture.............   S-11
Owned Aircraft Trustee...............   S-11
Owner Participant....................   S-18
Owner Trustee........................    S-1
Par Redemption Amount................    S-2
Participation Agreement..............   S-15
parties in interest..................   S-99
Pass Through Trust Agreements........    S-1
Paying Agent.........................   S-10
Paying Agent Account.................   S-50
Performing Equipment Note............   S-19
Plan Asset Regulation................   S-99
Plans................................   S-99
Pool Balance.........................   S-51
Pool Factor..........................   S-51
Prospectus...........................    S-5
PTC Event of Default.................   S-13
PTCE.................................  S-100
Rating Agencies......................   S-27
Receiptholder........................   S-65
Regular Distribution Dates...........   S-49
Remaining Weighted Average Life......   S-81
Replacement Facility.................   S-66
Required Amount......................   S-18
Scheduled Payments...................   S-49
Section 382..........................   S-32
Section 1110 Period..................   S-20
Securities Act.......................  S-102
Series A Equipment Notes.............    S-2
Series B Equipment Notes.............    S-2
Series C Equipment Notes.............    S-2
Series D Equipment Notes.............    S-2
SFAS 128.............................   S-30
Shareholder Lawsuits.................   S-34
Shortfall Amounts....................   S-97
SOP 90-7.............................   S-31
Southwest............................   S-41
Special Distribution Date............   S-50
Special Payment......................   S-50
Special Payments Account.............   S-50
Standard & Poor's....................   S-27
Stated Interest Rates................   S-19
Subordinated Certificateholders......   S-97
Subordinated Certificates............   S-97
Subordinated Trusts..................   S-97
Subordination Agent..................   S-10
Substitute Aircraft..................   S-77
Successor Trust......................    S-3
T+...................................    S-3
Tax Counsel..........................   S-95
Teamsters............................   S-32
Termination Notice...................   S-69
Threshold Rating.....................   S-67
ticket tax...........................   S-35
Transfer Date........................    S-3
Transportation Code..................   S-56

                                       PAGE
                                       -----
Treasury Yield.......................   S-80
Triggering Event.....................   S-13
Trust Agreements.....................   S-78
Trust Indenture Act..................   S-57
Trust Property.......................   S-11
Trust Supplement.....................    S-1
Trustee..............................    S-1
Trusts...............................    S-1
U.S. Certificateholders..............   S-95
U.S. Persons.........................   S-95
Underwriter Exemption................  S-100
Underwriters.........................  S-102
Underwriting Agreement...............  S-102
Virgin...............................   S-43

                      (This page intentionally left blank)

                                                 APPENDIX II - APPRAISAL LETTERS

                                  [AISI LOGO]




05 February 1998

Continental Airlines
2929 Allen Parkway
Houston, TX 77019

Subject:  AISI Report No.: A8S012BVO
          AISI Sight Unseen New Aircraft Base Value Appraisal, Four B737-500, Six B737-700, Seven B737-800, Five B757-200ER and Two B777-200IGW
          Aircraft.



Dear Gentlemen:


In response to your request, Aircraft Information Services, Inc. (AISI) is pleased to offer Continental Airlines our opinion of the sight unseen base market value of various new aircraft scheduled to be delivered from the manufacturer to Continental Airlines during 1998 as listed and defined in Table I.


1. METHODOLOGY AND DEFINITIONS

The method used by AISI in its valuation of the Aircraft was based both on a review of information and Aircraft specifications supplied by Continental Airlines and also on a review of present and past market conditions, various expert opinions (such as aircraft brokers and financiers) and information contained in AISI's databases that help determine aircraft availability and price data and thus arrive at the appraised base values for the new aircraft to be delivered to Continental Airlines.

The historical standard term of reference for commercial aircraft value has been 'half-life fair market value' of an 'average' aircraft. However, 'fair market value' could mean a fair value in the given market or a value in a hypothetical 'fair' or balanced market, and the two definitions are not equivalent. Recently, the term 'base value' has been created to describe the theoretical balanced market condition and to avoid the potentially misleading term 'fair market value' which has now become synonymous with the term 'current market value' or a 'fair' value in the actual current market. AISI value definitions are consistent with those of the International Society of Transport Aircraft Trading (ISTAT) of 01 January 1994; AISI is a member of that organization and employs an ISTAT Certified Senior Aircraft Appraiser.

AISI defines a 'base value' as that of a transaction between equally willing and informed buyer and seller, neither under compulsion to buy or sell, for a single unit cash transaction with no hidden value or liability, and with supply and demand of the sale item roughly in balance.


      Headquarters, 23232 Peralta Drive, Suite 115, Laguna Hills, CA 92653
                     Tel: 714-830-0101   Fax: 714-830-1101

                                                                     [AISI Logo]

05 February 1998
AISI File No. A8S012BVO
Page -2-


Base values are typically given for aircraft in 'new' condition, 'average half-life' condition, or in a specifically described condition unique to a single aircraft at a specific time. An 'average' aircraft is an operable airworthy aircraft in average physical condition and with average accumulated flight hours and cycles, with clear title and standard unrestricted certificate of airworthiness, and registered in an authority which does not represent a penalty to aircraft value or liquidity, with no damage history and with inventory configuration and level of modification which is normal for its intended use and age. AISI assumes average condition unless otherwise specified in this report. 'Half-life' condition assumes that every component or maintenance service which has a prescribed interval that determines its service life, overhaul interval or interval between maintenance services, is at a condition which is one-half of the total interval. It should be noted that AISI and ISTAT value definitions apply to a transaction involving a single aircraft, and that transactions involving more than one aircraft are often executed at considerable and highly variable discounts to a single aircraft price, for a variety of reasons relating to an individual buyer or seller.

AISI defines a 'current market value' or 'fair market value' as that value which reflects the real market conditions, whether at, above or below the base value conditions. Assumption of a single unit sale and definitions of aircraft condition, buyer/seller qualifications and type of transaction remain unchanged from that of base value. Current market value takes into consideration the status of the economy in which the aircraft is used, the status of supply and demand for the particular aircraft type, the value of recent transactions and the opinions of informed buyers and sellers. Current market value assumes that there is no short term time constraint to buy or sell.

AISI encourages the use of base values to consider historical trends, to establish a consistent baseline for long term value comparisons and future value considerations, or to consider how actual market values vary from theoretical base values. Base values are less volatile than current market values and tend to diminish regularly with time. Base values are normally inappropriate to determine near term values. AISI encourages the use of current market values to consider the probable near term value of an aircraft.


2.  VALUATION

Following is AISI's opinion of the base market value for the subject aircraft on their respective scheduled delivery dates in current USDollars. Valuations are presented in Table I subject to the assumptions, definitions and disclaimers herein.

                                                                     [AISI LOGO]

05 February 1998
AISI File No. A8S012BVO
Page -3-


Unless otherwise agreed by Aircraft Information Services, Inc. (AISI) in writing, this report shall be for the sole use of the client/addressee. This report is offered as a fair and unbiased assessment of the subject aircraft. AISI has no past, present, or anticipated future interest in the subject aircraft. The conclusions and opinions expressed in this report are based on published information, information provided by others, reasonable interpretations and calculations thereof and are given in good faith. Such conclusions and opinions are judgments that reflect conditions and values which are current at the time of this report. The values and conditions reported upon are subject to any subsequent change. AISI shall not be liable to any party for damages arising out of reliance or alleged reliance on this report, or for any parties action or failure to act as a result of reliance or alleged reliance on this report.


Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.




/s/ Fred F. Bearden
-----------------------------------
Fred F. Bearden
President
FB/JDM/jm

                                                                     [AISI LOGO]

              Table I - AISI File No. A8S012BVO - 05 February 1998

                           CONTINENTAL AIRLINES FLEET

                          NEW DELIVERY BASE VALUATION

                                                                                           New
                                 Tail        Serial                                     Base Value
Aircraft        Delivery        Numbers      Numbers         Engine           MTOW         Then $
--------------------------------------------------------------------------------------------------------
B737-524        Sep-98          N14664       28925           CFM56-3B1        133,500      34.48
B737-524        Sep-98          N13665       28926           CFM56-3B1        133,500      34.48
B737-524        Oct-98          N14667       28927           CFM56-3B1        133,500      34.56
B737-524        Oct-98          N14668       28928           CFM56-3B1        133,500      34.56

B737-724        Aug-98          N54711       28782           CFM56-7B24       153,000      41.11
B737-724        Aug-98          N15712       28783           CFM56-7B24       153,000      41.11
B737-724        Aug-98          N16713       28784           CFM56-7B24       153,000      41.11
B737-724        Sep-98          N33714       28785           CFM56-7B24       153,000      41.21
B737-724        Oct-98          N24715       28786           CFM56-7B24       153,000      41.31
B737-724        Nov-98          N13716       28787           CFM56-7B24       153,000      41.41

B737-824        Oct-98          N18220       28929           CFM56-7B26       172,500      45.80
B737-824        Nov-98          N12221       28930           CFM56-7B26       172,500      45.91
B737-824        Dec-98          N34222       28931           CFM56-7B26       172,500      46.02
B737-824        Dec-98          N18223       28932           CFM56-7B26       172,500      46.02
B737-824        Dec-98          N24224       28933           CFM56-7B26       172,500      46.02
B737-824        Dec-98          N12225       28934           CFM56-7B26       172,500      46.02
B737-824        Dec-98          N26226       28935           CFM56-7B26       172,500      46.02

B757-224ER      Feb-98          N48127       28968           RB211-535E4B     250,000      59.60
B757-224ER      Mar-98          N17128       27567           RB211-535E4B     250,000      59.75
B757-224ER      Mar-98          N29129       28969           RB211-535E4B     250,000      59.75
B757-224ER      Apr-98          N19130       28970           RB211-535E4B     250,000      59.89
B757-224ER      Jun-98          N33132       28972           RB211-535E4B     250,000      60.19

B777-224 IGW    Nov-98          N78004       27580           GE90             648,000     134.37
B777-224 IGW    Dec-98          N78005       27581           GE90             648,000     134.70

       AIRCRAFT SPECIFICATIONS HAVE BEEN PROVIDED BY CONTINENTAL AIRLINES

                           BK Associates, Inc. [LOGO]
                            1295 Northern Boulevard
                           Manhasset, New York 11030
                      (516) 365-6272 - Fax (516) 365-6287



                                       January 29, 1998




CONTINENTAL AIRLINES
2929 Allen Parkway
Houston, TX 77019


Gentlemen:

In response to your request, BK Associates, Inc. is pleased to provide this opinion on the Base Value as of their respective delivery dates on each of four B737-524, six B737-724, seven B737-824, five B757,224 and two B777-224IGW aircraft (Aircraft), which will be delivered to Continental Airlines between February 1998 and December 1998. The Aircraft are further identified in the conclusions of this letter by maximum takeoff weight, engine model, serial number and registration.

Set forth below is a summary of the methodology, considerations and assumptions utilized in this appraisal.


CURRENT FAIR MARKET VALUE

According to the International Society of Transport Aircraft Trading's (ISTAT) definition of FMV, to which BK Associates subscribes, the quoted FMV is the Appraiser's opinion of the most likely trading price that may be generated for an aircraft under the market circumstances that are perceived to exist at the time in question. The FMV assumes that the aircraft is valued for its highest and best use, that the parties to the hypothetical sale transaction are willing, able, prudent and knowledgeable, and under no unusual pressure for a prompt sale, and that the transaction would be negotiated in an open and unrestricted market on an arm's length basis, for cash or equivalent consideration, and given an adequate amount of time for effective exposure to prospective buyers, which BK Associates considers to be 12 to 18 months.


BASE VALUE

Base value is the Appraiser's opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its "highest and best use". An aircraft's base value is founded in the historical trend of values and in the projection of future value trends and presumes an arm's length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing.

                                                             BK Associates, Inc.

Continental Airlines, Inc.
January 29, 1998
Page 2



VALUE METHODOLOGY

Fair market valuations are determined based upon one of three methods: comparable recent sales, replacement cost or rate of return to investor. In this appraisal, BK used the comparable sales method, which is the most common method, in determining the base values of the Aircraft. This method uses industry data to ascertain the prices realized in recent sales of comparable models. The fair market value of the base Aircraft is based on BK's familiarity with the aircraft type, its earnings potential in commercial service, its knowledge of its capabilities and the uses to which it will be put worldwide, its knowledge of the marketing of used aircraft, and the factors effecting the fair market value of such aircraft, and on its knowledge of the asking, offered and transaction prices for similar competitive, and alternative equipment, as well as transactions and negotiations involving basically identical aircraft. These realizations, however, which reflect the market supply and demand at the time of sale, are subject to minor adjustments for other conditions existing at the time of the appraisal. In this respect, we consider the market for B757, B777 and B737 aircraft to be in reasonable balance at this time, and thus, the FMV is equal to the base value. In addition, values were adjusted for engine type and maximum gross takeoff weights (MGTOW).


LIMITING CONDITIONS AND ASSUMPTIONS

BK has neither inspected the Aircraft nor their maintenance records but relied upon information supplied by you and from BK's own database. In determining the base value of an aircraft, the following assumptions apply to the aircraft:

          1. Unless it is new, the aircraft has half-time remaining to its next major overhauls or scheduled shop visit on its airframe, engines, landing gear and auxiliary power unit.

          2. The aircraft is in compliance under Federal Aviation Administration approved airline maintenance program, with all airworthiness directives, mandatory modifications and applicable service bulletins currently up to industry standard.

          3. The interior of the aircraft is in a standard configuration for its specific type, with the buyer furnished equipment and options of the types and models generally accepted and utilized in the industry.

                                                      BK Associates, Inc. [LOGO]



Continental Airlines, Inc.
January 29, 1998
Page 3


 4. The aircraft is in current flight operations.

 5. The aircraft is sold for cash without seller financing.

 6. The Aircraft is in average or better condition.

 7. There is no accident damage.


CONCLUSIONS

Based on the above methodology, considerations and assumptions, and since they are all new and not yet in service, it is our opinion that the current base value of each aircraft as of its delivery date are as follows:

                                                                     Base Val.
            Date                                  Reg.      Serial   on Del.
Type        of Del.   Engine       MTOW (lbs).    No.       Number   ($ Mils)
--------    -------   ---------    -----------    ------    ------    --------

B737-524    09/98     CFM56-3B1    133,500        N14664    28925     28.50
B737-524    09/98     CFM56-3B1    133,500        N13665    28926     28.50
B737-524    10/98     CFM56-3B1    133,500        N14667    28927     23.60
B737-524    10/98     CFM56-3B1    133,500        N14668    28928     28.60

B737-724    08/98     CFM56-7B24   153,000        N54711    28782     37.80
B737-724    08/98     CFM56-7B24   153,000        N15712    28783     37.80
B737-724    08/98     CFM56-7B24   153,000        N16713    28784     37.80
B737-724    09/98     CFM56-7B24   153,000        N33714    28785     37.90
B737-724    10/98     CFM56-7B24   153,000        N24715    28786     38.00
B737-724    11/98     CFM56-7B24   153,000        N13716    28787     38.00

B737-824    10/98     CFM56-7B26   172,500        N18220    28929     43.50
B737-824    11/98     CFM56-7B26   172,500        N12221    28930     43.50
B737-824    12/98     CFM56-7B26   172,500        N34222    28931     43.50
B737-824    12/98     CFM56-7B26   172,500        N18223    28932     43.50
B737-824    12/98     CFM56-7B26   172,500        N24224    28933     43.50
B737-824    12/98     CFM56-7B26   172,500        N12225    28934     43.50
B737-824    12/98     CFM56-7B26   172,500        N26226    28935     43.50

                                                      BK Associates, Inc. [LOGO]



Continental Airlines, Inc.
January 29, 1998
Page 4


                                                                         Base Val.
            Date                                      Reg.      Serial   on Del.
Type        of Del.    Engine          MTOW (lbs).    No.       Number   ($ Mils)
--------    -------    ---------       -----------    ------    ------    --------

B757-224    02/98      RB211-535E4B    250,000        N48127    28968      54.35
B757-224    03/98      RB211-535E4B    250,000        N17128    27567      54.45
B757-224    03/98      RB211-535E4B    250,000        N29129    28969      54.45
B757-224    04/98      RB211-535E4B    250,000        N19130    28970      54.45
B757-224    06/98      RB211-535E4B    250,000        N33132    28972      54.65

B777-224IGW 11/98      GE90            648,000        N78004    27580     127.00
B777-224IGW 12/98      GE90            648,000        N78005    27581     127.00

BK Associates, Inc. has no present or contemplated future interest in the Aircraft, nor any interest that would preclude our making a fair and unbiased estimate. This appraisal represents the opinion of BK Associates, Inc. and reflects our best judgment based on the information available to us at the time of preparation and the time and budget constraints imposed by the client. It is not given as a recommendation, or as an inducement, for any financial transaction and further, BK Associates, Inc. assumes no responsibility or legal liability for any action taken or not taken by the addressee, or any other party, with regard to the appraised equipment. By accepting this appraisal, the addressee agrees that BK Associates, Inc. shall bear no such responsibility or legal liability. This appraisal is prepared for the use of the addressee and shall not be provided to other parties without the express consent of the addressee.

                                        Sincerely yours,

                                        BK ASSOCIATES, INC.

                                        /s/ John F. Keitz
                                        --------------------------------
                                        John F. Keitz
                                        President
                                        ISTAT Senior Certified Appraiser

JFK/kf

                                       February 5, 1998



Continental Airlines, Inc.
2929 Allen Parkway
Houston, TX 77019


Gentlemen:

Pursuant to your request, Morten Beyer & Agnew (MBA) has set forth its opinion regarding the Base Values of twenty-four aircraft (as described in Schedule I herein) being delivered new from the manufacturer to Continental Airlines during 1998. More specifically, our mandate is to render our opinion on this date as to the value of the aircraft on their delivery dates.

There are several terms used to describe the "value" of an aircraft. MBA uses the definitions of various value terms as promulgated by the International Society of Transport Aircraft Trading (ISTAT), a not-for-profit organization of some 500 members who have an interest in the commercial aviation industry. The membership consists of management level personnel from banks, leasing companies, airlines, appraisers, brokers, manufacturers, etc. ISTAT has also established standards for appraisal practice and a code of ethics for those members certified by the Society as appraisers. To attain certification members must meet rigid educational and experience requirements and must successfully complete written examinations. Morten Beyer of MBA is an ISTAT Certified Senior Appraiser and provides oversight of all appraisals issued by MBA.

ISTAT defines Current Market Value (CMV) as the most likely trading price that may be generated for an aircraft under the market conditions that are perceived to exist at the time

[MBA LOGO]
in question. Market Value (MV) assumes that the aircraft is valued for its highest, best use, that the parties to the hypothetical sales transaction are willing, able, prudent and knowledgeable, and under no unusual pressure for a prompt sale, and that the transactions would be negotiated in an open and unrestricted market on an arm's length basis, for cash or equivalent consideration and given an adequate amount of time for effective exposure to prospective buyers. Fair Market Value is synonymous to MV and Current Fair Market Value is synonymous with CMV because the criteria typically used in those documents that use the term "fair" reflect the same criteria set forth in the above definition of Market Value.

Base Value (BV) contains the same elements as MV except the market conditions are always assumed to be in a reasonable state of equilibrium. Base values are related to long term trends, and may or may not reflect the actual current value of the aircraft in question. Base values are founded in the historical values of aircraft and are usually used for analysis of historic values or for future value projections.

The values set forth herein are Base Values. Base Values are provided for each aircraft, identified by aircraft type and tail numbers taking into account the expected month of delivery to Continental.

The expected delivery period for the aircraft that are the subject of this report begins in February, 1998, and terminates in December, 1998. As of the date of this report, we foresee no events that may cause us to revise valuations. However, unforeseen circumstances can occur with little or no warning, and if changed circumstances justify it, MBA would revise its valuations accordingly.

All of the aircraft included in this appraisal are new aircraft with scheduled delivery dates starting in February, 1998. The types of aircraft that are the subject of this report are all



                                       2
[MBA LOGO]
considered to be effective competitors in the industry for years to come, and they all meet or exceed Stage III noise level standards.

The Boeing 737-500 was first built in 1989, and there are currently 334 in service with 35 operators and another 49 on order. It is the truncated version of the 737-300/400 series and offers a lower cost per aircraft mile. Because of its smaller capacity, its unit costs as measured by the cost per available seat mile are higher. Although we consider the aircraft to be a competitive one, it suffers from the fact that aircraft that are smaller versions of larger aircraft have historically not been as efficient as aircraft that are originally designed as smaller machines.

The Boeing 737-700 is Boeing's newest entry into the advanced technology market to compete with Airbus A319/320/321 series machines. The aircraft entered service in December, 1997, with the launch customer, Southwest Airlines. There were 318 unfilled orders as of December. We expect that this aircraft will be very popular with the airlines and will have a long production run.

The Boeing 737-800 is the largest member of the new (third) generation of the 737 family, and the first aircraft is due to enter service with Hapag-Lloyd in April, 1998. Designed to replace the -400, it is 108 inches longer and has typical two-class seating of 160 and a high density seating if 189. There are 299 unfilled orders for the 737-800 as of December, 1997.

The Boeing 757-200 first entered the industry in 1982. There are currently 782 aircraft delivered and 133 on order. These numbers include the 200, 200M, 200PF, and 300 versions.

The Boeing 777-200 has been in service since May 15, 1995 with United Airlines which is by far its largest operator. There are 104 in service with 14 operators (as of December 31, 1997), with another 260 aircraft on order.


                                       3
[MBA LOGO]

Four of the five aircraft types covered in this appraisal have higher maximum take-off weights than MBA considers standard for the type. We have, therefore, increased our normal Base Values by $50 per pound of higher take-off weight. The adjustment is based on the difference between the appraised aircraft and the weight MBA ascribes to the aircraft as a standard weight. This is usually the base MTOW but can be higher as is the case with the 757-200 to which MBA ascribes a standard purchase MTOW of 240,000 pounds. These increases are as follows:


     AIRCRAFT TYPE              HIGHER MTOW            INCREASED VALUE
     -------------              -----------            ---------------
                                  (lbs.)
       B-737-500                   18,500                $   930,000
       B-737-700                   20,000                  1,000,000
       B-737-800                   17,000                    850,000
       B-757-200                   10,000                    500,000


In the case of the 777-200 IGW, MBA values the aircraft at the maximum MTOW as standard and reduces the value based on the certificate purchase weight. In the case of this appraisal MBA was specifically requested to appraise the 777-200 aircraft at the highest MTOW, that being 648,000.


SUMMARY

MBA appraises the base fair market value of the twenty-four aircraft as set forth in the exhibit following as of the dates of their scheduled delivery to Continental Airlines at a total of $1,194,240,000, with the individual aircraft values set forth by their respective tail number.




                                       4
[MBA LOGO]

This report has been prepared for the exclusive use of Continental Airlines and Credit Suisse and shall not be provided to other parties by MBA without the express consent of Continental and Credit Suisse.

MBA certifies that this report has been independently prepared and that it fully and accurately reflects MBA's opinion, as of the date of this report, of the values set forth herein. MBA further certifies that it does not have, and does not expect to have, any financial interest in the subject or similar aircraft.

This report represents MBA's opinion as to the subject aircraft, and is intended to be advisory only, in nature. Therefore, MBA assumes no responsibility or legal liability for any actions taken, or not taken, by Continental or any other party with regard to the subject aircraft. By accepting this report, all parties agree that MBA shall bear no such responsibility or legal liability.


                                       Sincerely,




                                       /s/ Morten S. Beyer
                                       ---------------------------------
                                       Morten S. Beyer
                                       Chairman & CEO


[MBA LOGO]

                    BASE VALUE APPRAISAL OF LISTED AIRCRAFT
                          UPON DELIVERY DURING 1998 TO
                           CONTINENTAL AIRLINES, INC.
                           (US Dollars in Thousands)

                                 Expected                   MTOW      Base
Aircraft Type     Engine         Delivery Date    Tail No.  (lb.)     Value
-------------     ------------   -------------    --------  -------   ----------
B-737-524         CFM56-3B1      September 1998   N14664    133,500   $   27,670
B-737-524         CFM56-3B1      September 1998   N13665    133,500       27,670
B-737-524         CFM56-3B1      October 1998     N14667    133,500       27,730
B-737-524         CFM56-3B1      October 1998     N14668    133,500       27,730

B-737-724         CFM56-7B24     August 1998      N54711    153,000       37,530
B-737-724         CFM56-7B24     August 1998      N15712    153,000       37,530
B-737-724         CFM56-7B24     August 1998      N16713    153,000       37,530
B-737-724         CFM56-7B24     September 1998   N33714    153,000       37,600
B-737-724         CFM56-7B24     October 1998     N24715    153,000       37,680
B-737-724         CFM56-7B24     November 1998    N13716    153,000       37,750

B-737-824         CFM56-7B26     October 1998     N18220    172,500       44,660
B-737-824         CFM56-7B26     November 1998    N12221    172,500       44,750
B-737-824         CFM56-7B26     December 1998    N34222    172,500       44,840
B-737-824         CFM56-7B26     December 1998    N18223    172,500       44,840
B-737-824         CFM56-7B26     December 1998    N24224    172,500       44,840
B-737-824         CFM56-7B26     December 1998    N12225    172,500       44,840
B-737-824         CFM56-7B26     December 1998    N26226    172,500       44,840

B-757-224 ETOPS   RB211-535E4B   February 1998    N48127    250,000       55,870
B-757-224 ETOPS   RB211-535E4B   March 1998       N17128    250,000       55,980
B-757-224 ETOPS   RB211-535E4B   March 1998       N29129    250,000       55,980
B-757-224 ETOPS   RB211-535E4B   April 1998       N19130    250,000       56,100
B-757-224 ETOPS   RB211-535E4B   June 1998        N33132    250,000       56,330

B-777-224 IGW     GE90           November 1998    N78004    648,000      131,740
B-777-224 IGW     GE90           December 1998    N78005    648,000      132,110
                                                              Total   $1,194,240


                                       6
[MBA LOGO]

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  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CONTINENTAL, THE TRUSTS OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CONTINENTAL SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                           PAGE
                                       ------------
Prospectus Supplement Summary........           S-5
Risk Factors.........................          S-31
Use of Proceeds......................          S-40
The Company..........................          S-41
Description of the Certificates......          S-47
Description of the Deposit
  Agreements.........................          S-62
Description of the Escrow
  Agreements.........................          S-65
Description of the Liquidity
  Facilities.........................          S-65
Description of the Intercreditor
  Agreement..........................          S-69
Description of the Aircraft and the
  Appraisals.........................          S-75
Description of the Equipment Notes...          S-78
Certain U.S. Federal Income Tax
  Consequences.......................          S-95
Certain Delaware Taxes...............          S-99
Certain ERISA Considerations.........          S-99
Underwriting.........................         S-102
Notice To Canadian Residents.........         S-103
Legal Matters........................         S-104
Experts..............................         S-104
Index of Terms.......................    Appendix I
Appraisal Letters....................   Appendix II
                    PROSPECTUS
Available Information................             2
Incorporation of Certain Documents by
  Reference..........................             2
The Company..........................             3
Use of Proceeds......................             3
Ratio of Earnings to Fixed Charges...             3
General Outline of Trust Structure...             4
Description of the Certificates......             4
Description of the Equipment Notes...            14
Certain United States Federal Income
  Tax Consequences...................            20
ERISA Considerations.................            22
Plan of Distribution.................            22
Legal Opinions.......................            24
Experts..............................            24

============================================================

                          [CONTINENTAL AIRLINES LOGO]

                                  $772,518,000

                           Pass Through Certificates
                                 Series 1998-1

                             PROSPECTUS SUPPLEMENT

                           CREDIT SUISSE FIRST BOSTON
                           MORGAN STANLEY DEAN WITTER
                             CHASE SECURITIES INC.
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